UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

Of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary information statement.	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
☒ Definitive information statement.

OSE USA, INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: $40.06

(2)	Form, schedule or registration statement no.: Schedule 13E-3

(3)	Filing party: OSE USA, Inc.

(4)	Date filed: October 14, 2005

OSE USA, Inc.

2223 Old Oakland Road

San Jose, California 95131

(408) 383-0818

INFORMATION STATEMENT

Mailed to Stockholders on or about January 20, 2006

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Our Board of Directors is furnishing this Information Statement to all holders of record of the 38,099,844 issued and outstanding shares (the “Minority Shares”) of our common stock, $0.001 par value per share (“Common Stock”) that were not owned by our majority stockholder Orient Semiconductor Electronics, Limited (“Orient”), as of the close of business on October 12, 2005 (the “Record Date”) and to all additional shareholders of record as of January 3, 2006. We are providing the Information Statement to notify these persons of (1) the Company’s proposed merger (the “Merger”) with OSE Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of Orient, pursuant to the Agreement of Reorganization and Merger among the Company, Orient and Merger Sub dated October 11, 2005 (the “Merger Agreement”), and (2) the proposed payment of $0.006 per share (the “Cash Consideration”) to all such holders in exchange for the surrender of the Minority Shares. This type of transaction is sometimes referred to as “going private” or as a “privatization,” since the result of the transaction is to convert a “public company” with more than 300 stockholders of record into a “private” company with usually one or a small number of stockholders. This is also a transaction with our controlling shareholder as to which there are special considerations that apply and that are discussed in the Information Statement. The total Cash Consideration to be paid for the Minority Shares will be approximately $228,600.

When consummated, the Merger will (1) enable all of our stockholders to exchange their shares of common stock for cash in the amount of $0.006 per share, (2) allow us to terminate the registration of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (3) as a consequence, allow us to terminate our periodic reporting obligations under Section 13 of the Exchange Act (collectively, our “Registration and Periodic Reporting Obligations”). Following the Merger, we expect that the holders of Minority Shares will receive payment for their shares promptly after such holders transmit their certificates for OSE Common Stock to the Company’s transfer agent, which will act as exchange agent in connection with the Merger. Please do not attempt to transmit your certificates for OSE Common Stock to the Company until you receive instructions from the Company’s transfer agent following the Merger. The Company intends that the Merger will be effective approximately 20 days after the date of this Information Statement and that instructions for transmitting certificates of Common Stock in exchange for the Cash Consideration will be mailed as soon as possible after the Merger to all holders of Minority Shares as of the date of the Merger.

Pursuant to the Merger Agreement, and in accordance with Delaware law, all outstanding shares of OSE Common Stock, including shares of Common Stock held by Orient, will be treated identically, and the holders thereof, including Orient, will be entitled to payment of the Cash Consideration in exchange for the surrender of their shares. The cash to fund the payment of Cash Consideration will be advanced by Orient; hence, that portion of the Cash Consideration advanced for payment to Orient itself as a direct holder of outstanding Common Stock will be returned to Orient in the form of a payment of Cash Consideration for its shares. Thus, although the total amount of the Cash Consideration made available for payment is approximately $340,355, the amount of Cash Consideration to be paid to the holders of Minority Shares is approximately $228,600. See “The Merger—Basic Terms.”

Section 251 of the Delaware General Corporation Law requires us to obtain stockholder approval of the Merger. We have three classes of capital stock outstanding entitled to be voted with respect to the Merger, our Common Stock and Series A and Series B Convertible Preferred Stock (“Preferred A” and “Preferred B,” respectively). Only stockholders of record at the close of business on the Record Date are entitled to approve the Merger. As of the Record Date, (1) 56,725,808 shares of Common Stock were issued and outstanding, held of record by approximately 320 stockholders, (2) 3,000,000 shares of the Company’s Preferred A were issued and outstanding, with the right to vote both as a separate class and, on an as converted basis with the Common Stock, the equivalent of 41,246,312 shares of Common Stock, and (3) 3,023,225 shares of Preferred B were issued and outstanding, with the right to vote both as a separate class and, on an as converted basis with the Common Stock, the equivalent of 41,565,626 shares of Common Stock.

In addition, the Company had, as of the Record date, outstanding warrants for the purchase of shares of Common Stock (“Warrants”), exercisable as follows: (1) Warrant for 500,000 shares at the price of $0.1236 per share, expiring April 29, 2006; and (2) Warrant for 1,000,000 shares at the price of $0.1236 per share, expiring May 1, 2006. None of these Warrants had been exercised as of the Record Date. Further, the Company had, as of the Record Date, outstanding employee options (“Options”) to purchase 4,612,500 shares of Common Stock, exercisable at prices ranging form $0.004 to $1.50 per share. In the event of the exercise of Warrants or Options after the Merger, the holders would be entitled to receive, in lieu of shares of Common Stock, the Cash Consideration per share being paid to the holders of the Minority Shares. The exercise prices of the Warrants, and of all but a small proportion of the Options, substantially exceed the Cash Consideration per share to be paid for the Minority Shares. Since exercise of the Warrants and Options would be uneconomic, the Company does not anticipate that any of the Warrants or Options will be exercised prior to their expiration. The Company intends to notify separately all holders of Options or Warrants after consummation of the Merger. See “The Merger—Effect of the Merger on Option and Warrant Holders.”

Under section 228 of the Delaware General Corporation Law and our bylaws, our stockholders may approve the Merger without a meeting, without prior notice and without a vote if a written consent to the Merger is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. Thus, in the present case, the vote required is (1) a majority of the outstanding shares of Common Stock and, on an as converted basis, shares of Preferred A and Preferred B voting with the Common Stock, and (2) a majority of the outstanding shares of Preferred A and Preferred B, each voting separately as a class. Orient holds (1) a majority of the outstanding shares of Common Stock and Preferred A and Preferred B voting on an as converted basis, and (2) all of the outstanding shares of Preferred A and Preferred B. Hence, the vote of Orient alone is sufficient to approve the Merger under Delaware law. Orient has approved the Merger by written consent dated October 12, 2005. Accordingly, your consent is not required and is not being solicited in connection with the Merger, and approval of the transaction is assured.

We will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing it. We anticipate that this Information Statement will be sent or given on or about January 20, 2006 to the record holders of Minority Shares as of the Record Date and as of January 3, 2006, and that the Merger Agreement will be filed with the Delaware Secretary of State and become effective no earlier than the twentieth day after this Information Statement is sent or given to those persons.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

Page
SUMMARY	1
THE MERGER	4
Basic Terms	4
Effect of the Merger on Option and Warrant Holders	4
Effective Date of the Merger	4
Approval of the Merger by our Board of Directors and Stockholders	4
Effects if Merger Is Not Consummated	5
Stock Certificates	5
No Provision for Unaffiliated Stockholders	5
Fees and Expenses; Source of Funds and Financial Effect of the Merger	6
Accounting Consequences	6
Licenses and Permits	6
Regulatory Filings and Approvals	6
SPECIAL FACTORS	8
Approval of the Merger	8
Reasons for the Merger	9
Factors Considered	11
Opinion of the Board’s Financial Advisor	15
Projections Provided by Management	21
Analysis of the Board of Directors	23
Board of Directors’ Determination and Recommendation	24
Effects of the Merger	25
Reservation of Right to Abandon the Merger	26
Escheat Laws	26
HISTORY OF THE COMPANY AND OF ORIENT’S INVOLVEMENT AS CONTROLLING STOCKHOLDER	27
BACKGROUND OF THE TRANSACTION	31
APPRAISAL RIGHTS	33
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	35
OTHER INFORMATION	39
Background Information Concerning Our Directors, Executive Officers and Controlling Stockholder	39
Prior Transactions Between Orient and Our Company	40
INTERESTS OF CERTAIN PERSONS IN THE MERGER; SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
MARKET PRICES OF OUR COMMON STOCK AND DIVIDEND POLICY	44
FINANCIAL STATEMENTS, SUPPLEMENTARY FINANCIAL INFORMATION, MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	45
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	45
LEGAL PROCEEDINGS	45
WHERE YOU CAN FIND MORE INFORMATION	46
APPENDIX A: MERGER AGREEMENT
APPENDIX B: FAIRNESS OPINION
APPENDIX C: APPRAISAL RIGHTS (§262, DELAWARE GENERAL CORPORATION LAW)
APPENDIX D: FORM 10-K (DECEMBER 31, 2004)
APPENDIX E: FORM 10-Q (OCTOBER 2, 2005)

SUMMARY

This Summary highlights selected information from the Information Statement and describes material terms of the transaction. You should carefully read this entire Information Statement (including the attached Appendices A-E) and the other documents to which we refer you for a more complete understanding of the matters being described in this Summary. In addition, we incorporate by reference important business and financial information into this Information Statement. You may obtain the information incorporated by reference into this Information Statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Merger

Merger Agreement. The terms and conditions of the Merger are set forth in the Agreement of Reorganization and Merger among the Company, Orient and Merger Sub, dated October 11, 2005 (the “Merger Agreement”). A copy of the Merger Agreement is attached to this Information Statement as Appendix A. The Company has taken care to provide in this Information Statement an accurate summary and description of all material terms of the Merger Agreement. However, each holder of Minority Shares is encouraged to read the Merger Agreement in its entirety for a full and complete understanding of all terms and conditions of the Merger.

Purpose of the Merger. The purpose of the Merger is to make the Company a private company. The Merger is a means by which Orient will be able to effectively purchase the 38,099,844 shares of our outstanding Common Stock that it does not beneficially own (the “Minority Shares”). As a result, the Merger will (1) enable all of our stockholders to exchange, for cash in the amount of $0.006 per share, their shares of common stock, which as a result of the Company’s losses during previous years have a steeply negative book value (as of October 2, 2005, the stockholder’s deficit was approximately $0.84 per undiluted common share and $0.34 per undiluted common share on an as-converted basis), and (2) enable us to terminate our Registration and Periodic Reporting Obligations so that we may continue future operations as a private company, relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by merging the Company with a subsidiary that is already owned 100% by Orient and by cashing out the Minority Shares. See “The Merger—Reasons for the Merger.”

Independent Fairness Opinion. Our Board of Directors engaged Financial Strategies Consulting Group, LLC (“FSCG”) to opine as to the fairness, from a financial point of view, of the Cash Consideration, in the amount of $0.006 per share, to be received by the beneficial owners of the Minority Shares set forth in the Merger Agreement. See “The Merger—Opinion of the Board’s Financial Advisor.”

Findings of the Board of Directors. Our Board of Directors believes that the Merger is, as a whole and after viewing the transaction in all of its aspects, in the best interests of and entirely fair to, all of our unaffiliated stockholders whose shares will be acquired pursuant to the Merger. The Board has reached this conclusion notwithstanding that the procedures followed in negotiating and approving the Merger did not include certain procedures which often accompany such transactions with controlling shareholders in order to give assurance of a fair result. However, the Board believes that these procedures, although useful to protect the interests of minority stockholders when company value is substantial and there is a reasonable basis for parties to dispute that value, would have been of little or no utility in the present case and in any event would have been difficult or impossible to provide. See “The Merger—Factors Considered.”

The Board of Directors believes also that the Merger is in the best interest of and is fair to our principal stockholder Orient, since it is anticipated that the Merger will eliminate material expenses connected with OSE’s status as a public company and therefore (1) reduce or eliminate the historical need for Orient to advance funds to underwrite OSE’s operating losses and (2) make it possible for OSE to earn the profit necessary to repay its existing debt to Orient in the approximate amount of $33.5 million as of October 2, 2005. See “The Merger—Reasons for the Merger—Cost Savings.”

Approval of Board of Directors. On January 29, 2002, the OSE Board authorized management to investigate and report back to the Board the advantages and disadvantages, costs, time and procedural requirements for a possible privatization of OSE in a transaction with Orient. With assistance and advice of legal counsel, management provided an initial report to the Board on April 30, 2002. No further discussions of the proposal were held by the Board until 2005; however, during the intervening period management from time to time consulted with the Company’s advisers on related issues in order to remain current when and if the Board should express renewed interest. No formal action was taken by the Board to pursue such a course until July 29, 2005, when the Board of Directors authorized the Company’s Chief Executive Officer Edmond Tseng, along with the Company’s other executive officers under his direction and with the advice of the Company’s legal, financial and accounting officers, to develop a plan for the purpose of converting the Company to a private company and to present such a plan and related documents for implementing it for the Board’s consideration at the earliest possible opportunity. On October 11, 2005, our Board of Directors unanimously adopted resolutions authorizing and approving the Merger Agreement and the implementation of the Merger. Our Board of Directors consists of four members, all of whom are presently or have been in the past executive officers of the Company or affiliated with Orient. In addition, three members of the Board, Messrs. Tseng, Duh and Kung, are directly elected by Orient alone as the sole holder of the Preferred A, and the election of the fourth member is controlled by Orient (which at the 2005 Annual Meeting voted 60,282,590 shares of Common Stock, including 41,565,626 shares on an as converted basis as a result of its ownership of all of the outstanding shares of Preferred B). The Board of Directors directed management to submit the Merger Agreement to our stockholders for approval and reserved the right to abandon the Merger at any time prior to the time at which it takes effect (the “Effective Time”). See “The Merger—Approval of the Merger by our Board of Directors and Stockholders,” “Reservation of Right to Abandon the Merger” and “Background of the Transaction.”

Approval of Stockholders. As of the Record Date, we had approximately 320 stockholders of record entitled to vote (1) an aggregate of 139,537,746 shares of Common Stock (including 38,099,844 Minority Shares, 18,625,964 shares of Common Stock directly owned by Orient, 41,246,312 shares of Common Stock which Orient is entitled to vote on an as-converted basis as a result of its ownership of all of the 3,000,000 outstanding shares of Preferred A, and 41,565,626 shares of Common Stock which Orient is entitled to vote on an as-converted basis as a result of its ownership of all of the 3,023,225 outstanding shares of Preferred B), (2) 3,000,000 shares of Preferred A entitled to be voted as a separate class, and (3) 3,023,225 shares of Preferred B entitled to be voted as a separate class. Of these three classes of shares entitled to vote, Orient controls and votes (1) approximately 72.7%, or 101,437,902 shares of Common Stock (including 82,811,938 shares that Orient is entitled to vote on an as-converted basis) when voting together with the holders of the Minority Shares, and (2) 100% of the outstanding shares of Preferred A and Preferred B. Each stockholder is entitled to one vote per share. The proposed action to implement the Merger requires the affirmative vote or written consent of the holders of (1) a majority of the outstanding shares of our Common Stock, including shares of Common Stock voted on an as-converted basis by the holder of Preferred A and Preferred B, (2) a majority of the outstanding shares of Preferred A and (3) a majority of the outstanding share of Preferred B, as of the Record Date. Orient, holding a majority of our voting power, approved the Merger and the Merger Agreement by written consent effective as of October 12, 2005. See “The Merger—Approval of the Merger By Our Board of Directors and Stockholders.”

Appraisal Rights. Under Delaware law, holders of Common Stock who do not vote to approve the Merger and who otherwise strictly comply with the applicable requirements of the Delaware General Corporation Law may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. All holders of Minority Shares are entitled to exercise appraisal rights. See “The Merger—Appraisal Rights.”

Estimated Effective Date. We anticipate that the Merger Agreement will be filed with the Delaware Secretary of State and the Merger will become effective on or about February 9, 2006 (“Effective Date”). However, in no event will the Merger be consummated earlier than the twentieth day after this Information Statement is sent or given to those persons or entities that held or could vote the Minority Shares as of the Record Date. See “The Merger—Effective Date of the Merger.”

Implementation and Effects of the Merger. Following the Merger, we anticipate that Orient will be the sole stockholder of record holding all of the outstanding shares of our Common Stock, Preferred A and Preferred B. Every holder of record of Minority Shares at the Effective Time will be entitled to receive Cash Consideration at the rate of $0.006 for each Minority Share that was outstanding as of the Effective Date. The total amount of the Cash Consideration to be paid for the Minority Shares is approximately $228,600. Orient itself will provide the cash necessary to pay for the Minority Shares. In addition, if Warrants outstanding as of the Record Date to purchase a total of 1,500,000 shares of Common Stock, or Options outstanding as of the Record Date to purchase a total of 4,612,500 shares of Common Stock, were to be exercised, additional Cash Consideration of $9,000 and $27,675, respectively, would be required to be paid in lieu of the issuance of shares of Common Stock. However, this amount would be more than offset by proceeds of approximately $185,400 and $1,453,400, respectively, from exercise of the Warrants and Options. The Company does not anticipate that the Warrants or Options will be exercised, since (except for Options for 32,000 shares) their per share exercise price far exceeds the per share Cash Consideration being paid for Minority Shares in the Merger. See “The Merger—Effect of the Merger on Option and Warrant Holders.”

THE MERGER

Basic Terms

Under the terms of the Merger Agreement, every holder of record of shares of OSE Common Stock at the Effective Date, including the holders of all Minority Shares and Orient itself, will be entitled to receive $0.006 per share in cash (the “Cash Consideration”) in exchange for their shares. Orient has agreed to provide the Cash Consideration and will, in effect, pay to itself the funds required to repurchase the 18,625,964 shares of Common Stock directly owned by Orient. After the Effective Date, Orient will own all the outstanding shares of the Merger Sub, consisting of 1,000 shares of Common Stock, 3,000,000 shares of Series A Preferred Stock and 3,023,225 shares of Series B Preferred.

For payment purposes, we intend for the Merger to treat stockholders holding Minority Shares in a street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the surrender of Minority Shares for their beneficial holders. Stockholders holding shares in street name should contact their nominees.

The Merger is structured to be a Rule 13e-3 transaction under the Exchange Act because, if completed, it is intended to and will reduce the number of record holders of our Common Stock to fewer than 300, in fact to one, which will position us to terminate our Registration and Periodic Reporting Obligations. In connection with the Merger, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Security and Exchange Commission (the “Commission”). We intend to apply for the termination of our Registration and Periodic Reporting Obligations as soon as practicable after the Effective Date.

Effect of the Merger on Option and Warrant Holders

As of the date of this Information Statement, the Company had outstanding Warrants to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $0.1236 per share, and outstanding employee options (“Options”) to purchase 4,612,500 shares of Common Stock at exercise prices ranging from $0.004 to $1.50 per share. Upon the effectiveness of the Merger, any outstanding Options or Warrants, including options under various employee stock option plans sponsored by the Company, will be converted to rights to receive $0.006 in cash per share upon exercise of the Warrant or Option, as the case may be. With one exception, the exercise prices of all outstanding Options and Warrants exceed the price per share that will be paid for Minority Shares. Included among these Options are options for 32,000 shares exercisable for $0.004 per share; if these options were exercised, the cost to the Company would be a net $64. It is anticipated that no Options or Warrants will be exercised, that the Company will not be required to pay the holders for their Options and Warrants, and that such Options and Warrants therefore will expire unexercised pursuant to their terms. The vesting schedule and expiration dates for the Options and Warrants will remain unchanged.

Effective Date of the Merger

We anticipate that the Merger Agreement will be filed with the Delaware Secretary of State and the Merger will become effective on or about February 9, 2006. However, in no event will the Effective Date of the Merger be earlier than the twentieth day after this Information Statement is sent or given to those persons or entities that held Minority Shares, Options or Warrants as of the Record Date.

Approval of the Merger by our Board of Directors and Stockholders

Our Board of Directors has approved the Merger Agreement and the implementation of the Merger and reserved the right to abandon the Merger at any time prior to the Effective Date. Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Merger without a meeting, without prior notice and without a vote if a written consent to the Merger is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. Orient, which holds (on an as-converted basis) a majority of the outstanding shares of our Common Stock and all of our outstanding shares of Preferred A and Preferred B, has approved the Merger by written consent dated effective October 12, 2005. Accordingly, no other stockholder approval is required and no other such approval is being solicited in connection with the Merger.

No special compensation was paid to the Company’s current Board of Directors in connection with evaluating this transaction. Information about Orient, the stockholder that consented to the Merger, and the number of shares of Common Stock and Preferred A and Preferred B owned by Orient as of the Record Date and included in the written consent approving the Merger, is as follows:

Name of Stockholder	Class	Number of Shares
Orient Semiconductor Electronics, Limited	Common Stock	101,437,902 (1)
9 Central 3d Street N.E.P.Z.	Preferred A	3,000,000
Kaohsiung, Taiwan	Preferred B	3,023,225

(1)	Includes 82,811,938 shares that Orient is entitled to vote on an as-converted basis.

Effects if Merger Is Not Consummated

If the Merger is not consummated, our Registration and Periodic Reporting Obligations will continue, and we will not benefit from the substantial reduction in general and administrative costs associated with being a non-reporting company. In addition, our senior management will have to continue to devote significant time to our Registration and Reporting Obligations, which they will not be able to devote to other company operations. See “Reasons for the Merger—Cost Savings.”

Stock Certificates

Our transfer agent, American Stock Transfer & Trust, has been appointed as our exchange agent to carry out the exchange of existing Common Stock certificates for the Cash Consideration. Promptly following the Effective Date, the exchange agent will send a Transmittal Letter to each affected stockholder of record as of the Effective Date. The letter will describe the procedures for surrendering stock certificates in exchange for the Cash Consideration. Upon receipt of the stock certificates, and properly completed Transmittal Letter, the exchange agent will make the appropriate cash payment.

No service charges will be payable by our stockholders in connection with the exchange of certificates or the payment of Cash Consideration because we will bear those expenses. We will not pay interest on Cash Consideration due to any stockholder in connection with the Merger.

All stock certificates outstanding immediately prior to the Effective Date evidencing ownership of our Common Stock will be deemed cancelled without further action by their holders as of the Effective Date. Please do not send any stock certificates to our exchange agent or us in connection with the Merger until you receive, complete and return a Transmittal Letter to the Exchange Agent.

No Provision for Unaffiliated Stockholders

Neither we nor Orient, nor any executive officer or director of our Company or Orient, has made any provision in connection with the Merger to grant holders of Minority Shares access to our corporate files or to obtain or pay for obtaining counsel or appraisal services for such stockholders. The consent of a majority of the unaffiliated shareholders is not required, and neither the Board of Directors nor any of its members has hired or authorized the hiring of an unaffiliated representative for the unaffiliated stockholders. See “Special Factors—Factors Considered—Procedural Factors.”

Fees and Expenses; Source of Funds and Financial Effect of the Merger

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Merger and the transactions related thereto:

•	$228,600 in Cash Consideration to be paid to the holders of Minority Shares;

•	$100,000 to our legal counsel;

•	$10,000 for accounting related fees;

•	$10,000 for printing and other costs in connection with the mailing of this Information Statement;

•	$36,000 for the preparation and issuance of a fairness opinion by Financial Strategies Consulting Group, LLC; and

•	$5,000 for exchange agent services.

The Cash Consideration to be paid in connection with the Merger and other expenses for the Merger have been and will be paid with our available cash and a capital contribution of Orient to the Merger Sub. The use to complete the Merger of approximately $389,600 in cash as described above, an amount which includes professional fees and other expenses related to the transaction and the amount of the Cash Consideration to be paid for the Minority Shares, is not expected to materially adversely affect our capitalization and results of operations after the Merger, and will not affect any person (other than Orient) entitled to payment of Cash Consideration in connection with the Merger.

Our Common Stock is traded over-the-counter on the OTC Bulletin Board under the symbol “OSEE”. On October 12, 2005, the last trading price for our Common Stock prior to the public announcement of the Merger was $0.009.

Following the Merger, we plan to terminate our Registration and Periodic Reporting Obligations, which means that our Common Stock will not qualify to be traded on any automated quotation system operated by a national securities association and will no longer be traded on the OTC Bulletin Board.

Accounting Consequences

The Merger will not affect the par value of our Common Stock, which will remain $0.001 per share. As required by current accounting rules, the Merger will be accounted for and reflected as a purchase transaction on the combined financial statements of the Company and Merger Sub. Our financial statements, supplementary financial information and quantitative and qualitative disclosures about market risk, included in Appendices D and E of this Information Statement, do not reflect the Merger.

Licenses and Permits

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Merger.

Regulatory Filings and Approvals

We are not aware of any governmental or regulatory approval required for completion of the Merger, other than compliance with applicable federal and state securities laws and the corporate laws of the State of Delaware. We have filed a Schedule 13E-3 with the Commission, to notify the Commission of our intent to become a private company. We anticipate that following the completion of the Merger and the filing of a Form 15 with the Commission, our Registration and Periodic Reporting Obligations will immediately terminate.

Following the Merger and the termination of our Registration and Periodic Reporting Obligations, we will no longer be a public-reporting company, but rather will operate as a private company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Merger is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the Merger. See “Conduct of our Business after the Merger—Future Company Plans.”

We believe the Merger will be treated as a tax-free “reorganization” for federal income tax purposes, which will result in no material federal income tax consequences to Orient, OSE or the Merger Sub. However, depending on each stockholder’s individual situation, we expect that, in almost all cases, all stockholders, including the holders of Minority Shares, will experience a substantial capital loss as a result of the payment of the Cash Consideration. See “Certain Material Federal Income Tax Consequences.”

SPECIAL FACTORS

Approval of the Merger

Purpose of the Merger. The purpose of the Merger is to enable Orient to effectively purchase all of our outstanding Common Stock that it does not now beneficially own. Additionally, the acquisition of our Common Stock will enable us to terminate our Registration and Periodic Reporting Obligations and enable us to continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record of our Common Stock to fewer than 300 (in fact, to one holder, Orient) by cashing out the Minority Shares in connection with the Merger.

Alternatives Considered by the Board of Directors. The Company and Orient have determined that maintaining our public company status imposes a significant cost on us with no significant benefit to the Company or its stockholders. We determined that terminating our Registration and Periodic Reporting Obligations would result in substantial cost savings. In order to terminate our Registration and Periodic Reporting Obligations, we must reduce the number of record holders of our Common Stock to fewer than 300. Hence, maintaining the status quo is not a viable option for OSE or Orient.

We were advised by our legal counsel that a “going private” transaction may be accomplished in a number of ways depending upon the circumstances, but ordinarily is accomplished by three principal methods: (1) a tender offer by either the subject company (a so-called “self-tender”) or an affiliate, or by an unaffiliated third party, (2) a reverse stock split, or (3) a statutory merger. Accordingly, these were the only procedures which our board and the boards of Orient and Merger Sub considered. The boards’ considerations are summarized below. Except as we have disclosed with respect to the possible effect of the amount of the Cash Consideration upon the response to a tender offer, the size of the Cash Consideration had no impact upon our considerations.

Tender Offer. The first alternative would involve a tender offer. In a tender offer, publicly held shares are purchased directly from a company’s stockholders. A self-tender by OSE would have the objective of reducing the number of record shareholders below 300 by purchasing shares from the required number of shareholders. However, we were advised that, because OSE’s capital was impaired, Delaware law prohibited it from repurchasing its own shares. In addition, even if Delaware law did not bar a self tender, we faced the obstacle and further expense of having to comply with tender offer regulation in 10 states where our minority shareholders reside. Hence, we gave no further consideration to a self-tender.

For other reasons, Orient was unwilling to pursue a tender on its own behalf as an affiliate of OSE. In a third-party tender offer, the proponent of the transaction (or Orient) would approach OSE to consider the proposal. When Orient and OSE reached an agreement, Orient would send OSE’s remaining stockholders a written offering document, the “offer to purchase,” which contains disclosures required by Commission rules, and a letter of transmittal, which stockholders may use to tender their shares. The target company (OSE) would issue a press release announcing, among other things, that it recommends that stockholders accept the offer and tender their shares.

Third-party tender offers are rarely conditioned on obtaining a 100% response because a single hold-out or non-response could frustrate the offer, and therefore third-party tenders for the purpose of obtaining control are commonly conditioned on the acquirer holding at least 90% of each class of stock of the company following the closing of the offer. This result would provide the acquirer with the ability at that time to complete a short-form merger without holding a meeting of stockholders or soliciting proxies. In a short-form merger, the shares that were not tendered are typically converted into either the right to receive the same consideration that was paid to the tendering stockholders or the right to assert appraisal rights. At the conclusion of the short-form merger, the target company typically has one stockholder.

The Company and Orient determined not to pursue a tender offer by Orient and short-form merger because they believe that the two-step procedure would be inherently more costly, and because of the possibility that a short-form merger might not be possible due to the uncertainty of the potential response to a tender offer because of the small amount of the Cash Consideration being paid. Moreover, if the initial tender offer itself did not result in lowering the number of stockholders of record below 300 or in obtaining at least 90% of outstanding shares, further tender offers would have to be attempted, with resulting expense. Neither we nor Orient were willing to consider any proposal which would merely reduce the number of record stockholders below 300. Such a procedure would be inherently unfair by failing to treat all unaffiliated stockholders the same. In addition, we could have no assurance that the number of record owners would not, as a result of subsequent transfers, at some time once again exceed 300.

No tender offers for OSE common stock have ever been proposed by any unaffiliated third party. If such proposals had been made, we believe that the same uncertainties of result which we have described with respect to a tender offer by Orient would affect such a proposal. In addition, we believe that OSE’s steeply deficit financial condition and large indebtedness to its controlling affiliate Orient, with no significant operations other than acting as sales agent for affiliates, make the company an unattractive target for a potential acquirer.

Reverse Stock Split. The second alternative considered was a reverse stock split, which is in fact the reverse of a stock split, i.e., it is a combination of a larger number of shares into a smaller number. For reasons similar to those stated above with respect to a tender offer, Orient was unwilling to consider a reverse stock split at any ratio not sufficient to eliminate all other stockholders. In such a transaction, therefore, the Company would calculate, based upon the largest number of shares of Common Stock held of record by any stockholder other than Orient, the number of shares which must be combined into one share in order to produce the result that all shareholders other than Orient would hold the equivalent of less than one share after the reverse stock split. In such a transaction, all such holders would be cashed out rather than receiving fractions of a share. The results of a reverse stock split would be predictable and automatic, and would provide an expeditious and economical way of effectively purchasing the Minority Shares and reducing the number of holders of record to fewer than 300.

However, many of the Company’s stockholders reside in the state of California, and the Company has been advised that it would be necessary, under California law, to qualify any exchange of cash or stock for the Company’s outstanding shares of Common Stock with the California Department of Corporations (the “Department”). The Department’s regulations set forth, as a matter of policy, that the Department normally will not approve the qualification of a reverse stock split the purpose of which is to “substantially alter the proportionate interests of the shareholders.” This policy is normally enforced by the Department’s refusal to approve any reverse stock split which would eliminate more than ten percent (10%) of outstanding shares. A reverse split to eliminate the Minority Shares could not meet this condition.

Statutory Merger. The third alternative considered was a statutory merger with a third party. A common form is a triangular merger in which an entity formed by the acquirer merges with the target company. As a result of the merger, the outstanding shares of the target company’s stock are converted into the right to receive the merger consideration. The merger consideration is the cash paid to the stockholders of the target corporation. A merger is a single transaction which typically leaves the surviving company with one stockholder, the parent. A triangular merger is therefore, by default, the only practical way to achieve the Company’s and Orient’s objective to terminate our Registration and Periodic Reporting Obligations without the uncertainties or legal obstacles which affect a tender offer or reverse stock split. For these reasons, our boards determined that a merger was the clear and preferable choice as the means by which to make OSE a private company.

Reasons for the Merger

Cost Savings. We incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Exchange Act. Direct costs associated with compliance with the Registration and Periodic Reporting Obligations include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, and telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission.

Based on our experience in prior years, our direct costs of complying with the Registration and Periodic Reporting Obligations are estimated to be almost $900,000 annually, as follows:

Audit and accounting fees	$250,000
Legal fees	65,000
Transfer agent fees	13,000
Costs associated with filing reports with the Commission (including internal administrative staff)	340,000
Costs for directors’ and officers’ insurance	210,000
Miscellaneous costs	20,000

Total	$898,000

With respect to these estimates:

•	Although our basic audit and accounting fees in recent years have not exceeded $200,000 and were approximately $115,000 during 2004, we expect, based on contacts with our current auditors and other potential providers, that these basic costs will double in 2006 and future years.

•	We expect that our legal, transfer agent and miscellaneous costs will remain at least the same as in the past.

•	Our internal administrative costs are attributable to three staff positions that will be eliminated when we become a private company.

•	Our directors’ and officers’ insurance premiums are relatively high due to our risk status as a public company. We expect that these costs will decrease dramatically or perhaps be eliminated when we become a private company.

Indirect costs associated with compliance with the Registration and Periodic Reporting Obligations include, among other things, the time our executive officers expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial.

In addition, we expect increased cost due to additional regulations and compliance procedures which will be required of public companies beginning in 2006 under Section 404 of the Sarbanes-Oxley Act of 2002. These additional costs, which would include one-time additional audit consulting fees to analyze the company’s current internal control, to evaluate its effectiveness, to prepare a report on internal control and to audit internal control, as well as additional ongoing audit cost to audit internal control on an ongoing basis, increased staff costs to facilitate routine Section 404 audit and increased administrative cost to sustain internal control. We have no firm estimates of these additional costs, but believe, based on our review of published literature on the expected range and size of these costs and consultations with our current auditors and other potential providers, that they will be substantial.

Our Board of Directors considered the cost to us of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits, to us and our stockholders, of continuing to operate as a public company. The principal reason for the periodic reporting obligations of public companies is to provide information to the public about the company’s business and financial condition on an ongoing basis, in order that buyers and sellers of the company’s publicly traded shares can make informed investment decisions. In our case, with an essentially thin, irregular and stagnant market due to OSE’s poor financial condition, our annual compliance costs far exceed the market value of the Company’s outstanding shares. By any reasonable standard, therefore, our costs of compliance do not provide any comparable or even significant economic benefit to our stockholders.

Under the circumstances, our Board of Directors determined that the benefits that we and our stockholders would typically expect to derive from our status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, our Board of Directors concluded that the elimination of the costs of complying with our Registration and Periodic Reporting Obligations outweighed the benefits of continuing to incur such costs. We are, therefore, undertaking the Merger at this time to save us the substantial costs, which we expect to increase over time, and resources required to comply with the Registration and Periodic Reporting Obligations and other obligations associated with operating as a public reporting company. However, the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Competitive Disadvantage. As a public company, we are required to make certain disclosures in connection with our Registration and Periodic Reporting Obligations. Those public disclosures can place us at a competitive disadvantage by providing our non-public competitors with strategic information about our business, operations and results while not having access to similar information about those competitors. In light of our limited size and resources, and of competitive disadvantages related to our public reporting obligations, our Board of Directors does not believe the costs associated with maintaining our Registration and Periodic Reporting Obligations are justified. Our Board of Directors believes that it is in the best interests of us and our stockholders as a whole to eliminate the administrative burden and costs associated with maintaining our Registration and Periodic Reporting Obligations.

Factors Considered

Our Board of Directors and the Boards of Directors of Orient and Merger Sub have analyzed the Merger and its anticipated effects on our stockholders and have determined unanimously that the Merger will be fair to, and in the best interests of, OSE’s unaffiliated stockholders.

In reaching this conclusion, the Boards of Directors took notice of certain legal principles which usually govern the negotiation and implementation of “going private” transactions with controlling shareholders under Delaware law. These principles center on the concept of “entire fairness” to minority shareholders, a concept which includes a number of both substantive and procedural factors which normally are considered relevant to the determination of entire fairness. Most of these factors have mixed positive and negative effects, which cannot be stated with mathematical precision. Thus the Boards’ deliberations and conclusions involved weighing and balancing different factors in order to reach an overall conclusion as to fairness without giving preference to any particular factor.

The Boards considered substantive factors which included current and historical market prices of OSE common stock, OSE’s net book value and going concern value, OSE’s liquidation value, the opinion of our financial adviser expressed in its Fairness Opinion, and the value implied by the sale of OSE’s manufacturing assets in 2003. Because our independent auditors’ reports since 1998 have expressed substantial doubt whether the company could continue as a going concern, we have considered that the company has no going concern value. Because OSE has substantial negative equity, we considered its liquidation value to be zero for its common stockholders. We also concluded that OSE’s 2003 sale of its manufacturing assets was not a fair indicator of value, due principally to the difficulties OSE has encountered in completing that transaction and collecting all of the promised consideration. These subsequent events, in the view of our Boards, create substantial doubt that the transaction established a reliable standard of value. Please see “Legal Proceedings” below for a discussion of this matter. Other possible indicators of value, such as recent purchases of OSE securities by affiliates, recent firm offers by unaffiliated third parties to acquire the company or its securities, were not considered, since no such events have occurred.

The Boards also considered the effect upon the fairness of the transaction to unaffiliated stockholders of various procedural factors, including the manner in which the fairness determinations were made and the transaction approved, and the role, if any, played by unaffiliated stockholders in those actions.

Substantive Factors

The Merger Will Enable our Unaffiliated Stockholders to Exchange Their Shares for Cash and Provide a Possible Tax Benefit. The 30-day average daily trading volume for our Common Stock preceding August 31, 2005 (the “Evaluation Date”) was approximately 25,000 shares, or 0.044% of outstanding shares, making trading volume illiquid by most standards. In addition, during the 180 trading days of the first three quarters of 2005, average daily trading volume of OSE’s common stock was 71,000 shares and:

•	Was zero on 57 trading days (including 13 days in September alone)

•	Was 100,000 shares or less on 101 additional days

•	Exceeded 100,000 shares but not 1,000,000 shares on 22 additional days

•	Exceeded 1,000,000 shares on only 2 days (March 21 and 23).

The Merger will enable all of our unaffiliated stockholders, to exchange their shares for the Cash Consideration. Although the per share Cash Consideration ($0.006) is small in amount:

•	It exceeds the amount which stockholders could expect to receive if OSE were liquidated.

•	Because OSE cannot reasonably expect to earn sufficient income to be able to pay dividends or repurchase shares in future years, especially if the company must continue to comply with its Registration and Reporting Obligations, it exceeds any amount which the unaffiliated stockholders reasonably could expect to receive if the company were to continue as a going concern.

•	It compares favorably with recent market prices for the common stock. Trading data for 2003, 2004 and the first three quarters of 2005 indicate that the common stock last traded at the level of $0.04 on December 22, 2004, and during all of 2005 has exceeded $.03 on only 7 days between January 1 and February 10. The stock last traded at the level of $.10 per share or more on three consecutive days early in the second quarter of 2004 and, prior to that, during the third quarter of 2001. The Fairness Opinion further observes that the stock has traded at or below the one cent level for most of 2005.

We believe that most of our unaffiliated stockholders would prefer to be able to sell their shares rather than to retain a low value asset with declining value which they cannot liquidate, and the available market does not serve these stockholders well. Hence, although not all unaffiliated stockholders may desire to sell their shares, we believe that, under the circumstances, most of them would, and that the Merger and payment of the Cash Consideration will provide the greatest good to the greatest number of them.

The Board of Directors has adopted the analysis and conclusions of its financial advisor with respect to the fairness of the Cash Consideration proposed to be paid to OSE’s unaffiliated stockholders. The Board obtained the Fairness Opinion in order to obtain an independent expert affirmation of the fairness of the payment of the Cash Consideration to OSE’s unaffiliated stockholders. The Board did not obtain the Fairness Opinion for assistance in any other determination or evaluation of the Board in reaching its decision as to the overall fairness of the Merger to OSE’s unaffiliated stockholders. A summary of the analysis and conclusions of the Fairness Opinion is set forth below in “Opinion of the Board’s Financial Advisor.” The Board adopts each of the following of the advisor’s analyses which are set forth below: Publicly-Traded Stock Price, Market Multiple Analysis and Speculative Option Analysis. The Cash Consideration was determined by the Board of Directors of the Company, prior to execution of the Merger Agreement. The cash amount was initially determined based primarily from an evaluation of the historical stock trading price and trading volumes. The Board of Directors also considered the historical operating results of the Company, the projected operating results of the Company, and the Company’s existing financial condition.

In addition, we anticipate that most holders of Minority Shares will have the benefit of a capital loss in connection with the cancellation of their shares pursuant to the Merger. See “Material Federal Income Tax Consequences.”

Direct and Indirect Cost Savings. As discussed above under the heading “Reasons for the Merger—Cost Savings,” we incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Registration and Periodic Reporting Obligations imposed by the Commission. We estimate that we will save approximately $900,000 annually in direct general and administrative costs by being a private company, plus significant additional cost to comply with additional compliance requirements scheduled to take effect under the Sarbanes-Oxley Act. Avoidance of these costs will not benefit our unaffiliated stockholders, since the savings in costs will occur, if at all, only after they are no longer stockholders. However, avoidance of these costs is a principle motive for Orient’s willingness to underwrite the expense of the Merger and payment of the Cash Consideration to unaffiliated stockholders. If such costs could not be avoided by privatizing OSE, there would be no significant reason for Orient to support the Merger. In that circumstance, OSE’s unaffiliated stockholders would face the prospect either of an immediate total loss if the company were to be liquidated or of continuing to hold an almost worthless asset without access to a market capable of accommodating more than a small number of stockholders.

Inability of Unaffiliated Stockholders to Participate in Any Future Appreciation in the Value of Our Common Stock. All holders of Minority Shares will be cashed-out and have no further equity interest in us with respect to their shares. Nor will the holders of Options or Warrants, if they choose to exercise them, be eligible to receive shares of our Common Stock. Accordingly, they will no longer have the opportunity to participate in any future increase in the value of our Common Stock. The Boards of Directors of OSE, Orient and Merger Sub determined that this factor does not make the transaction unfair to unaffiliated stockholders because, in their opinion:

•	It is highly unlikely that there will be any significant increase in either the net book value or the market price of OSE’s Common Stock in the near future.

•	Unaffiliated stockholders will receive a fair price for their shares of Common Stock and may elect to use the proceeds to invest in other financial alternatives providing potentially more favorable opportunities for returns on their investment. Please see the discussion of the Boards’ determinations of the fairness of the Cash Consideration in “Opinion of the Board’s Financial Advisor” below.

No Unusual Conditions to the Merger. Our Board of Directors also considered the likelihood that the Merger would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Merger, and that we and the Merger Sub will have (together with Orient) the financial resources to implement the Merger expeditiously.

Procedural Factors

Our Boards considered principally three procedural factors in determining the overall fairness of the Merger to our unaffiliated stockholders:

•	The approval of the Merger by written consent of Orient without the requirement of approval by separate vote of a majority of unaffiliated stockholders;

•	The approval of the Merger by our entire Board of Directors without the requirement of approval by a majority of “independent” directors; and

•	The negotiation of the Merger without the appointment of an independent representative of unaffiliated stockholders.

In all cases, the Boards determined that the absence of these procedural “safeguards” of the interests of OSE’s unaffiliated stockholders did not affect the overall fairness of the Merger to them because of the near certainty that, unless the Merger is allowed to proceed, unaffiliated stockholders are unlikely ever to receive compensation for their shares. The Board believes, moreover, that such “safeguards” can be a material benefit to unaffiliated shareholders only in cases where value is material and a motivating factor for acquiring controlling shareholders, and disputes as to value can involve more than nominal sums. In circumstances such as those which affect the Merger, the Board believes, such safeguards would be at best little more than cosmetic and at worst an insuperable impediment to completing the transaction. Our boards believe that fiscal realism compels them to the conclusion that no better outcome can be achieved for our unaffiliated stockholders.

Orient Has Approved the Merger, Without a Vote by Unaffiliated Stockholders. Our boards of directors acknowledge the potential unfairness of not seeking the vote of OSE’s unaffiliated stockholders in order to obtain the shareholder approval of the Merger which is required by Delaware law. However, since Orient holds sufficient shares of our Common Stock and Preferred Stock to approve the Merger without the vote of unaffiliated stockholders, such a vote would be meaningful only if separate approval by the unaffiliated stockholders were required. Such separate approval is not required by Delaware law, and neither OSE nor Orient is willing to go beyond that requirement. We believe that to do so might jeopardize approval of the privatization in at least two ways: (1) It could give to unaffiliated stockholders who under no obligations of fairness an effective “veto” with the leverage to demand a greater price for their shares than we believe is consistent with fairness to them and which Orient is willing to underwrite; and (2) a majority vote of unaffiliated shares might not be obtained through inattention or lack of interest by unaffiliated stockholders. We believe, accordingly, that the provision of such approval rights to the unaffiliated stockholders would be more likely to produce unfairness to Orient than greater fairness to the unaffiliated stockholders. Our Boards of Directors believe that this lack of procedural fairness is outweighed by the fairness of the price offered to holders of Minority Shares and by the probability that, unless the Merger takes place, holders of Minority Shares will hold illiquid securities that will probably further decrease in value and for which they may never receive compensation or return.

Board of Directors Approval. Although one member of OSE’s Board of Directors, Mr. Verderico, is currently technically “independent” in accordance with applicable standards and has voted in favor of the Merger, his separate approval was not a condition of the Merger and there is no member who is not either a current or former employee of OSE or its affiliates. Because of its poor financial condition, moreover it is difficult for OSE to attract and maintain qualified independent directors. All of OSE’s current directors have been elected either by Orient’s separate vote as the sole owner of OSE’s outstanding shares of Series A and B Preferred Stock, or by Orient’s right to vote its preferred shares with the common shares on an as-converted basis. These factors weigh against procedural fairness to unaffiliated stockholders, who own over 27% of the common voting power of OSE but have no designated separate representative of their interest on the OSE Board. As a practical matter, however, it is not possible to provide for a separate vote by a majority of directors who are not employed by or otherwise independent of Orient. Our boards would have given greater weight to these factors if the unaffiliated stockholders had no recourse than to accept the Cash Consideration. All of them, however, will possess appraisal rights under Delaware law to obtain a court determination of what is a fair price of their shares if they are unwilling to accept the Cash Consideration. For these reasons, therefore, our boards believe that the procedural unfairness of the lack of independent director approval is not sufficient to prevent the Boards from determining that the transaction is fair overall to the unaffiliated stockholders.

Lack of an Unaffiliated Representative to Act on Behalf of Unaffiliated Stockholders. The Board of Directors of OSE has not appointed any person to act on behalf of the unaffiliated stockholders in connection with negotiating the terms of the Merger, including the amount of the Cash Consideration. The principal reason for this omission was the need, in the Board’s opinion, to maintain the confidentiality of the proposed transaction until its public announcement. It would have been inappropriate, the Board believes, for the Board itself to make such an appointment, since such a person could not be said to be truly representative of the unaffiliated stockholders, and unaffiliated stockholders could not be consulted in any meaningful way without making the proposal a public matter.

As a Result of the Merger, Orient Will Own 100% of our Common Stock. The beneficial ownership percentage of Orient of our Common Stock will increase from 73% (on an as-converted basis; or 33% on an actual basis) to 100% as a result of the Merger. This increase in ownership percentage is a result of Orient’s ownership of 100% of the common stock of the Merger Sub and the elimination of our Common Stock outstanding due to the payment of Cash Consideration to all holders of OSE Common Stock in the Merger.

Opinion of the Board’s Financial Advisor

The Company searched for a financial advisor that had the experience and qualifications necessary to provide an opinion regarding the fairness, from a financial point of view, of the Cash Consideration to be received by the holders of Minority Shares. OSE management, on referral by its legal counsel, first met with Financial Strategies Consulting Group, LLC (“FSCG”), based in Lafayette, California, on April 20, 2005. FSCG’s principal and founder, Greg Ansel, is a B.A. graduate in economics of the University of California, Los Angeles, and holds an M.B.A. in finance from the University of Chicago. In addition, he is an accredited senior appraiser (A.S.A.), and an adjunct professor at Golden Gate University, San Francisco, where he teaches graduate business and accounting courses in financial analysis, business evaluation, and mergers and acquisitions. He has experience valuing businesses in many industries, including manufacturing, construction, electrical equipment, entertainment, retail and food processing as well as high technology industries, such as, software development, entertainment software, computer hardware, computer networking, digital animation, semiconductor, semiconductor equipment, telecommunications, biotechnology and aquaculture. These engagements have required performing extensive financial analysis and modeling, compiling and analyzing forecasted cash flow statements, and preparing and defending valuation reports for IRS, SEC, litigation and other purposes. Mr. Ansel’s clients have included Pixar Animation Studios, @Home, Pacific Telesis, Xerox, On Command Video, Infoseek, Excite, Virgin Entertainment, bebe, Ariat International, Blach Construction, Restoration Hardware, Applied Microsystems and Metra Biosystems. For further information regarding FSCG, please refer to its web site located at www.fscg.com.

On April 21, 2005, Mr. Ansel submitted proposals on behalf of FSCG to provide an opinion as to the fairness of the Cash Consideration either for the exclusive use of the OSE Board and its management or advisers or for wider use and distribution, including distribution to shareholders. On August 10, 2005, on the basis of FSCG’s and Mr. Ansel’s qualifications, experience, availability and fees, and after negotiating terms with FSCG, the Company awarded it the engagement and elected to obtain an opinion which could be made available to our stockholders for the purpose of assisting them to determine whether the Cash Consideration is fair compensation for their shares. The Company did not contact or interview any other potential financial adviser, since the Board believed that FSCG satisfied all of the Board’s criteria.

The engagement letter with FSCG required it to opine as to the fairness, from a financial point of view, of consideration, the amount of which was not then determined, proposed to be paid to the holders of Minority Shares of the Company. During the period immediately following, FSCG commenced its review of the Company and Company management considered and discussed with FSCG and with Orient those factors which would affect the Company’s determination of the amount which the Company (or, in reality, Orient) would be prepared to pay for the Minority Shares. At this time also, Mr. Li analyzed available market information and concluded, after consulting with Orient and based upon the prevailing current market price of $.01 per share for the common stock and its thin trading volume, that the fair price for the common stock should be a reasonable discount from $.01 per share. He further concluded, and confirmed with Orient, that the consideration for the common stock should be set at $.006 per share. These conclusions were shared with FSCG.

On August 26, 2005, FSCG delivered to the Board its draft written opinion to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the amount of $0.006 per share to be paid for the Minority Shares of the Company was fair, from a financial point of view, to OSE and its stockholders as of August 31, 2005 (the “Valuation Date”). FSCG subsequently delivered to OSE its final updated written opinion in form substantially identical to its initial draft opinion. At the request of OSE, FSCG subsequently revised its opinion to clarify certain issues, including the application of the opinion to OSE’s unaffiliated stockholders separately and the ability of unaffiliated stockholders to rely upon the opinion. FSCG’s financial analysis and conclusions have not been changed from those presented with the August 26, 2005 draft opinion.

The Opinion was only one of the factors taken into consideration by the Board in determining the price to be paid for the Minority Shares. FSCG was not engaged to, and did not perform, an appraisal of OSE Common

Stock and, accordingly, did not render an opinion or conclusion as to the fair value of the Common Stock. FSCG did not recommend to the Board of Directors the amount of consideration that should be paid in any proposed transaction. The Board of Directors determined the amount of consideration to be paid and the decision to recommend the proposed transaction was solely that of the Board of Directors.

In preparing its Opinion, FSCG performed three different analyses, which are summarized below, including the Publicly Traded Stock Price, Market Multiple and Speculative Option Analysis Methods. Although the determination of which methodologies to use depends upon subject company characteristics and is highly judgmental, each of these methods is a common and widely used method used by financial analysts to reflect how the value of a company may be analyzed. In arriving at its Opinion, FSCG,weighted the results of all three methods; consideration of only a portion of the analyses could create an incomplete view of the process underlying FSCG’s Opinion. FSCG applied the highest, or a 50% probability weighting, to the Publicly-Traded Stock Price, which reflects the most immediate alternative exit for the unaffiliated stockholders. The Market Multiple Analysis reflects the value to the unaffiliated stockholders based on the earnings potential of OSE. However, given OSE’s substantial debt and preferred stock liquidation preferences, this method yielded a zero value to the unaffiliated stockholders and was given a lower probability weighting of 25% to reflect its lower likelihood as an exit scenario. Finally, since its likelihood is lower than that of the Publicly-Traded Stock Price, FSCG applied a 25% probability weighting to the Speculative Option Analysis, which represents a method in which speculative investors may evaluate the value of OSE.

The analyses performed by FSCG are not necessarily indicative of actual values or actual future results, which may be significantly different than suggested by such analyses. Such analyses were prepared solely as part of FSCG’s analysis of the fairness of the Cash Consideration to be paid for the Minority Shares and were delivered to the Board of Directors as part of the Opinion. The analyses do not purport to be appraisals of the business or assets of the Company or, on the basis that it is too speculative, to reflect the price that might be obtained in an actual transaction in which some indeterminable, although probably small in amount, “premium” might be paid by an unaffiliated acquirer.

FSCG utilized in its analysis various projections of operations prepared by the management of the Company. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in management’s projections.

In rendering its Opinion, among other analyses, FSCG performed the following procedures:

•	Discussed with OSE management its business, strategy and future prospects.

•	Analyzed certain historical financial statements, financial forecasts and other data provided by management. This included reviewing assumptions, including growth rates and operating margins and discussing the rationale of these assumptions with management.

•	Reviewed OSE’s historical market prices and trading volume of its publicly traded common stock, along with publicly available financial data on the Company.

•	Reviewed drafts of the Information Statement.

•	Performed such other studies, analyses and investigations as FSCG considered appropriate to enable it to render its Opinion.

FSCG held discussions with members of the senior management regarding the foregoing. In addition, FSCG considered other matters and performed such research, inquiries and analysis that it deemed relevant in rendering the Opinion. FSCG did not in any way address the Merger or its merits as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. However, FSCG did review a draft of the Information Statement and was aware that Company management had recommended that OSE pursue the Merger in order to become a private company.

FSCG’s analysis was based in part on financial information and other information provided by OSE management. The Opinion reflects an analysis of the Information Statement and the fairness to the Company and its stockholders. The information provided by management was not been subjected to any auditing or verification procedures, and FSCG expressed no opinion of any kind on it. Management represented to FSCG that they consider the data used to be accurate, complete and authentic, and that no information known to them conflicts with the data or the resulting use of such data in FSCG’s valuation. Further, because events and circumstances frequently do not occur as expected, there may be differences between information and actual results, and those differences may be material. Accordingly, to the extent that any of the aforementioned information requires adjustment as a result of future events, the resulting analysis could differ.

FSCG did not express any opinion as to the price at which the Company Common Stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

•	Changes in the prevailing interest rates and other factors that generally influence the price of securities;

•	Adverse changes in the current capital markets;

•	The occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the product markets it serves;

•	Any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	Timely completion of the Merger on the terms and conditions that are acceptable to all parties at interest.

FSCG’s Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to FSCG as of the date of the Opinion. Although subsequent developments may affect the Opinion, FSCG has no obligation to update, revise or reaffirm it.

The following is a summary of the analyses performed and material factors considered by FSCG to arrive at the Opinion. FSCG performed procedures, including each of the financial analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. The summary includes all material analyses performed or factors considered by FSCG.

Methodology 1: Publicly-Traded Stock Price

The Company’s stock is thinly traded and ranged from $0.007 to $0.015 per share during the month of August preceding the date of the Opinion; the average closing price equaled $0.011 per common share for the period, or a total company value (based upon the number of common shares outstanding) of $623,984. FSCG observed that substantially all of the trading occurred at $0.01 per share since March 2005.

Methodology 2: Market Multiple Analysis

When applying the Market Multiple Analysis Method, FSCG noted that it is common to analyze market multiples based on historical and forecasted financial results for both the guideline companies and the subject company. Five publicly traded companies in the same or similar lines of business as OSE were identified by OSE management. The comparability of each company was determined by reviewing its business description and financial history. The first four of these companies, listed below, were ranked first through fourth among semiconductor assembly and test services (SATS) companies for 2004, based on revenue, and the fifth is a direct Philippines-based competitor of OSE’s Philippine affiliate, OSE Philippines. The stock of all five companies is publicly traded, either on Nasdaq™ or on the Taiwan Stock Exchange. The guideline companies included:

•	ASE Test Limited. A Taiwanese company that provides semiconductor packaging and testing services from facilities located in California and Southeast Asia. The company’s packaging services include leadframe-based package types (quad flat package, thin quad flat package, bump chip carrier and quad flat no-lead package) and package types based on substrates (BGA). The company’s testing services, on the other hand, include front-end engineering testing, wafer probe, final testing, and other related semiconductor testing services. The company also offers turnkey services, which consist of packaging, testing, and direct shipment of semiconductors to end users.

•	Amkor Technology. A Taiwanese company that operates as a subcontractor of semiconductor packaging and test services. The company’s semiconductor packaging services include traditional leadframe products and advanced packaging; its test solutions include wafer probe, final test, strip test, marking, bake, drypack, and tape and reel. The company also provides engineering services, including test program development, test hardware development, test program conversion, device characterization and qualification testing.

•	Siliconware Precision Industries Company, Ltd. A Taiwanese company that offers standard and customized packaging and testing solutions, including advanced lead frame packages and substrate packages, such as ball grid array and module packages and the flip chip package, as well as testing for logic, mixed signal and embedded memory devices. The company also offers turnkey solutions from packaging and testing to direct shipment of semiconductor devices to end users designated by its customers.

•	STATS ChipPAC, Ltd. Incorporated in the Republic of Singapore, this company offers a variety of semiconductor solutions such as: 1) packaging services for leaded, power, and array packages designed to provide customers various packaging solutions and backend services for various electronics applications; 2) redistribution and wafer bumping services; 3) package design, electrical, mechanical and thermal simulation, and measurement and design of lead-frames and substrates; 4) test services, including wafer probe and final testing, on a selection of test platforms; and 5) pre-production and post-production services such as package development, test software and related hardware development, warehousing, and drop shipment services.

•	PSI Technologies, Inc. A Philippines based company that provides comprehensive package design, assembly and test services for power semiconductors used in telecommunications and networking systems, computers and computer peripherals, consumer electronics, electronic office equipment, automotive systems and industrial products. The company also provides assembly and test services for specialized non-power semiconductor packages used for industrial, automotive, military and computer peripheral applications.

Schedules 6, 9 and 10 of the Opinion contain summaries of relevant financial information for the guideline companies, including historical sales, profitability, projected earnings per share and growth as of the Valuation Date, market multiples for the guideline companies calculated as of the Valuation Date, and estimated market multiples applied to OSE’s forecasted revenue and earnings results.

MVIC/Revenue

This ratio divides the aggregate market value of invested capital (“MVIC”) by revenue. MVIC is defined as the sum of the market value of equity and interest-bearing debt less cash and equivalents. This ratio, or “market multiple,” allows for the quantification of the relationship between sales and total invested capital. Thus, a company with a ratio or “market multiple” greater than 1 is able to produce more revenue with less capital than a company with a ratio less than 1, and the higher the multiple, the more efficiently the company utilizes its invested capital. The multiples for the guideline companies ranged from 0.43 to 10.77 with the mean and median equal to 3.20 and 1.96, respectively. After analyzing analysts’ estimates of the guideline companies forecasted revenue, FSCG calculated the MVIC/Revenue multiples based on both estimated FY 2005 and FY 2006 revenue. The MVIC/Revenue multiples ranged from 1.50 to 9.44 with the mean and median equal to 3.38 and 1.86, respectively, based on estimated FY 2005 results, and ranged from 1.29 to 2.04 with the mean and median equal to 1.59 and 1.52, respectively, based on estimated FY 2006 results. FSCG applied a multiple of 6 to OSE’s projected 2005 revenue to yield an invested capital value of $24.0 million. This multiple is above the guideline company range and thus, is very conservative and yields a high value for OSE. After subtracting debt of $26.1 million, the Company’s equity value was estimated to be zero. See Schedule 5 of the Opinion for this calculation.

Price/Earnings

This ratio divides the aggregate market value of equity by net earnings from recurring sources. The P/E multiples of the guideline companies based on the latest twelve months (“LTM”) ended June 30, 2005 provides minimal insight, given that only Siliconware Precision Industries posted a positive multiple equal to 18.38. After analyzing analysts’ estimates of the guideline companies forecasted earnings, FSCG calculated the P/E multiples based on both estimated FY 2005 and FY 2006 earnings. The P/E multiples ranged from negative to 68.89 with the mean and median equal to 8.93 and 3.85, respectively, based on estimated FY 2005 results, and ranged from negative to 16.32 with the mean and median equal to 2.70 and 12.63, respectively, based on estimated FY 2006 results. FSCG applied a multiple of 16 to OSE’s projected 2005 earnings to yield an equity value of $931,000 or $930,000, rounded. See Schedule 5 of the Opinion for this calculation. This multiple again is at the high end of the guideline company range.

Summary of Value—Market Multiple Method

The estimated values from the MVIC/Revenue and Price/Earnings multiples equaled zero and $930,000, respectively. As part of its analysis, FSCG also calculated the Company’s market value of equity to equal $623,984 based on the common shares outstanding times the average stock price from August 1 through August 24, 2005. Averaging the above three results yields an equity value of $517,995, or $0.009 per common share. Given that preferred stock liquidation preference of $11.1 million is greater than the average equity value of $517,995, however, FSCG concluded (see Schedule 4 to the Opinion) that the common stock has zero value using this valuation methodology.

Methodology 3: Speculative Option Analysis

Under the Speculative Option Analysis Method, FSCG estimated the fair market value of the common stock as the net value of a call option(s), representing the present value of the potential future returns to the common shareholders. The analysis produces a speculative evaluation based upon calculated future values of a present option to acquire the stock, and functions in part as an analytic counterweight to the essentially historical methodology of the Publicly Traded Stock Price analysis. Thus, the rights of the common shareholders are equivalent to a call option on any value of the Company above the value of the respective preferred shareholders’ liquidation preferences, with adjustment to account for the rights retained by the preferred shareholders related to their share in any value above the values at which they would convert to common shares. Therefore, the common stock can be valued by estimating the value of its share associated with the call option(s) rights.

The Speculative Option Analysis Method often uses the so-called Black-Scholes Option Pricing Model, where the total value of a stock option/warrant is generally considered to have two components: an intrinsic value and a time value. The intrinsic value is the excess of the value of the underlying stock over the option’s exercise price. The intrinsic value of an option may be positive or zero, but not negative, since the owner of an option has the right, but not the obligation to exercise the option.

The time value component represents the present value of the expected difference between the value of the stock and the exercise price at any time prior to the option’s expiration date, which affords the opportunity for the intrinsic value of the option to increase. Some of the factors that affect the time value component of the option are:

•	Time from valuation date to the option expiration;

•	Volatility of the underlying stock;

•	Leverage the option affords;

•	Interest rates;

•	Whether the company pays dividends; and

•	The liquidity of the option.

There have been numerous theoretical and empirical models developed to incorporate these factors, but no model has been developed that incorporates them all. While the Black-Scholes Option Pricing Model is the best known and most widely applied theoretical model for valuing marketable options, it has several limitations. First, it was developed to value a “European call”; that is, an option which can be exercised only at its expiration date. For purposes of FSCG’s Opinion, the option is assumed to be an “American option,” exercisable at any time. Second, the Black-Scholes model was developed for options having an exercise period equal to approximately one year or less. For exercise periods in excess of one year, the Black-Scholes model often yields results that are generally considered to be higher than the expected trading price or fair market value of the option. The Black-Scholes model considers factors such as the current stock price, the exercise price, the risk free interest rate, the term of the option, and the volatility of the underlying stock.

In utilizing the Speculative Option Analysis Method, FSCG estimated (see Schedule 2 to the Opinion) the volatility of OSE common stock. Under applicable Financial Accounting Standards Board standards, estimating future volatility should begin with calculating historical volatility over the most recent period equal to the expected life of the option. FSCG reviewed the volatilities of the guideline companies, which ranged from 0.59 to 3.84 with a mean and median equal to 1.29 and 0.80, respectively. Additionally, FSCG calculated the volatilities for the guideline companies based on their respective stock price over the past 5 years, which ranged from 0.59 to 2.15 with a mean and median equal to 1.01 and 0.82, respectively. See Schedule 3 to the Opinion for calculations of the volatilities of the guideline companies. Taking into consideration the volatility estimates of the guideline companies, FSCG used the Company’s volatility rate of 3.84, which is very high and yields a high/conservative answer.

For this analysis, FSCG valued the Company’s common stock based on two scenarios. This analysis estimates the speculative value based on the option potential allocated to the common stock. Assuming an initial equity value of $517,995 (based upon the average estimated values from the Price/Earnings multiple analysis and the Company’s market value of equity), the common stock would only have positive value when the equity value exceeds $11.1 million, or the value of the preferred stock liquidation preferences. The common stock receives all value between $11.1 million and $18.2 million, which represents the value when the preferred stock would convert to common stock. Therefore, the option pricing model allocates all option value above $11.1 million to the common stock less the preferred stock pro-rata portion of the option value in excess of $18.2 million. Accordingly, the option value allocated to the common stock yields a value of $210,099, which was then divided by 56.7 million shares outstanding to yield an estimated value of $0.0037 per share. See Schedule 2 to the Opinion.

Conclusion. Per the Publicly-Traded Stock Price Method, the Market Multiple Analysis Method and Speculative Option Analysis Method, the Company’s stock price was estimated by FSCG to have a value, as of the Valuation Date, of $0.0110, $0.0000 and $0.0037 per share, respectively. FSCG then weighted these values to yield a common stock value of $0.006 per share as of the Valuation Date. See Schedule 1 to the Opinion for FSCG’s calculation of fair value.

General. The Board hired FSCG based on its qualifications and expertise in providing financial advice to companies and its reputation. No material relationship exists or has existed at any time between FSCG and either the Company or any of its affiliates prior to this transaction. Pursuant to the August 10, 2005 agreement, FSCG has been paid fees totaling $35,000 for the Opinion and presentation to the Board of Directors. In addition, the Company agreed to promptly reimburse FSCG upon request for reasonable out-of-pocket expenses in connection with its services. The Company has also agreed to indemnify FSCG against potential liabilities relating to or arising out of its engagement.

The full text of FSCG’s final written opinion, dated August 31, 2005 (the “Opinion”), is attached as Appendix B to this Information Statement and is incorporated by reference. All material terms and conclusions of the Opinion are summarized above. However, we urge you to read the entire Opinion carefully in its entirety, including all attached Schedules. to learn in greater detail about the assumptions made, procedures performed, matters considered and limits on the scope of the analysis undertaken by FSCG in rendering the Opinion. FSCG’s Opinion relates only to the fairness, from a financial point of view, to the holders of Minority Shares of the $0.006 per share to be received by such stockholders set forth in the Merger Agreement, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder.

Projections Provided by Management

We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, our management discussed with FSCG the financial projections and related assumptions that are presented below. This information, which was not provided with a view to public disclosures, is presented in this document for the limited purpose of providing stockholders access to the financial projections considered by the Board of Directors and by FSCG in rendering its Opinion. Schedule 1 presents OSE’s historical income statement items and management projections and enables the user to analyze and compare OSE’s historical and projected revenue, revenue growth and annual profit. Schedule 2 compares historical and projected expenses and profit margins as a percentage of revenue.

Schedule 1

($000)

Actual (1)

	12/31/02	12/31/03	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)
Total Revenue	$4,803	$3,294	$4,331	$3,506	$4,000
		-31.42%	31.48%		-7.64%
Operating Expenses	3,696	3,933	3,692	2,889	3,120
Income from operations	1,107	(639)	639	617	880
Other income (expense), net	0	(41)	0	0	0
Interest income (expense), net	(620)	(505)	(748)	(672)	(783)
Income before provision for income taxes	487	(1,185)	(109)	(55)	97
Provision (benefit) for income taxes	12	(65)	6	4	39
Net Income	475	(1,120)	(115)	(59)	58
Operating Income as a % of Revenue	23.0%	-19.4%	14.8%	17.6%	22.0%
Net Income as a % of Revenue	9.9%	-34.0%	-2.7%	-1.7%	1.5%

Notes:

(1)	From audited and interim financials.
(2)	From management projections and interviews.

Schedule 2

Actual (1)

	12/31/02	12/31/03	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)
Total Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Operating Expenses	77.0%	119.4%	85.2%	82.4%	78.0%
Income from operations	23.0%	-19.4%	14.8%	17.6%	22.0%
Other income (expense), net	0.0%	-1.2%	0.0%	0.0%	0.0%
Interest income (expense), net	-12.9%	-15.3%	-17.3%	-19.2%	-19.6%
Income before provision for income taxes	10.1%	-36.0%	-2.5%	-1.6%	2.4%
Provision (benefit) for income taxes	0.2%	-2.0%	0.1%	0.1%	1.0%
Net Income	9.9%	-34.0%	-2.7%	-1.7%	1.5%

Notes:

(1)	From Schedule 1.
(2)	From management projections and interviews.

The financial projections were based on management's expectations taking into consideration both past performance, current trends and expected future growth. As part of this analysis, we reviewed revenue from 2002 through 2004 as well as LTM data through 6/30/05. This analysis indicates that the Company's revenue has fluctuated significantly over this time period and the current trend indicates that revenue has declined from 2004 through the LTM ending 6/30/05. Furthermore, current trends of product development and sales with OSE indicate that revenue likely will decline due to more sales occurring in Asia vs. the United States, as Orient has switched its focus to FMC (Flash Memory Card) related products where all customers are located in Asia. However, the high case scenario assumes that revenue reflects a reversal of the downward trend and revenue will equal the average revenue over the past three calendar years plus the LTM results, or $4 million. OSE management believes this is the best/high case scenario.

In terms of profit margins, OSE achieved its best pre-tax profit margin of 23% in 2002. Pre-tax profit margin was negative in 2003, but increased in 2004 and was approximately 17.5% for the LTM ending 6/30/05. Thus, with the expected cost savings initiated by the Company, we believe profit margins may increase and at the best/high case scenario approach the high margin achieved in 2002. Thus, the best/high case scenario assumes a 22% pre-tax margin, which enables the Company to meet its debt obligations and is near historical high levels.

The projections are or involve forward-looking statements and are based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this Information Statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See “Cautionary Statement Concerning Forward Looking Statements” below.

We are not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements contained in these projections. However, in light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this Information Statement should not be regarded as a representation by us, the Board of Directors, or any of our or their respective advisors, agents or representatives that these projections will prove to be correct.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in the Opinion has been prepared by, and is the responsibility of, OSE. Our independent registered public accountant has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Analysis of the Board of Directors

The Board of Directors of OSE unanimously determined that the terms of the Merger are fair to, and in the best interests of, our unaffiliated stockholders. Our Board of Directors approved the Merger and, based on its belief that the cash-out is substantively and procedurally fair to holders of our Minority Shares, recommended the adoption and approval of the Merger. The Board of Directors’ determinations, including its determinations of fairness to the Minority Shareholders and its adoption of the Fairness Opinion of OSE’s financial advisor, were also considered and adopted by the Boards of Directors of Orient and Merger Sub.

In making its recommendations, the Board of Directors considered a number of factors. Among the factors that the Board believed supported its recommendation were the following:

Review of Operations; Forecasts and Projections. The Board of Directors reviewed our current financial statements, including the Balance Sheet, Statement of Operations and Statement of Cash Flows, the historical results of operations, business strategy, and available sources of financing, as well as certain forecasts and projections prepared by our senior management. This review indicated that the company will continue in a deficit financial condition with minimal earnings for the foreseeable future and that there have been and continue to be significant business risks confronting us, which made more attractive the prospect of enabling our minority stockholders to exchange their shares for the Cash Consideration and realize a possible tax benefit.

Cash Consideration. With the assistance of its financial advisor, the Board of Directors analyzed our current and historical stock price performance and trading volumes. The Board of Directors noted that the Cash Consideration of $0.006 per share represents a discount of approximately 45% under the $0.011 average closing trading price of the common stock during the month preceding the Valuation Date. However, the Board also noticed the extremely thin trading market and the consequent inability of most stockholders to liquidate their shares at the market price. The Board concluded that, although the Cash Consideration is less than the most recent market average, that average price would likely decline significantly if the market were required to absorb the shares of all our unaffiliated stockholders simultaneously.

Limited Liquidity for our Stock. The Board of Directors took into account the limited public float and low trading volume of our Common Stock, the low average trading price, the absence of market makers and the lack of institutional research coverage relating to the Company. These factors make it difficult for our stockholders to dispose of large numbers of shares. In the Board of Director’s view, these factors made the Cash Consideration contemplated by the Merger preferable to the alternative of subjecting the holders of Minority Shares to the continued risk of declining stock performance or the risk of being unable to sell their shares at all.

Fairness Opinion. The Board of Directors, reviewed and adopted the Opinion of its financial advisor, FSCG, that as of August 31, 2005, and based upon and subject to the various qualifications and assumptions described in the Opinion, the Cash Consideration to be paid for the Minority Shares set forth in the Merger Agreement is fair to our unaffiliated stockholders from a financial point of view. The Board of Directors adopted the analysis and fairness opinion of FSCG. The Board of Directors considered the analyses presented by FSCG, which it reviewed as a whole, without weighing or emphasizing each analysis separately, and which when reviewed as a whole or even separately on an analysis-by-analysis basis, supported the Board of Directors’ recommendations.

Costs Associated with Being a Public Company. The Board of Directors compared the costs involved with being a public company, including the costs of filing periodic reports and complying with the proxy rules under the Exchange Act, and the costs of compliance with the enhanced governance and disclosure requirements under the Sarbanes-Oxley Act, to the benefits of being a public company. The Board of Directors concluded that the benefits that we and our stockholders should derive from being a public company were not being realized and did not justify continuing to incur the substantial costs associated with being public. Elimination of these costs is the chief objective of the Merger, and will be of benefit only to the Company and Orient as its sole stockholder when the Merger is completed. Hence, this factor was disregarded by the Board in its determination whether the Merger is fair to our unaffiliated stockholders.

The Board of Directors also considered a variety of risks and other factors that potentially weighed against the fairness of the Merger to our unaffiliated stockholders, including the following:

•	The possibility that the Merger would not be consummated and the resulting costs and other effects of a failed transaction;

•	The fact that, following the Merger, the holders of our Minority Shares will cease to participate in any future earnings growth or benefit from an increase in value of OSE; and

•	The possibility that some of the holders of the Minority Shares may not be able, because they do not have matching gains, to make use of all or a substantial part of the tax benefit which could result from the expected capital loss resulting from the exchange of their shares for the Cash Consideration.

The Board of Directors nonetheless concluded that these potentially negative factors, including the loss of opportunity to participate in future earnings growth or increase in value of the Common Stock, were adequately compensated for by the Cash Consideration and the fact that our stockholders (other than Orient) will no longer be exposed to the business risks faced by the Company and the risks associated with holding relatively illiquid stock and the increasing costs.

In evaluating the fairness of the Cash Consideration, the Board of Directors also considered the potential liquidation value and the going concern value of OSE. The Board of Directors noted that the Company’s deficit net book value was approximately $0.84 per undiluted common share and $0.34 per undiluted common share on an as-converted basis as of October 2, 2005. In addition, the Board of Directors noted that the Company’s negative tangible net book value, heavy debt load, and specific business risks, suggest that the potential liquidation value or going concern value of the Company are not reliable indicators of the Company’s value.

The foregoing discussion includes all of the material factors considered by the Board of Directors in reaching its conclusions and recommendations, but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the Board of Directors may have given differing weights to different factors. The Board of Director’s determination was made after considering all of the factors together as a whole.

Board of Directors’ Determination and Recommendation

Our Board of Directors consists of four directors. At its October 11, 2005 meeting, the Board of Directors concluded that the above factors supported their conclusions and adopted FSCG’s analysis and its fairness determination. None of the members of the Board of Directors abstained from the Board of Director’s determination and approval decisions. Each of the members of our Board of Directors except Mr. Verderico, however, is an officer of either the Company or of Orient, and one member of our Board of Directors, Mr. Edward Duh, is a former President of Orient. The Board of Directors recommended approval and adoption of the Merger and the cash-out of the Minority Shares.

Effects of the Merger

Our Board has taken into consideration all likely material effects of the Merger on the Company, our unaffiliated stockholders, and persons who possess rights to acquire shares of our common stock. These include the following:

Effect of the Merger on Option and Warrant Holders. As of the date of this Information Statement, the Company had outstanding Warrants to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $0.1236 per share and outstanding employee options (“Options”) to purchase 4,612,500 shares of Common Stock at exercise prices ranging from $0.004 to $1.50. Upon effectiveness of the Merger, any outstanding Options or Warrants, including options under various employee stock option plans sponsored by the Company, will be converted to a right to receive $0.006 in cash per share less the exercise price of such shares subject to exercise of the Option or Warrant. With one exception, the exercise prices of all outstanding Options and Warrants exceed the price per share that will be paid for Minority Shares. Included among these Options are options for 32,000 shares exercisable for $0.004 per share; if these options are exercised, the cost to the Company would be a net $64. It is anticipated that no Options or Warrants will be exercised, that the Company will not be required to pay the holders for their Options and Warrants, and that such Options and Warrants therefore will expire unexercised pursuant to their terms. The vesting schedule and expiration dates for the Options and Warrants will remain unchanged.

Effects of the Merger on Our Company. The Merger is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock. Our Certificate of Incorporation currently authorizes the issuance of 320,000,000 shares of capital stock consisting of 300,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of undesignated Preferred Stock, par value $0.001 per share. At the Effective Time, our authorized shares of capital stock will be reduced to 120,000,000, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of undesignated Preferred Stock. As of the Record Date, 56,725,808 shares of our Common Stock, 3,000,000 shares of Series A Preferred Stock and 3.023,225 shares of Series B Preferred Stock were outstanding. We believe that the Merger will reduce the number of shares of our Common Stock outstanding of record from 56,725,808 to 1,000, the number of shares of Merger Sub Common Stock held by Orient. The number and class of outstanding shares of Preferred Stock will be unchanged.

Our Common Stock is currently registered under the Exchange Act and, consequently, we are subject to the Registration and Periodic Reporting Obligations of the Exchange Act. We believe the Merger will reduce the number of record holders of Common Stock to one, which will position us to terminate our Registration and Periodic Reporting Obligations and continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company.

Based on the aggregate number of Minority Shares, we estimate that payments of Cash Consideration will total approximately $228,600 in the aggregate for all Minority Shares. All of the Cash Consideration will be paid by Merger Sub through a capital injection from Orient, which in effect will be paying itself the amount of the Cash Consideration ($111,756) to be paid to Orient for its 18,625,964 shares of Company Common Stock.

The completion of the Merger and the subsequent termination of our Registration and Periodic Reporting Obligations will cause the market for shares of our Common Stock to be eliminated. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities.

Our Common Stock will continue to have the same $0.001 par value per share following the consummation of the Merger. In addition, each post-Merger share of our Common Stock will be entitled to one vote per one whole share.

We have no current plans to issue Common Stock, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests and the best interests of our then existing stockholders.

We are undertaking the Merger at this time because, among other reasons, we believe that we will save substantial costs associated with compliance with the Registration and Periodic Reporting Obligations. However, our cost saving estimates may be inaccurate, and the actual savings to be realized from terminating our Registration and Periodic Reporting Obligations may be higher or lower than our estimates.

Conduct of Our Business After the Merger; Future Company Plans. Following the Merger, we will no longer be a public-reporting company, but rather will operate as a private company owned 100% by Orient. Because the number of outstanding common shares will be dramatically reduced from over 56 million to 1,000, the net loss per common share will increase correspondingly but overall net loss will be unaffected. Orient will also be entitled, immediately after the Merger, to 100% of any distribution of earnings which the surviving corporation has the legal and financial capacity to make and which our Board should choose to declare. No other current affiliates of OSE will possess any interest in OSE after the Merger. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Merger is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same business risks and uncertainties after the Merger.

Reservation of Right to Abandon the Merger

Our Board of Directors retains the right to abandon the Merger, even though approved by our stockholders, if it determines prior to the Effective Time that the Merger is not then in our best interest or the best interest of our stockholders. Among the circumstances that might cause our Board of Directors to abandon the Merger is the development of a significant risk of the Merger failing to achieve the overall goal of reducing the number of record holders to one, or where the expense of cashing out the holders of Minority Shares becomes so high that the transaction becomes financially prohibitive. If the Merger is not implemented, then we will be unable to terminate our Registration and Periodic Reporting Obligations until we have fewer than 300 holders of record of Common Stock and satisfy certain other requirements of the Commission.

Escheat Laws

The unclaimed property and escheat laws of various states provide that under certain circumstances holders of unclaimed or abandoned property must surrender that property to the state. Holders of Minority Shares whose addresses are unknown to us, or who do not return their stock certificates and request payment therefore, generally will have a fixed period of years from the Effective Time in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in California, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the cash payments to escheat to the State of California. For stockholders who reside in other states or whose last known addresses are in states other than California, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then we would turn over unclaimed Cash Consideration to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

HISTORY OF THE COMPANY AND OF ORIENT’S INVOLVEMENT

AS CONTROLLING STOCKHOLDER

The Company was originally incorporated in 1992 in California as an independent North American semi-conductor packaging foundry. The Company received wafers from its customers and assembled integrated circuits in protective plastic packaging. The Company’s packaging facilities were located in San Jose, California, in close proximity to its customers and the end-users of its customers’ products. Due to intense competitive pressures in the electronics industry, semiconductor companies are faced with increasingly shorter product life cycles and therefore have a need to reduce the time it takes to bring a product to market. The Company believed that its close proximity to its customers promoted quicker turnaround design, prototype production and final product delivery to its North American customers, compared to its principal competitors, which were and still are primarily located in Asia.

The Company’s business plans, however, have not been successful, even when modified to meet changing conditions. The Company’s financial condition has declined steadily since 1997, and since 1999 the Company has been able to continue operations only with the continuing financial support of Orient in the form of (1) its equity investment of approximately $13.75 million, (2) loans and advances which totaled, as of October 2, 2005, in excess of $33.5 million, and (3) rights to the payment of unpaid preferred stock dividends and interest on unpaid dividends in the total amount, as of October 2, 2005, of approximately $6.0 million. The following narrative summarizes this history:

General Conditions in the Semiconductor Industry. The Company’s business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical and, at various times, has been subject to significant economic downturns and characterized by reduced product demand, rapid erosion of average selling prices and excess production capacity. Rapid technological change, evolving industry standards, intense competition and fluctuations in end user demand characterize the markets for integrated circuits. In addition, the Company has been substantially dependent on US based customers within the semiconductor industry. The high concentration of business with a limited number of customers has adversely affected the Company’s operating results, when business volume dropped substantially for several customers. Because the Company’s business is entirely dependent on the requirements of semiconductor companies for independent packaging foundries, any downturn in the semiconductor industry can be expected to have an adverse effect on the Company’s business, financial condition and results of operations. The trend in the industry has been that most high volume production has moved to the low manufacturing cost areas and that local manufacturers will serve the market where manufacturing offshore is restricted or not cost effective or where fast turn-around is required.

Expanded Production Capacity and Capacity Utilization. From its inception, the Company expended substantial resources to significantly expand its production capacity. The Company shipped approximately 1.6 million devices in 1994, approximately 10.5 million devices in 1995, approximately 18.1 million devices in 1996, approximately 11.9 million devices in 1997 and approximately 19.8 million devices in 1998. Beginning with the fourth quarter of 1996, the Company had excess manufacturing capacity. The Company’s manufacturing capacity utilization was a function of the mix of different package types produced by the Company at any one time and the proportion of standard production runs compared to expedited production runs. Thus, as the Company shifted its production among different package types or allocated a different amount of available capacity to standard production runs, the rate of the Company’s capacity utilization changed, at times significantly.

Restructuring of the Company’s Debt in 1998. The Company made substantial investments in expanding its manufacturing capacity during its operating history, in anticipation of increased future business. Beginning in early 1997, the Company incurred significant net losses as revenues dropped substantially, while overhead and fixed costs increased, with the result that there was substantial underutilized manufacturing capacity. At the end of the second quarter of 1998, the Company ceased making scheduled repayments of its outstanding bank debt, equipment notes, line of credit and capital leases. As a result of the defaults, certain of the Company’s secured creditors commenced legal actions against the Company seeking monetary damages and recovery of the financed equipment. In December 1998, the Company obtained forbearance agreements from the secured creditors through May 31, 1999.

Orient’s Initial Investment in 1999. As of December 31, 1998, the Company’s net loss exceeded $29 million as the result primarily of approximately $18 million in equipment impairment charges made during the second quarter of 1998 and required as a result of underutilization of equipment, low levels of revenue and significant excess capacity. The Company, although out of compliance with its agreements with its secured lenders, had obtained forbearance until May 31, 1999, conditioned on the continuation of monthly payments. The Company previously had considered alternatives for additional financing, including discussions with potential investors. These efforts continued during the first quarter of 1999, and included discussions and negotiations with representatives of Orient. On April 29, 1999, Orient purchased 4,000,000 shares of the Company’s Series A Preferred Stock, convertible into 75% (approximately 55,000,000 shares) of the Company's Common Stock on a fully diluted basis, for $6.8 million. The terms of the Series A Preferred Stock included the right to payment of a cumulative annual dividend in the amount of $0.136 per share (payable at Orient’s election in cash or shares of Common Stock), the right to elect three members of the five-person board of directors, and the right to participate with the holders of Common Stock on an as-converted basis in the election of a fourth director. As part of this transaction, (1) the Company’s secured creditors agreed to terminate their legal actions and to restructure the Company’s secured debt, including debt forgiveness of approximately $3.3 million and extended payment terms over the next twelve to forty-eight months, and (2) the Company issued to certain holders of its capital leases warrants to purchase a total of approximately 1.5 million shares of Common Stock at a price of $0.1236 per share. On August 4, 1999, Orient converted 1,000,000 shares of Series A Preferred into 13,748,771 shares of OSE Common Stock, and in September the Company paid off all the secured holders of restructured debt with the proceeds of a new $11 million bank facility guaranteed by Orient.

Diversification of the Company’s Operations in 1999 to Include Distribution Segment. Further, in October 1999, Orient attempted to diversity the Company’s operations by promoting its entry into the distribution segment of the semiconductor packaging business. This was accomplished by an equity investment in the Company valued at a total of approximately $5 million, in the form of the exchange of all of the outstanding capital stock of OSE, Inc., a California corporation (“OSEI”) owned by Orient and certain of its affiliates, including Edmond Tseng (the Company’s current Chief Executive Officer), Eugene Duh (currently Chairman of Orient), Tom Majeski, Danny Chang and Calvin Chien-Liang Lee (formerly a director of the Company). OSEI had commission income of approximately $2.1 million on gross sales in excess of $48 million for its fiscal year ended June 30, 1999. As consideration for the acquisition, the Company issued 25,910,090 shares of the Company’s Common Stock at current market value ($0.1930 per share), including 4,877,193 shares issued to Orient, 4,572,369 shares each issued to Messrs. Tseng, Majeski and Chang, 4,267,544 shares issued to Mr. Lee, and 3,048,246 shares issued to Mr. Duh. OSEI serves as the exclusive North American distributor for Orient and derives its earnings from fees received on the sales of Orient’s semiconductor assembly and test services to customers of Orient and its Philippine affiliate in North America. Following the transaction, OSEI continued operations as a wholly owned subsidiary of the Company.

Continued Losses; Additional Investment by Orient in 2000. Notwithstanding Orient’s initial $6.8 million investment in Series A Preferred Stock and approximately $941 thousand in Common Stock, the Company continued to experience significant net losses before preferred dividends in the amount of approximately $9.9 million in 1999 and $10.5 million in 2000. The Company developed several plans in response to the decline in its manufacturing business, including the sale or transfer of certain manufacturing equipment and focusing more of the Company’s operations on quick-turn and engineering lot assemblies to improve profitability. To achieve this objective, the Company restructured its internal sales force, increased the frequency of customer contacts and engaged outside sales representatives to promote the Company to new United States customers.

The Company’s independent accountants PricewaterhouseCoopers LLP resigned on November 20, 2000. The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for each of the previous two fiscal years included an explanatory paragraph regarding the Company’s ability to continue as a going concern. In connection with the Company’s announcement of its resignation, PricewaterhouseCoopers LLP confirmed by letter addressed to the Commission that, in connection with its fiscal year 1999 audit, PricewaterhouseCoopers LLP communicated to management and the Company’s Audit Committee specific reportable conditions relating to the design or operation of internal control that, in PricewaterhouseCoopers LLP’s judgment, could adversely affect the Company’s ability to process, summarize, and report financial data consistent with the assertions of management in the financial statements. Specific matters noted included recommendations to evaluate accounting and finance personnel to determine their adequacy, to consider appropriate segregation of duties and management structure, and to ensure that there is appropriate documentation of related party transactions and that related party balances are appropriately reconciled.

In addition, Orient on December 26, 2000 purchased 3,023,225 shares of the Company’s Series B Preferred Stock, convertible into an aggregate of 41,565,626 shares of Common Stock, representing 29.9% of all outstanding shares of Common Stock, for $6 million. The terms of the Series B Preferred Stock included the right to payment of a cumulative annual dividend in the amount of $0.15877 per share, and the right to vote with the Common Stock in the election of the Company’s fifth director.

The Company’s distribution segment was profitable from the beginning, reporting net income of approximately $4.2, $1.8 and $2.6 million for the years 2000, 2001 and 2002, respectively. The Company nonetheless continued to experience significant net losses in its manufacturing segment in the amount of approximately $14.7, $11.1 and $11.1 million in, 2000, 2001 and 2002, respectively. In an attempt to achieve profitability for the manufacturing segment, management reduced overall headcount by a significant amount, reduced executive staff, cut overhead costs, and gradually increased time off by remaining employees. The Company’s operating losses were further exacerbated by certain accounting adjustments, including (1) in 2000, a $1.4 million charge to operations related to the impairment of manufacturing equipment as a result of continued adverse economic conditions in the semiconductor industry, and historical as well as forecasted manufacturing equipment underutilization, resulting in the estimation that the carrying value of the manufacturing equipment would not be fully recovered, and (2) in 2002, following the completion of the two-step transitional impairment test for goodwill required by SFAS 142, a good will impairment loss of $1,400,000 recorded as a cumulative change in accounting principle.

Rescission of Dividend Payments and Recording of Dividend Liability in 2002. The Company’s losses from operations were not the sole source of its deteriorating financial condition. The lack of earnings itself prevented the Company from paying the cumulative dividends for which the Company was obligated on the Series A and Series B Preferred Stock in cash, since the amount required annually to fulfill this obligation was approximately $888,000. Orient therefore elected to receive its dividends in shares of Common Stock, valued at their market price as of the record date for each dividend payment. In this manner, a total of 26,344,391 additional shares of Common Stock, with a total market value of approximately $1.6 million, were distributed to Orient from July 1999 through January 2002. Early in the second quarter of 2002, the Company engaged new legal counsel who advised that the Company’s payment of dividends on the Series A and B Preferred Stock may have been improper under Delaware law because of the Company’s lack of sufficient earnings. Special Delaware counsel engaged for the purpose gave the Company similar legal advice. In view of this advice, the Company and Orient executed an agreement in August 2002 rescinding the payment of the dividends and obligating the Company to record the amount of the dividends, plus interest, as a current liability. Since that time, the Company has continued to record dividends payable (including interest on unpaid dividends) as a liability when they become due. As of October 2, 2005, the total amount of this liability was approximately $6.0 million.

Close of Manufacturing Operations and Sale of Manufacturing Division in 2003. In April 2003, the Company concluded that its manufacturing losses were no longer sustainable and announced the phased closing of its manufacturing facility, with a permanent shutdown by June 30, 2003. In September 2003, the Company announced the signing of an agreement for the sale of its manufacturing division to Integrated Packaging Assembly Corporation, a newly formed California corporation organized by a former chief executive of the Company. Pursuant to the agreement of sale, OSE sold its entire manufacturing business, including related equipment, inventory, books and records, permits and licenses, and intellectual property, for a total of $1 million, including $500,000 in cash and a three-year secured note in the amount of $500,000. No liabilities were assumed. On June 28, 2004, the Company filed a complaint in the Superior Court of Santa Clara County, California against the purchaser of the manufacturing business in order to resolve disputes concerning the assets to be transferred and the security for the note. Due to the uncertainty of collection, the Company determined during 2004 to fully reserve the entire amount of the promissory note.

After the sale of the manufacturing segment in 2003, the Company continued to incur operating losses due to its interest expense burden. As a result of these and other related circumstances, the report of the Company’s independent registered public accounting firm on the Company’s December 31, 2004 financial statements included an explanatory paragraph indicating that these matters raise substantial doubt about the Company’s ability to continue as a going concern. During the first two quarters of 2005, revenue declined in comparison with comparable previous periods as a result of price deterioration due to competition in the semiconductor industry in North America. In response, the Company is switching its focus to FMC (Flash Memory Card) related products, demand for which is coming principally from Asia and therefore depends less on the North American market.

BACKGROUND OF THE TRANSACTION

The following discussion summarizes all significant meetings, discussions and actions taken, including the persons involved, in the consideration and development of the going private transaction with Orient. Following advice of counsel, OSE at no time considered forming a special committee of any kind to negotiate the transaction. Please also refer to the discussion above under the heading “Special Factors—Factors Considered—Procedural Factors” of the OSE Board’s reasons for not providing any special considerations to its unaffiliated stockholders in connection with the negotiation of the terms of the Merger.

Following Orient’s acquisition of a controlling interest in 1999 and until 2002, neither the Company nor Orient gave consideration to converting OSE into a private company. At the suggestion of directors Edward Duh and Company President Edmond Tseng, both representatives of Orient on the OSE Board of Directors, the Board of Directors at its January 29, 2002, meeting authorized the Company’s officers to investigate the advantages, disadvantages, timeline, costs and procedures of a potential acquisition by Orient of the OSE shares which it did not already own and to report its findings to the Board. At this time, the Board’s and Orient’s interest was general rather than specific; all previous discussions of potential structural changes in OSE had focused on the possibility of closing OSE’s manufacturing operation. Orient was interested to understand more about its options as a controlling shareholder and had developed no plan to take OSE private.

On April 30, 2002, and with the assistance of new legal counsel, OSE’s management presented to the Board its report on the matters which the Board had asked to be investigated. This report described the three principal methods by which, in the opinion of counsel, a going private transaction is usually implemented (including a merger, tender offer and reverse stock split), discussed the Commission’s definition of “going private” transactions and its regulatory requirements, and outlined state law and OSE corporate requirements with respect to each of the three methods described. The Board asked further questions of a general nature and took the matter under advisement. OSE’s management remained under continuing instruction to obtain relevant information in order to be able to advise the Board further when appropriate.

During the period between the Board’s April 2002 meeting and early 2004, neither Orient nor OSE gave further attention to the possibility of taking OSE private. Beginning early in 2004, however, in the process of consulting with the Company’s independent auditors about OSE’s compliance obligations under the Sarbanes-Oxley Act of 2002 (the “SOX Act”), OSE President Edmond Tseng and Chief Accounting Officer Elton Li sought to obtain current information about the accounting effects and requirements associated with a going private transaction. As a result of these discussions, management first became aware of the potential substantial cost of compliance with the internal controls requirements of section 404 of the SOX Act, then scheduled to take effect with respect to OSE during 2005, and began to review whether this cost would provide any significant benefit to a heavily indebted company with limited earning potential such as OSE, and its stockholders. Please refer to the discussion above under the heading “Special Factors—Reasons for the Merger—Cost Savings” for a discussion of the expected costs of such preparation and compliance.

At about the same time, management requested and obtained updated general advice on going private transactions from OSE’s legal counsel and discussed with Orient whether the accounting and legal developments justified renewed consideration of a going private transaction. The persons involved in these discussions included Mr. Li and Mr. Tseng, Orient Chairman Eugene Duh, OSE Directors Edward Duh and Mitchell Kung, and Michael Lee, Orient’s Chief Financial Officer and Vice President—General Administrative Group. In mid-August, Orient determined to put discussions on hold in order not to disrupt concentration on other current issues affecting Orient, including various non-U.S. financing proposals which Orient was then considering.

In November 2004, following informal discussion of the matter at OSE’s regular Board and Audit Committee meetings, Mr. Li requested legal counsel to begin preparation of documentation for a going private transaction in the form, as recommended by counsel, of a merger with an Orient subsidiary to be formed. At this time, Orient was not yet prepared to commit to a transaction, but OSE management expected that greater pressure to initiate a transaction would occur as the deadline for further SOX Act compliance approached, with attendant expense of preparation and compliance.

At some time during the period afterwards until mid-February, 2005, when Mr. Li was temporarily seconded to Orient’s Philippine operations to provide assistance there, he conferred informally with Orient Chairman Eugene Duh, who expressed the desire to go forward with the proposed going private transaction. In mid-February, Mr. Li returned to California with instruction from Orient to spearhead and organize the privatization project together with OSE Chairman Tseng and to research and recommend a price to be paid for the Minority Shares. In addition from this time forward, Mr. Li reported regularly on the project to Edward Duh and Michael Lee.

On February 18, 2005, OSE’s legal counsel delivered to Mr. Li an updated legal memorandum to provide more detailed advice and recommendations on the necessary steps to accomplish the transaction, and in April at Mr. Li’s request also prepared in draft forms of resolutions for OSE’s Board to adopt in order to formally authorize going forward with the transaction. In addition, Mr. Li and legal counsel met with a potential financial adviser to OSE, Financial Strategies Consulting Group(“FSCG”) on April 20, 2005, to discuss retaining that company for the purpose of providing an opinion as to the fairness of the consideration which might be paid to OSE’s unaffiliated stockholders in the proposed transaction. Please refer to the discussion above under the heading “Special Factors-Opinion of the Board’s Financial Advisor” for further information regarding the retention of FSCG as OSE’s financial advisor.

During the period following the meeting with Financial Strategies Consulting Group, Mr. Li instructed legal counsel to commence the preparation of transaction documents, and conferred regularly with legal counsel on the transaction from that time forward. On July 29, 2005 at its regular meeting, the OSE Board of Directors voted unanimously to authorize management to develop and present to the Board for its consideration at the earliest possible opportunity a complete plan, including appropriate instruments and agreements, for the purpose of converting OSE into a private company. During this period as well, Mr. Li continued to review issues affecting pricing in order to be able to recommend a price to be paid for OSE’s Minority Shares and had discussions relating to pricing and other matters related to the fairness analysis with OSE’s financial adviser FSCG. During the months of August and September 2005, legal counsel continued to draft and prepare transaction documents, Merger Sub was formed in anticipation of the Merger, and FSCG conducted its researches and prepared a draft of its Fairness Opinion, which was submitted for review by Mr. Li and OSE legal counsel on August 26, 2005.

With minor revisions, the Fairness Opinion was delivered to the OSE Board by FSCG at special meetings of the Boards of Directors of OSE and of Merger Sub held on October 11, 2005, at the Company’s San Jose, California headquarters. FSCG responded to clarifying questions raised by members of the Board and, except for describing its procedures and results to the Board, made no other report. The final form of the transaction was then approved, the Merger Agreement was executed by OSE and Merger Sub, and its submission for approval by written consent of Orient as the principal and sole stockholder of OSE and Merger Sub, respectively, was authorized and recommended by the Board. On the same day in Taiwan, Orient’s Board of Directors authorized execution of the Merger Agreement on behalf of Orient and the approval of the Merger Agreement by Orient in its capacity as principal stockholder of OSE and sole stockholder of Merger Sub.

At a special meeting of OSE's Board of Directors held on December 9, 2005, and in response to requests for clarification made by staff of the Commission concerning the application of the Fairness Opinion to OSE's unaffiliated stockholders, FSCG delivered to the OSE Board its revised Fairness Opinion, answered questions by members of the Board, and made no further report. Also at the December 9 meeting, the Board approved and authorized the filing with the Commission of a revised Information Statement containing clarifications also requested by Commission staff.

APPRAISAL RIGHTS

Holders of Minority Shares are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”) as to Shares owned by them. Set forth below is a summary description of all material provisions of Section 262. Section 262 is reprinted in its entirety as Appendix C to this Information Statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the Minority Shares as to which appraisal rights are asserted. A person having a beneficial interest in Minority Shares that are held of record in the name of another person, such as a broker or nominee, must cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. This summary and Appendix C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply strictly with the procedures set forth in section 262 will result in the loss of appraisal rights.

In accordance with Section 262, any stockholder entitled to appraisal rights may, prior to the Effective Time, demand in writing from the Company the appraisal of the fair value of such stockholder’s shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder’s shares. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder’s shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of a stockholder to exercise appraisal rights with respect to a portion, but not all, of a stockholder’s shares. Stockholders should be aware of the risk that should a stockholder seek to exercise appraisal rights with respect to a portion, but not all, of the stockholder’s shares, the Company may assert that by doing so the stockholder has waived such stockholder’s appraisal rights and a Delaware court may find that the stockholder has so waived such stockholder’s appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder’s written demand to the Secretary of the Company at 2223 Old Oakland Road, San Jose, California 95131.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

Within 120 days after the Effective Time, either the surviving corporation of the Merger or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the “Delaware Chancery Court”) demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

Stockholders considering whether to seek appraisal should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than $0.006 per Share, and that opinions of financial consultants as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw the stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw a demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Cash Consideration, without interest thereon, upon surrender of the certificates that formerly represented their shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The summary below describes the material federal income tax consequences to us and our stockholders resulting from the Merger. We know of no reason why the federal tax consequences of the Merger for OSE’s affiliate stockholders should differ in principle from the tax consequences for our unaffiliated stockholders. Our affiliate stockholders include Orient, our President Edmond Tseng, and Orient Chairman Eugene Duh. Tax considerations had no weight in our determination of how to structure the going private transaction.

This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the holders of Minority Shares have held their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

•	A citizen or resident of the U.S.;

•	A corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

•	An estate the income of which is subject to U.S. federal income taxation regardless of its sources;

•	A trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	Any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Common Stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of our Common Stock that is not a U.S. person.

We urge stockholders to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding our Common Stock, we suggest that such stockholder consult his or her tax advisor.

Federal Income Tax Consequences to Our Company. We believe that the Merger should be treated as a tax-free “reorganization” for federal income tax purposes. This should result in no material federal income tax consequences to OSE. Merger Sub as the surviving entity of the Merger will continue under OSE’s name and, to the best of our knowledge, will be able to utilize or not utilize OSE’s existing net operating loss carryforwards (“NOLs”) to the same extent as OSE prior to the Merger. Based on the absence of objective evidence, OSE is unable to assert that it is more likely than not that OSE will generate sufficient taxable income to realize any tax benefit from its existing NOLs. Accordingly, OSE has established a full valuation allowance for these tax assets. Please see Note 9 to OSE’s Consolidated Financial Statements included in OSE’s Form 10-K for the year ended December 31, 2004 which is included as Appendix D to the Information Statement.

Federal Income Tax Consequences to Stockholders Receiving Cash Consideration from the Merger. If a stockholder receives Cash Consideration as a result of the Merger, does not continue to hold any of our Common Stock immediately after the Merger, and is not related to any person or entity that holds our Common Stock immediately after the Merger, the stockholder will recognize capital gain or loss. The amount of capital gain or loss the stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock. In most cases, stockholders will recognize a capital loss due to the small value of the Cash Consideration, and the loss would be realized at the time the Cash Consideration is received.

If a stockholder is related to a person or entity who continues to hold our Common Stock immediately after the Merger, such stockholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that the stockholder’s receipt of Cash Consideration either is “not essentially equivalent to a dividend,” or is a “substantially disproportionate redemption of stock,” as described below.

•	“Not Essentially Equivalent to a Dividend.” A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in our company resulting from the Merger is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and exercises no control over the affairs of the corporation will meet this test.

•	“Substantially Disproportionate Redemption of Stock.” The receipt of Cash Consideration in the Merger will be a “substantially disproportionate redemption of stock” for a stockholder if the stockholder owns less than 50% of the outstanding shares of our Common Stock after the Merger, and the percentage of the outstanding shares of our Common Stock owned by the stockholder immediately after the Merger is less than 80% of the percentage of shares of our Common Stock it owned immediately before the Merger.

In applying these tests, the stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of Cash Consideration in lieu of fractional shares of our Common Stock does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Dividend Income, Capital Gain and Capital Loss. The U.S. federal income tax rate currently applicable to dividends received from domestic corporations by an individual taxpayer is a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends on our Common Stock.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding for U.S. Holders. In general, payments of dividends with respect to our Common Stock is subject to information reporting. Our transfer agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to our transfer agent in connection with the Merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Backup withholding will apply if a U.S. Holder fails to establish his/her/its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports his/her/its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

Special Rules for Non-U.S. Holders. If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its income or gain from the Merger is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the U.S. Performance of significant personal services constitutes the conduct of a U.S. trade or business.

Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business. Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” dividends (including deemed dividends) paid on our Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of our Common Stock.

Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business. If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. Holder, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.

Information Reporting and Backup Withholding for Non-U.S. Holders. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

As explained above, the amounts paid to a stockholder as a result of the Merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such stockholder depending on its individual circumstances. We urge each stockholder to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

OTHER INFORMATION

Background Information Concerning Our Directors, Executive Officers and Controlling Stockholder

The name, business address and experience of each of the directors and executive officers of the Company, Orient and Merger Sub, and of our controlling shareholder, for at least the past five years, and certain other information concerning each such person, has been furnished by such person and is set forth below.

Name and Address (1)(2)	Age	Position
Edmond Tseng	58	Director, Chief Executive Officer and President of the Company and Merger Sub
Edward S. Duh	40	Director of the Company, Orient and Merger Sub; President of Orient
Mitchell Shu Hung Kung	41	Director of the Company and Merger Sub; Special Liaison to the Chairman of the Board of Orient
Patrick Verderico	61	Director of the Company and Consultant
Elton Li	44	Controller and Chief Accounting Officer of the Company and Merger Sub
Eugene C. Y. Duh	67	Chairman and General Manager of Orient
Yang Mei-Shou	65	Director of Orient
Chang Chao Pin-Pin	62	Director of Orient
Wang Chen Kuang-Fen	65	Director of Orient
Liu Teng-Kun	54	Director of Orient
Orient Semiconductor Electronic Limited. 9 Central 3rd St. N.E.P.Z., Kaohsiung, Taiwan		Controlling Stockholders

(1)	The business address of all directors and executive officers of the Company and Merger Sub is 2223 Old Oakland Road, San Jose, California 95131.
(2)	The business address of all directors and executive officers of Orient is the same as that for Orient.

Except as set forth below, each such person has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of the Company or Merger Sub. Edward S. Duh, Eugene C.Y. Duh and Yang Mei-Shou are related as son, father and mother, respectively.

Edmond Tseng has been a Director and Chairman of the Board of the Company since April 1999 and became President and CEO of the Company in October 2000. Mr. Tseng has served as President of OSE, Inc., a North American distributor of Orient Semiconductor Electronics, Limited, since it was established in 1990. Mr. Tseng has 30 years experience in the integrated circuit packaging industry. Mr. Tseng is also a director of Asante Technologies.

Edward S. Duh has been a Director of the Company since April 1999. From 1993 to 2002, Mr. Duh was the Vice President and Special Assistant to the President of Orient and from July 2002 through July 2003, Mr. Duh was the President of Orient. Currently, Mr. Duh is the President and Chairman of Orient Semiconductor Electronics, Inc., a wholly owned subsidiary of Orient.

Mitchell Shu Hung Kung has been with Orient since Feb. 2003 as Special Liaison to the Chairman of the Board. Previously and since October 2001, Mr. Kung served as Vice President for Investment Projects in China of WK Tech Venture, the largest venture capital firm in Taiwan. From 2000 to October 2001, Mr. Kung was the founder and director of various companies, including G.Net (China), Chinalink (HK), CIT Info Tech (Taiwan), and U-Drive (HK). Prior to 2000, Mr. Kung served as Managing Director of GVC Group—China, a worldwide modem manufacturer. Prior to 1997, Mr. Kung held various Sales/Channel management positions with IBM Taiwan.

Patrick Verderico has been a director of the Company since July 1997. Mr. Verderico was Chief Financial Officer at Ubicom, Inc. from January 2001 to January 2003. Before that, Mr. Verderico served as the Company's President and Chief Executive Officer from July 1997 to November 2000, and served as the Company's Chief Operating Officer from April 1997 to July 1997. From 1994 to 1996, Mr. Verderico was Chief Financial Officer of Creative Technology, a multi-media company. From 1992 to 1994, Mr. Verderico was Chief Financial Officer of Cypress Semiconductor, Inc., a manufacturer of integrated circuits. Prior to 1992, Mr. Verderico held various management positions in finance and operations with Coopers & Lybrand, Philips Semiconductors and National Semiconductor. Mr. Verderico is also a director of Micro Component Technology, Inc.

Elton Li joined the Company in December 2001 as Controller and Chief Accounting Officer. From April 1995 to November 2001, Mr. Li served as Controller of A-Plus Manufacturing Corporation, an electronic manufacturing service (EMS) company. Prior to that, Mr. Li held various accounting positions in leading firms in the public accounting and hospitality industries.

Eugene C.Y. Duh Mr. Duh established Orient in 1971. He was the chairman from 1971 to 1992, and has served as a director since 1995. Mr. Duh received his Doctoral Degree in Electrical Engineering from Stanford University in 1967. He held various executive positions in IBM Watson Research Lab in 1967 and was a Professor of National Taiwan University and Nation Chiao Tung University in 1969. Mr. Duh also served as President of United Microelectronics Corporation in 1979 and Chairman of Silicon Integrated Systems Corporation in 1987. At the beginning of 2004, he reassumed the role of Chairman and President of Orient. Mr. Duh also serves currently as Chairman of Da-Ai Television Co. Ltd.

Yang Mei-Shou Yang Mei-Shou has been a director of Orient since 1971, and served as Chairman of Orient from 1992 to 2003. Ms. Yang received her Bachelor Degree from National Chung-Shin University.

Chang Chao Pin-Pin Chang Chao Pin-Pin has been a director of Orient since 1971. She also currently serves as the Chairman of Consolidated Marketing Corporation, a principal stockholder and customer of Orient, and Audit Committee Supervisor of Silicon Integrated Systems Corporation.

Wang Chen Kuang-Fen Mr. Wang served as a director of Orient from 1984 through 1987 and from 1993 through the present time.

Liu Teng-Kun Mr. Liu received his Bachelor Degree in Mechanical Engineering from National Taiwan University, and has held various management positions with IBM, Zekins International, Ltd., and Wang Laboratories. Mr. Liu served as Audit Committee Supervisor of Orient from 1978 through 1984 and as a director from 1984 to 1987, and has also been a director since 1995.

Orient Orient.is our controlling stockholder. Orient was established in 1971, and consists of two business groups, the Finished Products Group and the Semiconductor Group. The former is the Electronics Manufacturing Services (EMS/CEM) provider, and the latter is the IC packaging and testing services provider. Orient common stock has been listed on the Taiwan Stock Exchange since April of 1994. The company has approximately 4,800 employees and sales offices located in Japan, the United States, Asia and Europe. As of June 30, 2005, the book value of the company’s total assets was $18.9 Billion New Taiwanese Dollars. In recent years, the exchange value of the New Taiwan Dollar has been approximately 33 to each US dollar.

Prior Transactions Between Orient and Our Company

Orient Purchases of Preferred Stock. As of December 31, 1998, the Company’s net loss exceeded $29 million as the result primarily of approximately $18 million in equipment impairment charges made during the second quarter of 1998 and required as a result of underutilization of equipment, low levels of revenue and significant excess capacity. Although the Company was not in compliance with its agreements with its secured lenders, it had obtained forbearance until May 31, 1999, conditioned on the continuation of monthly payments.

The Company previously had considered alternatives for additional financing, including discussions with potential investors. These efforts continued during the first quarter of 1999, and included discussions and negotiations with representatives of Orient. On April 29, 1999, Orient purchased 4,000,000 shares of the Company’s Series A Preferred Stock, convertible into 75% (approximately 55,000,000 shares) of the Company's Common Stock on a fully diluted basis, for $6.8 million. The terms of the Series A Preferred Stock included the right to payment of a cumulative annual dividend in the amount of $0.136 per share (payable at Orient’s election in cash or shares of Common Stock), the right to elect three members of the five-person board of directors, and the right to participate with the holders of Common Stock on an as-converted basis in the election of a fourth director. As part of this transaction, (1) the Company's secured creditors agreed to terminate their legal actions and to restructure the Company’s secured debt, including debt forgiveness of approximately $3.3 million and extended payment terms over the next twelve to forty-eight months, and (2) the Company issued to certain holders of its capital leases warrants to purchase a total of approximately 1.5 million shares of Common Stock at a price of $0.1236 per share. On August 4, 1999, Orient converted 1,000,000 shares of Series A Preferred into 13,748,771 shares of OSE Common Stock, and in September the Company paid off all the secured holders of restructured debt with the proceeds of a new $11 million bank facility guaranteed by Orient.

Orient on December 26, 2000 purchased 3,023,225 shares of the Company’s Series B Preferred Stock, convertible into an aggregate of 41,565,626 shares of Common Stock, representing 29.9% of all outstanding shares of Common Stock, for $6 million. The terms of the Series B Preferred Stock included the right to payment of a cumulative annual dividend in the amount of $.15877 per share (payable at Orient’s election in cash or shares of Common Stock, and the right to vote with the Common Stock in the election of the Company’s fifth director.

Orient Sale of OSE, Inc. to the Company in Exchange for Common Stock. In October 1999, Orient attempted to diversity the Company’s operations by promoting its entry into the distribution segment of the semiconductor packaging business. This was accomplished by an equity investment in the Company valued at a total of $5 million, in the form of the exchange of all of the outstanding capital stock of OSE, Inc., a California corporation (“OSEI”) owned by Orient and certain of its affiliates, including Edmond Tseng (the Company’s current Chief Executive Officer), Eugene Duh (currently Chairman of Orient), Tom Majeski, Danny Chang and Calvin Chien-Liang Lee (formerly a director of the Company). OSEI had commission income of approximately $2.1 million on gross sales in excess of $48 million for its fiscal year ended June 30, 1999. As consideration for the acquisition, the Company issued 25,910,090 shares of the Company’s Common Stock at current market value ($0.1930 per share), including 4,877,193 shares issued to Orient, 4,572,369 shares each issued to Messrs. Tseng, Majeski and Chang, 4,267,544 shares issued to Mr. Lee, and 3.048,246 shares issued to Mr. Duh. OSEI serves as the exclusive North American distributor for Orient and derives its earnings from fees received on the sales of Orient’s semiconductor assembly and test services to customers of Orient and its Philippine affiliate in North America. Following the transaction, OSEI continued operations as a wholly owned subsidiary of the Company.

Rescission of Dividends Paid to Orient. The Company’s continued lack of earnings following Orient’s investment in the Company prevented the Company from paying the cumulative dividends on the Series A and Series B Preferred Stock in cash. Orient therefore elected to receive its dividends in shares of Common Stock, valued at their market price as of the record date for each dividend payment. In this manner, a total of 26,344,391 additional shares of Common Stock, with a total market value of approximately $1.6 million, were distributed to Orient from July 1999 through January 2002. Early in the second quarter of 2002, the Company engaged new legal counsel who advised that the Company’s payment of dividends on the Series A and B Preferred Stock may have been improper under Delaware law because of the Company’s lack of sufficient earnings. Special Delaware counsel engaged for the purpose gave the Company similar legal advice. In view of this advice, the Company and Orient executed an agreement in August 2002 to rescind the payment of the dividends and to record the amount of the dividends, plus interest, as a current liability. Since that time, the Company has continued to record dividends payable (including interest on unpaid dividends) as a liability when they become due. As of October 2, 2005, the total amount of this liability was approximately $6.0 million.

Orient Loans of Working Capital. With the consent of Orient, the Company has withheld payments obtained from customers of Orient collected pursuant to the distribution agreement between Orient and OSEI in order to support the Company’s operational cash requirements. This withholding has been recorded as accounts payable—related party. In August 2003, Orient decided to convert part of this accounts payable to two interest-bearing loans, including a loan of $17.5 million that bore interest at the rate of 3.5% and a loan of $8.6 million that bore interest at the rate of 3%. The $17.5 million loan was due on June 26, 2004 and the $8.6 million was due on December 29, 2004. In June 2004, Orient extended the $17.5 million loan to December 26, 2004 with reduced interest at the rate of 3% per annum. In December 2004, Orient extended the $17.5 million loan to December 25, 2005 and extended the $8.6 million loan to June 29, 2005. On June 29, 2005, Orient extended the term of the $8.6 million loan to June 28, 2006, with a reduction in the rate of interest to 3%. The Company does not believe that it will have the ability to settle the loans on the due dates either through its operations or through financing from banks or other third parties. If Orient does not renew the loans as they become due, the Company will not be able to continue its operations.

As a result of the transactions described above, Orient is the Company’s largest creditor. As of October 2, 2005, the Company owed to Orient $26.1 million in inter-company loans, approximately $7.4 million in additional accounts payable, and approximately $6.0 million in accrued dividends and interest on unpaid dividends.

INTERESTS OF CERTAIN PERSONS IN THE MERGER;

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 12, 2005, a total of 56,725,808 shares of Common Stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of Common Stock by each of our directors, each of our executive officers, all of our directors and executive officers as a group, and each person known by us to beneficially own 5% or more of the outstanding shares of Common Stock

	Beneficial Ownership
Name	Number	Percent
Edmond Tseng (1)	5,672,369	4.1%
Patrick Verderico (2)	500,000	*
Edward S. Duh (3)	600,000	*
Elton Li (4)	128,125	*
Mitchell Shu Hung Kung (5)	200,000	*
Orient Semiconductor Electronics, Limited (6)	101,437,902	72.7%
All directors and executive officers as a group (5 persons) (7)	7,100,494	5.1%

*	Less than 1%
(1)	Includes 1,100,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005.
(2)	Includes 500,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005.
(3)	Includes 600,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005.
(4)	Includes 128,125 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005
(5)	Includes 200,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005.
(6)	Includes 18,625,964 shares of Common Stock plus 41,246,312 shares of Common Stock that are issuable upon conversion of the 3,000,000 shares of the Company's Series A Convertible Preferred Stock held by OSE and 41,565,626 shares of Common Stock that are issuable upon conversion of the 3,023,225 shares of the Company's Series B Convertible Preferred Stock. Orient holds all of the outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which can be converted into shares of Common Stock at any time.
(7)	Includes 2,928,125 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of October 12, 2005.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act and generally includes voting or investment power with respect to securities. Except as indicated above, we believe each holder possesses sole voting and investment power with respect to all of the shares of Common Stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of Common Stock subject to options or warrants held by that holder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

We expect that our current members of management will continue in their current positions for the next twelve months and will not receive any unusual grants of stock, options, salary changes, or bonuses during that time.

MARKET PRICES OF OUR COMMON STOCK AND DIVIDEND POLICY

As of October 12, 2005, there were approximately 320 beneficial owners of the Company’s Common Stock. Trading activity reports for the Company’s Common Stock are available on a delayed basis on the OTC Bulletin Board under the Symbol “OSEE”. The following table sets forth for the periods indicated, the high and low sale prices of the Company’s Common Stock.

Fiscal Year Ended December 31, 2003	High	Low
First Quarter	$0.009	$0.007
Second Quarter	$0.015	$0.006
Third Quarter	$0.010	$0.003
Fourth Quarter	$0.017	$0.004

Fiscal Year Ended December 31, 2004	High	Low
First Quarter	$0.010	$0.005
Second Quarter	$0.103	$0.007
Third Quarter	$0.040	$0.015
Fourth Quarter	$0.040	$0.010

Fiscal Year Ended December 31, 2005
First Quarter	$0.037	$0.009
Second Quarter	$0.020	$0.0085
Third Quarter	$0.015	$0.0065

The trading price of the Company’s Common Stock is normally subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, general conditions in the semiconductor industry and in the public stock markets, and other events or factors. The trading price has declined steadily with minor fluctuations since the Company encountered financial difficulties in 1997, and has remained at “penny stock” levels for the last two years. In these circumstances, it is not possible to predict with any certainty whether, when, or by how much the trading price of the Common Stock may decline further or increase in value.

The Company has not paid any cash dividends on its Common Stock and currently intends to retain any future earnings for use in its business. On August 9, 2002, the Company executed an agreement pursuant to which it rescinded its previous distribution of common shares from July 1999 through January 2002 paid to its majority shareholder, Orient, in settlement of a preferred dividend obligation of $1.6 million. Dividends on the Series A and B Preferred Stock are cumulative until paid. Under the terms of the agreement, Orient returned to the Company certificates representing 26,344,391 shares of Company Common Stock. In accordance with the terms and conditions of the Certificate of Designation for the Company’s Series A and Series B Preferred Stock, the Company agreed to accrue interest on the unpaid preferred dividends. As of October 2, 2005, unpaid preferred dividends and accrued interest on unpaid preferred dividends amounted to approximately $6.0 million. The decision to rescind the previous payment of dividends during 2002 was made after the Company was advised by its counsel (and also by special counsel engaged for this purpose) that the Company’s surplus and earnings may have been insufficient to support the payment of the dividends under the law of Delaware, the Company’s state of incorporation.

FINANCIAL STATEMENTS, SUPPLEMENTARY FINANCIAL INFORMATION, MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See Appendix D to this Information Statement for our Form 10-K for the year ended December 31, 2004, which includes audited financial statements as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004, 2003 and 2002, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

See Appendix E to this Information Statement for our Form 10-Q for the quarterly period ended October 2, 2005, which includes unaudited financial statements for the interim periods ended September 26, 2004 and October 2, 2005, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements with respect to the impact on the Company of the Merger and other matters. The forward-looking statements are not guarantees of future performance and occurrences and involve risks and uncertainties. Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2004 (Appendix D) and its Form 10-Q for the quarter ended October 2, 2005 (Appendix E) for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management’s expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

LEGAL PROCEEDINGS

On June 28, 2004, the Company filed a complaint (OSE USA, Inc. v. Batinovich and Integrated Packaging Assembly Corporation, et al., Santa Clara County Superior Court Case No. 104CV022361) against Integrated Packaging Assembly Corporation (“IPAC”), the purchaser of the assets of the manufacturing segment of the Company on September 8, 2003. This action for money damages; specific performance; and declaratory, equitable, and injunctive relief arose out of defendants’ failure to provide an executed deed of trust securing IPAC’s $500,000 promissory note to the Company in conjunction with the sale of the Company’s manufacturing assets to IPAC in 2003. Defendants allege that the deed of trust was not executed or delivered because of OSE’s failure to perform certain tenant improvements contemplated in a transfer of leased premises from OSE to IPAC. A cross-complaint asserting these allegations was filed by IPAC against OSE. Discovery was propounded by OSE, and responses were provided by IPAC. A third party, Canada Life Assurance Company (“Canada Life”), recently assumed the ownership interest in the property that is the site of the tenant improvement dispute. Canada Life also claims an interest in the $500,000 promissory note, which was to be assigned to the former owner of the rental property pursuant to a lease amendment. The parties have been engaging in settlement discussions to resolve the dispute. A trial date has not been set.

WHERE YOU CAN FIND MORE INFORMATION

The Merger will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Elton Li, Chief Accounting Officer, at the following address: OSE USA, Inc., 2223 Old Oakland Road, San Jose, California 95131.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the Commission relating to our business, financial and other matters. Copies of such reports, proxy statements, this Information Statement and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, DC 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330.

Some of the information described above may also be accessed on the World Wide Web through the Commission’s Internet website at http://www.sec.gov. Amendments to the Schedule 13E-3 will be filed that will incorporate by reference any Exchange Act documents that are filed after the date of this Information Statement.

THE BOARD OF DIRECTORS

Dated: January 13, 2006

OSE USA, Inc.

2223 Old Oakland Road

San Jose, California 95131

APPENDIX A

PLAN OF REORGANIZATION

AND

MERGER AGREEMENT

AMONG

OSE USA, INC,

ORIENT SEMICONDUCTOR ELECTRONICS, LIMITED

AND

OSE ACQUISITION CORPORATION

OCTOBER 11, 2005

PLAN OF REORGANIZATION AND MERGER AGREEMENT

This Plan of Reorganization and Merger Agreement (the “Merger Agreement”) is entered into as of October 11, 2005 by and among OSE USA, Inc. (“OSE”), OSE Acquisition Corporation (the “Subsidiary”), and Orient Semiconductor Electronics, Limited (“Orient”).

RECITALS AND UNDERTAKINGS

A. OSE and the Subsidiary are Delaware corporations with their principal offices located in the City of San Jose, California. Orient is a corporation organized under the laws of the Republic of China (Taiwan), with its principal offices located in Kaohsiung, Taiwan, Republic of China.

B. As of the date hereof, OSE has 300,000,000 authorized shares of common stock, of which 56,725,808 shares are issued and outstanding, and 20,000,000 authorized shares of preferred stock, of which 3,000,000 shares of Series A Preferred Stock are issued and outstanding, and 3,023,225 shares of Series B Preferred Stock are issued and outstanding.

C. As of the date hereof, the Subsidiary has 1,000 shares of common stock authorized. Immediately prior to the Effective Date (as such term is defined below), 1,000 shares of such common stock will be issued and outstanding, all of which shares will be owned by Orient.

D. The Boards of Directors of OSE, Orient and the Subsidiary, respectively, have approved this Merger Agreement and authorized its execution.

AGREEMENT

Section 1. General

1.1 The Merger. On the Effective Date, the Subsidiary shall be merged with and into OSE, with the Subsidiary being the surviving corporation. The Subsidiary shall thereafter continue to be a subsidiary of Orient, and its name shall be “OSE USA, Inc.”

1.2 Effective Date. The merger described herein shall become effective at the close of business on the day (the “Effective Date”) upon which a Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the Delaware General Corporation Law.

1.3 Certificate of Incorporation. On the Effective Date, the Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit A hereto, until amended in accordance with law.

1.4 Bylaws. On the Effective Date, the Bylaws of OSE shall be the Bylaws of the Surviving Corporation.

1.5 Directors and Officers. On the Effective Date, the directors and officers of the Subsidiary shall be the following persons:

Directors	Officers
Edmond Tseng, Chairman	Edmond Tseng, President, Chief Executive Officer and Chief Financial Officer
Edward S. Duh	Elton Li, Secretary and Chief Accounting Officer
Mitchell Kung
Patrick Verderico

The named directors of the Subsidiary shall serve until the next annual meeting of shareholders of the Subsidiary or until such time as their successors are elected and have been qualified, and the named officers shall serve, subject to any contractual rights which they may possess, at the pleasure of the Board of Directors.

1.6 Effect of the Merger.

(a) Assets and Rights. On the Effective Date and thereafter, all rights, privileges, franchises and property of OSE and all debts and liabilities due or to become due to OSE, including choses in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion vested in the Subsidiary without further act or deed; and the Subsidiary shall have and hold the same in its own right as fully as if the same were previously possessed and held by the Subsidiary.

(b) Liabilities. On the Effective Date and thereafter, all debts, liabilities and obligations due or to become due of, and all claims and demands for any cause existing against, OSE shall be and become the debts, liabilities or obligations of, or the claims or demands against, the Subsidiary in the same manner as if the Subsidiary had itself incurred or become liable for them.

(c) Creditors’ Rights and Liens. On the Effective Date and thereafter, all rights of creditors of OSE and all liens upon the property of OSE shall be preserved unimpaired, and shall be limited to the property affected by such liens immediately prior to the Effective Date.

(d) Pending Actions. On the Effective Date and thereafter, any action or proceeding pending by or against OSE shall not be deemed to have abated or been discontinued, but may be pursued to judgment with full right to appeal or review. Any such action or proceeding may be pursued as if the merger described herein had not occurred, or with the Subsidiary substituted in place of OSE as the case may be.

1.4 Further Assurances. OSE agrees that at any time, or from time to time, as and when requested by the Subsidiary, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers, or by the corresponding officers of the Subsidiary, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the Subsidiary, or its successors or assigns, may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights transferred to the Subsidiary in this Section 1, or otherwise to carry out the intent and purposes of this Merger Agreement.

Section 2. Stock

2.1 Stock of the Subsidiary. On the Effective Date, each share of common stock of the Subsidiary issued and outstanding immediately prior to the Effective Date shall, by virtue of the merger described herein, be unchanged and remain an outstanding share of common stock of the Subsidiary after the Effective Date.

2.2 Stock of Orient. Neither the authorized nor any issued and outstanding shares of Orient shall be affected by the Merger.

2.3 Stock of OSE. On the Effective Date, by virtue of the merger described herein, (1) each of the 56,725,808 shares of common stock of OSE issued and outstanding immediately prior to the Effective Date (each an “OSE Common Share”) shall be deemed to be exchanged for and converted into the right to receive in cash the sum of six-tenths of one cent ($.006), (2) each of the 3,000,000 outstanding shares of Series A Preferred Stock of OSE shall be deemed to be exchanged into and converted for one (1) issued and outstanding share of Series A Preferred Stock of the Subsidiary, and (3) each of the 3,023,225 outstanding shares of Series B Preferred Stock of OSE shall be deemed to be exchanged into and converted for one (1) issued and outstanding share of Series B Preferred Stock of the Subsidiary.

2.4 Exchange of Stock by Shareholders of OSE. On the Effective Date or as soon as practicable thereafter, the following actions shall be taken to effectuate the exchange and conversion specified in Paragraph 2.3 hereof:

(a) The holders of OSE Common Shares of record immediately prior to the Effective Date shall be allocated and entitled to receive for each share of common stock of OSE then held by them respectively six-tenths of one cent ($.006).

(b) Subject to the provisions of Paragraph 2.4(c) hereof, the Subsidiary shall issue to Orient the shares of Series A Preferred Stock and Series B Preferred Stock of the Subsidiary which Orient shall be entitled to receive.

(c) Thereafter, outstanding certificates representing shares of Series A Preferred Stock or Series B Preferred Stock of OSE shall represent shares of the Series A Preferred Stock or Series B Preferred Stock, respectively, of the Subsidiary, and such certificates may, but need not, be exchanged by the holders thereof for new certificates for the appropriate number of shares of the Subsidiary.

2.5 Other Rights to Common Stock.

(a) On the Effective Date and thereafter, each outstanding plan pursuant to which shares of OSE’s common stock may be purchased, including the 1993 Stock Option Plan, as amended, the Employee Stock Purchase Plan, as amended, the 1997 Nonstatutory Stock Option Plan, and the 1999 Director Option Plan (collectively, the “Option Plans”), shall be terminated, provided that each outstanding option to purchase shares of common stock of OSE pursuant to any of the Option Plans shall be deemed to be an option granted by the Subsidiary upon the same terms and conditions, except that appropriate adjustments shall be deemed to be made to such terms and conditions to provide that, upon exercise of the option, the holder thereof shall be entitled to receive six-tenths of one cent ($.006) for and in place of each share of common stock for which the option may be exercised.

(b) On the Effective Date and thereafter, each outstanding warrant to acquire shares of common stock of OSE, consisting of (1) Warrant for 500,000 shares at the price of $.1236 per share, expiring April 29, 2006, and (2) Warrant for 1,000,000 shares at the price of $.1236 per share, expiring May 1, 2006, shall be deemed to be a Warrant granted by the Subsidiary upon the same terms and conditions, except that appropriate adjustments shall be deemed to be made to such terms and conditions to provide that, upon exercise of the Warrant, the holder thereof shall be entitled to receive six-tenths of one cent ($.006) for and in place of each share of common stock for which the Warrant may be exercised.

Section 3. Approvals

3.1 Shareholder Approval. This Merger Agreement shall be submitted to the shareholder(s) of the Subsidiary and OSE for ratification and confirmation to the extent required by, and in accordance with, applicable provisions of law.

3.2 Regulatory Approvals. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the merger described herein to be consummated, including without limitation the consents and approvals referred to in Paragraphs 4.1(b), 4.1(c) and 4.1(d) hereof.

Section 4. Conditions Precedent; Termination and Payment of Expenses

4.1 Conditions Precedent to the Merger. Consummation of the merger described herein is conditioned upon the following:

(a) Approval of this Merger Agreement by the shareholders of the Subsidiary and OSE in accordance with applicable provisions of law;

(b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the merger described herein to be consummated, including without limitation: (i) to the extent necessary, qualification (or exemption from qualification) by the Delaware Division of Securities under the Delaware Securities Act, and by securities administrators of other applicable jurisdictions, with respect to the securities of the Subsidiary to be issued upon consummation of the merger, and (ii) the absence of any stop order or other unfavorable order by the Securities and Exchange Commission affecting the exchange of securities of OSE required by this Merger Agreement;

(c) Receipt (unless waived by each of the parties hereto) of an opinion of counsel and/or accountants with respect to the tax consequences to the parties and their shareholders of the merger described herein;

(d) Procuring all consents or approvals, governmental or otherwise, which in the opinion of counsel for the Subsidiary are or may be necessary to permit or to enable the Subsidiary to conduct, upon and after the merger described herein, all or any part of the businesses and other activities that OSE engages in immediately prior to such merger, in the same manner and to the same extent that OSE engaged in such businesses and other activities immediately prior to such merger; and

(e) Performance by each of the parties hereto of all obligations under this Merger Agreement which are to be performed prior to the consummation of the merger described herein.

4.2 Termination of the Merger. In the event that any condition specified in Paragraph 4.1 hereof cannot be fulfilled, or prior to the Effective Date the Board of Directors of any of the parties hereto reaches any of the following determinations:

(a) Any action, suit, proceeding or claim relating to the merger described herein, whether initiated or threatened, makes consummation of such merger inadvisable; or

(b) Consummation of the merger described herein is inadvisable for any other reason;

then this Merger Agreement shall terminate. Upon termination, this Merger Agreement shall be void and have no further effect, and there shall be no liability by reason of this Merger Agreement or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or shareholders.

4.3 Expenses of the Merger. All of the expenses of the merger described herein, including without limitation filing fees, printing costs, mailing costs, accountant’s fees and legal fees, shall be apportioned and adjusted between the Subsidiary and Orient as shall be required by applicable law, regulation or rules of accounting.

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

OSE USA, INC

By:	/S/ EDMOND TSENG
Edmond Tseng, President and Chief Executive Officer

OSE ACQUISITION CORPORATION

By:	/S/ EDMOND TSENG
Edmond Tseng, President and Chief Executive Officer

ORIENT SEMICONDUCTOR ELECTRONICS, LIMITED

By:	/S/ EUGENE DUH
Eugene Duh, President

EXHIBIT A

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

FIRST

The name of the Corporation is OSE USA, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH

The Corporation is authorized to issue two classes of shares: Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares. The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, $.001 par value. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, $.001 par value.

The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors ordinally fixing the number of shares of such series.

If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH

The Corporation is to have perpetual existence.

SIXTH

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

SEVENTH

The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

EIGHTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH

A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH

Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

TWELFTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH

SERIES A CONVERTIBLE PREFERRED STOCK

A. DESIGNATION. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”).

B. AMOUNT. The number of shares constituting such series of Series A Preferred shall be Four Million (4,000,000).

C. RANK. The Series A Preferred shall rank (i) senior to the Common Stock, par value $.001 per share (the “Common Stock”), of the Company, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and (ii) on a parity with any additional series of preferred stock of any class which the Board of Directors or the stockholders may from time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. Dividends and Distributions.

a. The holders of shares of Series A Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors of the Company (the “Board of Directors” or the “Board”) out of funds legally available for such purpose, dividends at the rate of $0.136 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of such shares and shall be payable semi-annually on July 1 and January 1 of each year commencing July 1, 1999 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board (each, a “Record Date”). Dividends on the Series A Preferred shall be paid in cash or, subject to the limitations in Section 1(b) hereof, shares of Common Stock of the Corporation or any combination of cash and shares of Common Stock, at the option of the holders of Series A Preferred as hereinafter provided. The amount of the dividends payable per share of Series A Preferred for each semi-annual dividend period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 8% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to the Series A Preferred (collectively, the “Junior Stock”), shall be paid or set apart for payment on any shares of Junior Stock, and no purchase, redemption, or other acquisition shall be made by the Company of any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series A Preferred and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer).

If at any time any dividend on any capital stock of the Company ranking senior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, where voluntary or involuntary, to the Series A Preferred (the “Senior Stock”) shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Preferred unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series or the Company’s capital stock ranking, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, where voluntary or involuntary, on a parity with the Series A Preferred (the “Parity Stock”) for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment for such payment on the Series A Preferred. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series A Preferred and the Parity

Stock, all dividends paid or declared and set apart for payment upon shares of Series A Preferred (and interest on dividends in arrears at the rate specified herein) and the Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Preferred and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred and the Parity Stock bear to each other.

b. If the holders of at least a majority of the outstanding shares of Series A Preferred elect in the exercise of their sole discretion to receive shares of Common Stock in payment of dividends on the Series A Preferred, the Company shall issue and dispatch, or cause to be issued and dispatched, to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the per share Computed Price of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series A Preferred held by such holder which are being paid in shares of Common Stock were being paid in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Company may issue a number of shares of Common Stock to each holder which reflects a rounding to the nearest whole number of shares of Common Stock or may pay cash. The holders of Series A Preferred may not exercise their right to issue shares of Common Stock in payment of dividends on Series A Preferred if the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held in the Company’s treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock.

Shares of Common Stock issued in payment of dividends on Series A Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Company; the issuance and delivery thereof is hereby authorized; and the dispatch thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable dividend payment date.

“Computed Price” of one share of Common Stock on any date means the average of the closing prices of the Common Stock on the five trading days ending one trading day prior to the applicable Record Date.

c. So long as any shares of Series A Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1a and 1b above) on the Series A Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1c shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company’s Board of Directors.

2. Voting Rights.

a. General Rights. Except as otherwise provided herein or as required by law, the Series A Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of any action by written consent.

b. Separate Vote of Series A Preferred. For so long as at least 2,000,000 (as adjusted for stock splits, combinations and similar events) shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3c);

(vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than pursuant to Section D.1 above);

(vii) Any voluntary dissolution or liquidation of the Company; or

(viii) Any increase or decrease in the authorized number of members of the Company’s Board of Directors.

c. Election of Board of Directors.

(i) For so long as at least 2,000,000 (as adjusted for stock splits, combinations and similar events) shares of Series A Preferred remain outstanding, (A) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect three (3) members of the Company’s Board of Directors at each meeting of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (B) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (C) the holders of Common Stock and Series A Preferred, voting together as a single class on an as-is-converted basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) If less than 2,000,000 (as adjusted for stock splits, combinations and similar events) shares of Series A Preferred remain outstanding, (A) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (B) the holders of Common Stock and Series A Preferred, voting together as a single class on an as-is converted basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. Liquidation Rights.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred equal to $1.70 (the “Original Issue Price”) plus all declared and unpaid dividends on the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them.

b. After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3a above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

c. The following events shall be considered a liquidation under this Section:

(i) any consolidation or merger of the Company with or into any other company or other entity or person or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization (or affiliates of such stockholders) own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred to parties other than affiliates of the stockholders of the Company owning in excess of fifty percent (50%) of the Company’s voting power immediately prior to such transaction or series of transactions (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to parties other than affiliates of stockholders of the Company owning in excess of fifty percent (50%) of the Company’s voting power immediately prior to such transaction or series of related transactions (an “Asset Transfer”).

d. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in Section 3a, then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

e. In any of such events, if the consideration received by this Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors (excluding the directors serving on the Board pursuant to Section 2.c.i.A.) and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors (excluding the directors serving on the Board pursuant to Section 2.c.i.A.) and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

4. Conversion Rights.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4a, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 4b) by the number of shares of Series A Preferred being converted.

b. Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the “Series A Preferred Conversion Price,” calculated as provided in Section 4c.

c. Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be $0.12364742 (the “Series A Preferred Conversion Price”), such that each share of Series A Preferred shall initially be convertible into 13.74877050 shares of Common Stock. Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

d. Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Company shall promptly issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay, or cause to be paid, in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price

in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4e shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4f to reflect the amount of the actual payment of such dividend or distribution.

g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3c or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3c or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4) as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

i. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other company, or any Asset Transfer (as defined in Section 3c), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the

Company shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

j. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

k. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

l. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company or the Company’s transfer agent.

m. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

n. No Dilution or Impairment. Without the consent of the holders of then outstanding Series A Preferred as required under Section 2b, the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

3. No Reissuance Of Series A Preferred.

No share or shares of Series A Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

FOURTEENTH

SERIES B CONVERTIBLE PREFERRED STOCK

A. DESIGNATION. The shares of such series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”).

B. AMOUNT. The number of shares constituting such series of Series B Preferred shall be three million twenty three thousand two hundred twenty five (3,023,225).

C. RANK. The Series B Preferred shall rank (i) senior to the Common Stock, par value $.001 per share (the “Common Stock”), of the Company, now or hereafter issued, as to payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, (ii) on a parity with the Series A Convertible Preferred Stock (the “Series A Preferred”), par value $.001 per share, of the Company, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and (iii) on a parity with any additional series of preferred stock of any class which the Board of Directors or the stockholders may from time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

D. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1. Dividends and Distributions.

a. The holders of shares of Series B Preferred shall be entitled to receive, when, as, and if declared by the Board of Directors of the Company (the “Board of Directors” or the “Board”) out of funds legally available for such purpose, dividends at the rate of $0.15877 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from the date of original issuance of such shares and shall be payable semi-annually on July 1 and January 1 of each year commencing July 1, 2001 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Company on such record dates, which shall be not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board (each, a “Record Date”). Dividends on the Series B Preferred shall be paid in cash or, subject to the limitations in Section 1(b) hereof, shares of Common Stock of the Company or any combination of cash and shares of Common Stock, at the option of the holders of Series B Preferred as hereinafter provided. The amount of the dividends payable per share of Series B Preferred for each semi-annual dividend period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 8% per annum until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Company ranking junior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to the Series B Preferred (collectively, the “Junior Stock”), shall be paid or set apart for payment on any shares of Junior Stock, and no purchase, redemption, or other acquisition shall be made by the Company of any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series B Preferred and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer).

If at any time any dividend on any capital stock of the Company ranking senior as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to the Series B Preferred (the “Senior Stock”), shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Preferred unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series or the Company’s capital stock ranking, as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, on a parity with the Series B Preferred (the “Parity Stock”) for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment for such payment on the Series B Preferred. No full dividends shall be paid or declared and set apart for payment on the Series B Preferred for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B Preferred and the Parity Stock, all dividends paid or declared and set apart for payment upon shares of Series B Preferred (and interest on dividends in arrears at the rate specified herein) and the Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Preferred and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Preferred and the Parity Stock bear to each other.

b. If the holders of at least a majority of the outstanding shares of Series B Preferred elect in the exercise of their sole discretion to receive shares of Common Stock in payment of dividends on the Series B Preferred, the Company shall issue and dispatch, or cause to be issued and dispatched, to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the per share Computed Price (as defined below) of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series B Preferred held by such holder which are being paid in shares of Common Stock were being paid in cash. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Company may issue a number of shares of Common Stock to each holder which reflects a rounding to the nearest whole number of shares of Common Stock or may pay cash. The holders of Series B Preferred may not exercise their right to issue shares of Common Stock in payment of dividends on Series B Preferred if the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held in the Company’s treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock.

Shares of Common Stock issued in payment of dividends on Series B Preferred pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Company; the issuance and delivery thereof is hereby authorized; and the dispatch thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable dividend payment date.

“Computed Price” of one share of Common Stock on any date means the average of the closing prices of the Common Stock on the five trading days ending one trading day prior to the applicable Record Date, provided however, that if the Common Stock is not publicly traded at the time of determination of any Computed Price, then the Computed Price shall mean the price as computed in accordance with Section D(3)(e)(i)(C) hereof or Section D(3)(e)(ii), if applicable.

c. So long as any shares of Series B Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) and 1(b) above) on the Series B Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series B Preferred in an amount equal per share (on an as-if converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company’s Board of Directors.

2. Voting Rights.

a. General Rights. Except as otherwise provided herein or as required by law, the Series B Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, in either case upon the following basis: each holder of shares of Series B Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series B Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of any action by written consent.

b. Separate Vote of Series B Preferred. For so long as at least 1,511,612 (as adjusted for stock splits, combinations and similar events) shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c));

(vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (other than pursuant to Section D(l) above);

(vii) Any voluntary dissolution or liquidation of the Company; or

(viii) Any increase or decrease in the authorized number of members of the Company’s Board of Directors.

3. Liquidation Rights.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series B

Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series B Preferred equal to $l.984635613 (the “Original Issue Price”) plus all declared and unpaid dividends on the Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred held by them.

b. After the payment of the full liquidation preference of the Series B Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

c. The following events shall be considered a liquidation under this Section:

(i) any consolidation or merger of the Company with or into any other company or other entity or person or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization (or affiliates of such stockholders) own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred to parties other than affiliates of the stockholders of the Company owning in excess of fifty percent (50%) of the Company’s voting power immediately prior to such transaction or series of transactions (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company to parties other than affiliates of stockholders of the Company owning in excess of fifty percent (50%) of the Company’s voting power immediately prior to such transaction or series of related transactions (an “Asset Transfer”).

d. If upon any liquidation, distribution or winding up of the Company, the assets of the Company shall be insufficient to permit the payment to all holders of the Series B Preferred and any Parity Stock of their full preferential amounts described in this Section 3(a) or elsewhere in the Company’s Certificate of Incorporation, then all of the available assets shall be distributed among the holders of the then outstanding Series B Preferred and Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

e. In any of such events, if the consideration received by this Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) For securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors (excluding any directors elected to the Board by separate vote of the Series A Preferred) and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred and Series B Preferred.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the

Board of Directors (excluding any directors elected to the Board by separate vote of the Series A Preferred) and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred and Series B Preferred.

4. Conversion Rights.

The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4(a), any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted.

b. Series B Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c).

c. Series B Preferred Conversion Price. The conversion price for the Series B Preferred shall initially be $0.144350043 (the “Series B Preferred Conversion Price”), such that each share of Series B Preferred shall initially be convertible into 13.7487705 shares of Common Stock. Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

d. Mechanics of Conversion. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred being converted. Thereupon, the Company shall promptly issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay, or cause to be paid, in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the amount of the actual payment of such dividend or distribution.

g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series B Preferred shall have the right thereafter to convert such Series B Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series B Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

i. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other company, or any Asset Transfer (as defined in Section 3(d), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

j. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

k. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will promptly such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient such purpose.

1. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company or the Company’s transfer agent.

m. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

n. No Dilution or Impairment. Without the consent of the holders of then outstanding Series B Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against dilution or other impairment.

5. No Reissuance Of Series B Preferred.

No share or shares of Series B Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

APPENDIX B

FINANCIAL STRATEGIES CONSULTING GROUP, LLC

FAIRNESS OPINION

AS OF

AUGUST 31, 2005

EXCELLENCE IN FINANCIAL CONSULTING

Financial Strategies Consulting Group, LLC

Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com

August 31, 2005

Mr. Elton Li

Corporate Controller &

Chief Accounting Officer

OSE USA, Inc.

2221 Old Oakland Road

San Jose, CA 95131

Dear Mr. Li:

Financial Strategies Consulting Group, LLC (“FSCG”) is pleased to submit this analysis to OSE USA, Inc. (“OSE USA” or the “Company”). This analysis represents a fairness opinion as of August 31, 2005 (the “valuation date”), in regards to the purchase of the common stock from unaffiliated minority shareholders by Orient Semiconductor Electronics, Limited (“Orient”).

FINANCIAL STRATEGIES CONSULTING GROUP

Financial Strategies Consulting Group, founded in 1994, provides independent company valuations and financial advisory consulting services. FSCG’s primary focus is to serve the valuation and financial advisory needs of the Bay Area’s emerging growth companies. Our focus enables us to confront the unique issues involved in valuing emerging growth companies. FSCG is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, initial public offerings, recapitalizations, estate tax, corporate planning and other purposes and for establishing the fair market value as it relates to issuance of employee stock options.

OSE USA, INC.

OSE USA (NASDAQ: OSEE.ob) was incorporated in April 1992 and was formerly known as Integrated Packaging Assembly Corporation. The Company operates as the exclusive North American sales agent for Orient’s factories in Taiwan (“OSET”) and the Philippines (“OSEP”). For customers requiring advanced semiconductor packages1, the Company promotes OSET based upon their more advanced manufacturing technology. Conversely, for customers requiring low to medium pin count and traditional semiconductor packages2, the Company promotes OSEP based on their lower manufacturing cost. The above semiconductor packages are used in devices such as personal computers, modems, disk drives and telecommunications products. The Company indicated that its business model is commission-based with fees based on the amount of OSET and OSEP semiconductor assembly and test services secured to customers in North America. OSE USA is headquartered in San Jose, CA, and employs 15 people.

[1]	Advanced semiconductor packages include ball grid array (“BGA”), system in package (“SIP”), flip chip and chip scale package (“CSP”).
[2]	Low to medium pin count and traditional semiconductor packages include plastic dual in package (“PDIP”), small outline integrated circuit (“SOIC”), thin shrink small outline package (“TSSOP”) and plastic lead chip carrier (“PLCC”).

Mr. Elton Li

August 31, 2005

FINANCIAL ANALYSIS

FSCG worked with management to complete this analysis. In connection with rendering this opinion, our due diligence included, but was not limited to:

1) Discussing with OSE USA management its business, strategy and future prospects.

2) Analyzing certain historical financial statements, financial forecasts and other data provided to us by management. This included reviewing assumptions, including growth rates and operating margins and discussing the rationale of these assumptions with management.

3) Reviewing the Company’s historical market prices and trading volume of its publicly-traded common stock, along with publicly-available financial data on the Company.

4) Completing a Market Multiple Method to estimate the value of the Company’s common stock.

5) Employing a Speculative Option Analysis Method to value the Company’s common stock.

6) Reviewing the SEC statement Schedule14(c).

7) Completing a report detailing our valuation conclusions and the corresponding assumptions.

8) Performing such other studies, analyses and investigations as we considered appropriate to enable us to render our opinion.

FINANCIAL ISSUE

Per the Information Statement (the “Statement”), pursuant to Section 14(c) of the Securities Exchange Act of 1934, OSE USA is proposing to purchase 38,099,844 issued and outstanding shares (the “Minority Shares”) of its common stock that are not owned by its majority stockholder, Orient, as of August 31, 2005. Further review of the Statement indicates that the Company is proposing a payment of $0.006 per share (the “Cash Consideration”) to all such holders of Minority Shares owned by the unaffiliated stockholders in exchange for their surrender. OSE USA indicated that when the deal is consummated, the merger will enable the Company to:

•	Enable all of the holders of the Minority Shares to exchange their shares for the Cash Consideration;

•	Terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”); and

•	Terminate its periodic reporting obligations under Section 13 of the Exchange Act.

RISK ASSSESMENT

If the merger is not consummated, the Company’s registration and periodic reporting obligations will continue, and OSE USA will not benefit from the substantial reduction in general and administrative costs associated with being a non-reporting company. In addition, the Company’s senior management will have to continue to devote significant time to its registration and reporting obligations, which will not allow them to devote to other corporate operations. Furthermore, given the $26.1 million of debt owed to Orient over the next 12 months, there is substantial risk to and uncertainty regarding the value of the common stock.

FINANCIAL RESULTS

Prior to opining on the fairness of the Cash Consideration, FSCG analyzed OSE USA’s historical financial statements in order to gain a better understanding of the Company’s operations. Based on the Company’s audited

Mr. Elton Li

August 31, 2005

financial results, OSE USA generated revenue of $4.8 million, $3.3 million and $4.3 million from 2002 through 2004, respectively, and $3.5 million for the latest twelve months (“LTM”) ending June 30, 2005. A further review of OSE USA’s financial results indicate that the Company achieved an operating margin of 23.0% in 2002 before incurring an operating loss in 2003 due to the downturn in the semiconductor industry. However, the Company’s business rebounded with OSE USA achieving an operating margin of 14.8% in 2004 and 17.6% for the LTM ending June 30, 2005. The Company’s historical financial statements are presented in Schedules 7 and 8.

Our discussions with management indicated that the Company needs to go private and reduce operating costs to achieve profitability. While OSE does not have any formal financial projections, discussions indicated that an optimistic (high case) normalized revenue level was $4.0 million annually. In addition, our research and discussions with management indicated that an optimistic normalized operating margin might equal 22.0%. The increase in operating margin reflects certain operating leverage as revenue grows as well as management’s expectations going forward. The Company’s projected financial statements are also presented in Schedules 7 and 8.

METHODOLOGY

In opining on the fairness of the Cash Consideration, FSCG estimated the Company’s common stock based on three methodologies (Publicly-Traded Stock Price, Multiple Analysis and Speculative Option Analysis). These methodologies reflect how shareholders may analyze the value of the Company. The first method analyzes the value based on the publicly-traded stock price. The second method estimates the value of OSE based on the Company’s projected revenue and earnings potential as it relates to value based on comparable, guideline companies. The third method uses an option pricing model, which analyzes the value potential, based on the volatility of the Company’s stock price taking into consideration the liquidation preferences of the preferred stock.

Methodology 1: Publicly-Traded Stock Price

The Company’s stock is thinly traded and has ranged from $0.007 to $0.015 per share in the month of August. The average stock price equaled $0.011 per common share for the month of August 2005. FSCG observed that substantially all of the trading occurred at $0.01 or below per share since March 2005.

Methodology 2: Market Multiple Analysis

When applying the Market Multiple Analysis Method, it is common to analyze market multiples based on historical and forecasted financial results for both the guideline companies and the subject company. In utilizing this method, FSCG utilized a five-step process. First, publicly-traded firms in the same or similar lines of business as OSE USA were identified. The comparability of each company listed is determined by reviewing their business description and financial history. These companies are:

—Provides semiconductor packaging and testing services. The company’s packaging services include leadframe-based package types (quad flat package, thin quad flat package, bump chip carrier and quad flat no-lead package) and package types based on substrates (BGA). The company’s testing services, on the other hand, include front-end engineering testing, wafer probe, final testing, and other related semiconductor testing services. The company also offers turnkey services, which consist of packaging, testing, and direct shipment of semiconductors to end users.

Mr. Elton Li

August 31, 2005

—Operates as a subcontractor of semiconductor packaging and test services. The company’s semiconductor packaging services include traditional leadframe products and advanced packaging whereas its test solutions include wafer probe, final test, strip test, marking, bake, drypack, and tape and reel. The company also provides engineering services, including test program development, test hardware development, test program conversion, device characterization and qualification testing.

—Provides comprehensive package design, assembly and test services for power semiconductors used in telecommunications and networking systems, computers and computer peripherals, consumer electronics, electronic office equipment, automotive systems and industrial products. The company also provides assembly and test services for specialized non-power semiconductor packages used for industrial, automotive, military and computer peripheral applications.

—Offers standard and customized packaging and testing solutions, including advanced lead frame packages and substrate packages, such as ball grid array and module packages and the flip chip package, as well as testing for logic, mixed signal and embedded memory devices. The company also offers turnkey solutions from packaging and testing to direct shipment of semiconductor devices to end users designated by its customers.

—Offers a variety of semiconductor solutions such as: 1) packaging services for leaded, power, and array packages designed to provide customers various packaging solutions and backend services for various electronics applications; 2) redistribution and wafer bumping services; 3) package design, electrical, mechanical and thermal simulation, and measurement and design of lead-frames and substrates; 4) test services, including wafer probe and final testing, on a selection of test platforms; and 5) pre-production and post-production services such as package development, test software and related hardware development, warehousing, and drop shipment services.

Schedule 9 present summaries of relevant financial information for the guideline companies, including historical sales, profitability, projected earnings per share and growth as of the valuation date. Second, the market multiples for the guideline companies were calculated and are shown in Schedule 10 as of August 31, 2005. Third, estimated market multiples are applied to OSE USA’s forecasted revenue and earnings results.

MVIC/Revenue

This ratio divides the aggregate market value of invested capital (“MVIC”) by revenue. MVIC is defined as the sum of the market value of equity and interest-bearing debt less cash and equivalents. This ratio allows for the quantification of the relationship between sales and total invested capital. The multiples for the guideline companies ranged from 0.43 to 10.77 with the mean and median equal to 3.20 and 1.96, respectively. After analyzing analysts’ estimates of the guideline companies forecasted revenue, we calculated the MVIC/Revenue multiples based on both estimated FY 2005 and FY 2006 revenue. The MVIC/Revenue multiples ranged from 1.50 to 9.44 with the mean and median equal to 3.38 and 1.86, respectively, based on estimated FY 2005 results and ranged from 1.29 to 2.04 with the mean and median equal to 1.59 and 1.52, respectively, based on estimated FY 2006 results. Per Schedule 6, we applied a multiple of 6 to OSE USA’s projected 2005 revenue to yield an invested capital value of $24.0 million. This multiple is above the guideline company range and thus, is very conservative and yields a high value for OSE USA. After subtracting debt of $26.1 million, the Company’s equity value was estimated to be zero.

Mr. Elton Li

August 31, 2005

Price/Earnings

This ratio divides the aggregate market value of equity by net earnings from recurring sources. The P/E multiples of the guideline companies based on the LTM provides minimal insight given that only Siliconware Precision posted a positive multiple equal to 18.38. After analyzing analysts’ estimates of the guideline companies forecasted earnings, we calculated the P/E multiples based on both estimated FY 2005 and FY 2006 earnings. The P/E multiples ranged from negative to 68.89 with the mean and median equal to 8.93 and 3.85, respectively, based estimated FY 2005, and ranged from negative to 16.32 with the mean and median equal to 2.70 and 12.63, respectively, based on estimated FY 2006 results. Per Schedule 5, we applied a multiple of 16 to projected 2005 earnings to yield an equity value of $931,000 or $930,000, rounded. This multiple is at the high end of the guideline company range.

Summary of Value—Market Multiple Method

The estimated values from the MVIC/Revenue and Price/Earnings multiples equaled zero and $930,000, respectively. As part of our analysis, we also calculated the Company’s market value of equity to equal $623,984 based on the common shares outstanding times the average stock price from August 1 through August 24, 2005. Averaging the above results yields an equity value of $517,995. Given that preferred stock liquidation preference of $11.1 million is greater than the average equity value of $517,995, FSCG concluded that the common stock has zero value using this valuation methodology (See Schedule 4).

Methodology 3: Speculative Option Analysis

Under the Speculative Option Analysis Method, FSCG estimated the fair market value of the common stock as the net value of a series of call options, representing the present value of the expected future returns to the common shareholders. Essentially, the rights of the common shareholders are equivalent to a call option on any value of the Company above the respective preferred shareholders’ liquidation preferences, with adjustment to account for the rights retained by the preferred shareholders related to their share in any value above the values at which they would convert to common shares. Thus, the common stock can be valued by estimating the value of its share in each of these call option rights.

The Speculative Option Analysis Method often uses the Black-Scholes Option Pricing Model where the total value of a stock option/warrant is generally considered to have two components: an intrinsic value and a time value. The intrinsic value is the excess of the value of the underlying stock over the option’s exercise price. The intrinsic value of an option may be positive or zero, but not negative, since the owner of an option has the right, but not the obligation to exercise the option.

The time value component represents the present value of the expected difference between the value of the stock and the exercise price at any time prior to the option’s expiration date, which affords the opportunity for the intrinsic value of the option to increase. Some of the factors that affect the time value component of the option are:

•	Time from valuation date to the option expiration;

•	Volatility of the underlying stock;

•	Leverage the option affords;

•	Interest rates;

•	Whether the company pays dividends; and

•	The liquidity of the option.

Mr. Elton Li

August 31, 2005

There have been numerous theoretical and empirical models developed to incorporate these factors, but no model has been developed that incorporates them all.

Messrs. Fisher Black and Myron Scholes developed the best known and most widely applied theoretical model for valuing marketable options. While this model is the most widely applied, it has several limitations. First, it was developed to value a “European call”; that is, an option which can be exercised only at its expiration date. In the subject case, for purposes of our valuation, the Warrant is assumed to be an “American option,” exercisable at any time. Second, the Black-Scholes model was developed for options having an exercise period equal to approximately one year or less. For exercise periods in excess of one year, the Black-Scholes model often yields results that are generally considered to be higher than the expected trading price or fair market value of the option. The Black-Scholes model considers factors such as the current stock price, the exercise price, the risk free interest rate, the term of the option, and the volatility of the underlying stock.

In utilizing the Speculative Option Analysis Method, OSE’s volatility must first be estimated. FASB 123 states that estimating future volatility should begin with calculating historical volatility over the most recent period equal to the expected life of the option. Per Schedule 3, we reviewed the volatilities of the guideline companies per their respective Form 10-K statement, which ranged from 0.59 to 3.84 with a mean and median equal to 1.29 and 0.80, respectively. Additionally, we calculated the volatilities for the guideline companies based on their respective stock price over the past 5 years, which ranged from 0.59 to 2.15 with a mean and median equal to 1.01 and 0.82, respectively. Taking into consideration the volatility estimates of the guideline companies, FSCG used the Company’s volatility rate of 3.84 as presented in its 10-K statement, which is very high and yields a high/conservative answer.

For this analysis, FSCG valued the Company’s common stock based on two scenarios. This analysis estimates the speculative value based on the option potential allocated to the common stock. Assuming an initial equity value of $517,9953, the common stock would only have positive value when the equity value exceeds $11.1 million, or the value of the preferred stock liquidation preferences. The common stock receives all value between $11.1 million and $18.2 million, which represents the value when the preferred stock would convert to common stock. Therefore, the option pricing model allocates all option value above $11.1 million to the common stock less the preferred stock pro-rata portion of the option value in excess of $18.2 million. Accordingly, the option value allocated to the common stock yields a value of $210,099, which was then divided by 56.7 million shares outstanding to yield an estimated value of $0.0037 per share (see Schedule 2).

CONCLUSION

Per the publicly-traded stock price4, the Market Multiple Analysis Method and Speculative Option Analysis Method, the Company’s stock price is estimated to equal $0.0110, $0.0000 and $0.0037 per share, respectively. FSCG then weighted the above to yield a common stock value to equal $0.006 per share as of the August 31, 2005 valuation date (See Schedule 1). FSCG applied the highest, or a 50% probability weighting to the Publicly-Traded price, which reflects the most immediate alternative exit for the unaffiliated stockholders. However, we also analyzed two alternative scenarios for the unaffiliated stockholders. One scenario, the Multiple Analysis, reflects the value to the unaffiliated stockholders based on the earnings potential of OSE USA. However, given the substantial debt and liquidation preferences, this method yields a zero value to the unaffiliated stockholders.

[3]	Represents the average estimated values from the Price/Earnings multiple analysis and the Company’s market value of equity.
[4]	Represents the average stock price from August 1 through August 24, 2005.

Mr. Elton Li

August 31, 2005

This method was given a lower probability weighting of 25% to reflect the lower likelihood of this exit scenario. Finally, we applied a 25% probability weighting to the Speculative Option Analysis, which we believe represents a method in which speculative investors may evaluate the value of OSE USA and its likelihood is lower than that of the Publicly-Traded price. Therefore, it is our opinion that the Cash Consideration of $0.006 per share as stated in the Information Statement is fair from a financial point of view to the unaffiliated OSE USA stockholders as of the August 31, 2005 valuation date.

LIMITING CONDITIONS

This analysis is based in part on financial information and other information provided to us by OSE USA management and/or its legal counsel. This analysis represents an analysis of the Statement and the fairness to the Company and its stockholders. This information has not been subjected to any auditing or verification procedures, and we express no opinion of any kind on it. Management has represented to us that they consider the data used to be accurate, complete and authentic, and that no information known to them conflicts with the data or the resulting use of such data in this valuation. Further, because events and circumstances frequently do not occur as expected, there may be differences between information and actual results, and those differences may be material. Accordingly, to the extent that any of the aforementioned information requires adjustment as a result of future events, the resulting analysis may differ.

This analysis is premised on the assumptions as well as the facts and circumstances in place as of the valuation date. This fairness opinion may be distributed only to the members of management, the board of directors, shareholders, legal counsel, the Securities and Exchange Commission and the Internal Revenue Service. This analysis must be distributed only in its entirety, is intended for the sole purpose described above and may not be utilized for any other purpose.

If you should have any questions, please contact Greg Ansel at (925) 283-5774.

Very truly yours,

/s/ Gregory S. Ansel
Gregory S. Ansel

Certification

I certify that, to the best of my knowledge and belief:

1.	The statements of fact contained in this report are true and correct, and this report has been prepared in conformity with Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation (subject to any departure provisions) and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

2.	The report analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and FSCG’s independent, unbiased professional analyses, opinions and conclusions.

3.	FSCG has no present or prospective interest in the entity that is the subject of this report, and FSCG has no personal interest or bias with respect to the parties involved.

4.	FSCG’s compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

/s/ GREGORY S. ANSEL, ASA
Gregory S. Ansel, ASA Principal

SCHEDULES

Schedule 1

Valuation of Common Stock

As of August 31, 2005

Valuation Methodology		Per Share	Weighting	Weighted Value

Publicly-Traded Stock Price	(1)	$0.0110	50%	$0.0055

Multiple Analysis		$0.0000	25%	$0.0000

Speculative Option Analysis		$0.0037	25%	$0.0009

Value Range	$0.0000	to	$0.0110

Value Conclusion			$0.006

(1)	Based on the average price for August 2005.

Schedule 2

Option Analysis

As of August 31, 2005

Option Pricing Summary

		Valuation
Option 1
Stock price =	(1)	$517,995
Strike price =	(2)	$11,085,986
volatility =	(3)	3.84
Term =	(4)	3.00
Interest Rate =	(5)	4.08%
Value of Option		$516,165

Option 2
Stock price =		$517,995
Strike price =	(6)	$18,228,307
volatility =		3.84
Term =		3.00
Interest Rate =		4.08%
Percent Allocated to P/S	(7)	59.3%
Value of Option		$515,721

Value Allocated to C/S	(8)	$210,099

Assumed number of shares		56,725,808

Value per Share Common Stock		$0.0037

Notes:

(1)	Based on Optimistic Case Scenario.
(2)	Represents the preferred stock liquidation preference.
(3)	Per guideline companies. See Schedule 3.
(4)	Assumes a 3 year time horizon.
(5)	3 year risk free interest rate as of 8/12/05.
(6)	Represents the value at which the preferred stockholders would convert to common stock.
(7)	Represents percentage of preferred stock in capital structure after conversion to common stock.
(8)	Represents amount of option value allocated to common stock.

Schedule 3

Volatility Summary

Volatility Summary

	Calculated	From 10-K
Advanced Semiconductor Engineering, Inc.	0.58934	0.59000
Amkor Technology, Inc.	1.04161	0.97000
PSI Technologies Holdings, Inc.	1.03237	1.10000
Siliconware Precision Industries Co.	0.61387	0.63540
STATS ChipPAC Ltd.	0.60389	0.60400
OSE-USA, Inc.	2.15094	3.84000
Mean	1.00534	1.28990
Median	0.82312	0.80270

Schedule 4

Valuation of Common Stock

As of August 31, 2005

Summary of Valuation Conclusion

Approach				High Case Equity Value
PRICE / EARNINGS MULTIPLE	(1)			$930,000

MVIC / REVENUE MULTIPLE	(2)			—

MARKET VALUE OF EQUITY		56,725,808	$0.0110 (3)	623,984

Equity Value Estimate	$517,995

Less: P/S Liquidation Preference	$(11,085,986)
Value Allocated to C/S	$0

Notes:

(1)	See Schedule 5.
(2)	See Schedule 6.
(3)	Based on the average price for August 2005.

Schedule 5

Valuation of Common Stock

As of August 31, 2005

Equity Value

PRICE / EARNINGS MULTIPLE

Fiscal Year Ending	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)

Revenue (1)	$4,331	$3,506	$4,000

Operating Income (2)	639	617	$880
			22.0%

Pre-Tax Income (2)	(109)	(55)	97

Normalized After-Tax Net Income			58

P/E Multiple			16

Value Indication			$931

Estimated Value of Equity—rounded			$930

Notes:

(1)	From Schedule 7.
(2)	Per discussions with management.

Schedule 6

Valuation of Common Stock

As of August 31, 2005

INVESTED CAPITAL VALUE

MVIC / REVENUE MULTIPLE

Fiscal Year Ending	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)

Revenue (1)	$4,331	$3,506	$4,000

Revenue Multiple			6

Market Value of Invested Capital			$24,000

Less: Debt			(26,102)

Equity Value Indication			$(2,102)

Estimated Value of Equity—rounded			$0

Notes:

(1)	From Schedule 7.

Schedule 7

Valuation of Common Stock

As of August 31, 2005

Discounted Cash Flow Approach

Actual & Projected Income Statements

($000)

A C T U A L  (1)

	12/31/02	12/31/03	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)
Total Revenue	$4,803	$3,294	$4,331	$3,506	$4,000
		-31.42%	31.48%		-7.64%
Operating Expenses	3,696	3,933	3,692	2,889	3,120
Income from operations	1,107	(639)	639	617	880

Other income (expense), net	0	(41)	0	0	0
Interest income (expense), net	(620)	(505)	(748)	(672)	(783)
Income before provision for income taxes	487	(1,185)	(109)	(55)	97

Provision (benefit) for income taxes	12	(65)	6	4	39
Net Income	475	(1,120)	(115)	(59)	58

Operating Income as a % of Revenue	23.0%	-19.4%	14.8%	17.6%	22.0%
Net Income as a % of Revenue	9.9%	-34.0%	-2.7%	-1.7%	1.5%

Notes:

(1)	From audited and interim financials.
(2)	From management projections and interviews.

Schedule 8

Valuation of Common Stock

As of August 31, 2005

Common Size Analysis

A C T U A L  (1)

	12/31/02	12/31/03	12/31/04	LTM 06/30/05	High Case Normalized Estimate (2)
Total Revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Operating Expenses	77.0%	119.4%	85.2%	82.4%	78.0%
Income from operations	23.0%	-19.4%	14.8%	17.6%	22.0%

Other income (expense), net	0.0%	-1.2%	0.0%	0.0%	0.0%
Interest income (expense), net	-12.9%	-15.3%	-17.3%	-19.2%	-19.6%
Income before provision for income taxes	10.1%	-36.0%	-2.5%	-1.6%	2.4%

Provision (benefit) for income taxes	0.2%	-2.0%	0.1%	0.1%	1.0%
Net Income	9.9%	-34.0%	-2.7%	-1.7%	1.5%

Notes:

(1)	From Schedule 7.
(2)	From management projections and interviews.

Schedule 9

Valuation of Common Stock

As of August 31, 2005

(Guideline Companies)

($000’s)

	Jun-05	Jun-05	Mar-05	Jun-05	Jun-05	Jun-05
	Advanced Semi. Engineering, Inc. ASX (3)	Amkor Tech., Inc. AMKR	PSi Tech. Holdings, Inc. PSIT	Siliconware Precision Industries Co., Ltd. SPIL (4)	STATS ChipPAC Ltd. STTS	OSE-USA Inc. OSEE
OPERATING RESULTS

Revenue—Estimated FY 2005	$2,620,000	$2,010,000		$1,190,000	$1,120,000	$4,000
% increase (decrease) compared to Latest FY	7.03%	5.72%		7.14%	45.62%	-7.64%
Revenue—Estimated FY 2006	3,130,000	2,330,000		1,370,000	1,330,000
% increase (decrease) compared to Latest FY	13.08%	10.70%		11.06%	31.50%

Revenue—Latest FY	$2,447,952	$1,901,279	$79,139	$1,110,654	$769,121	$4,331

Revenues (1)	$2,513,077	$1,850,913	$79,486	$1,139,599	$996,290	$3,506
1 Year Growth (2)	42.58%	18.55%	2.87%	28.60%	102.03%	31.48%
2 Year CAGR (2)	33.88%	16.28%	5.92%	25.73%	84.58%	-5.04%

EBITDA (1)	535,476	236,949	4,959	331,654	227,997	991
EBITDA as a % of Sales	21.31%	12.80%	6.24%	29.10%	22.88%	28.27%
1 Year Growth (2)	39.29%	-0.62%	N/A	36.06%	75.10%	-481.58%
2 Year CAGR (2)	31.97%	30.15%	N/A	38.73%	N/A	-17.30%

EBIT (1)	92,508	(4,778)	(12,117)	124,120	(12,514)	617
EBIT as a % of Sales	3.68%	-0.26%	-15.24%	10.89%	-1.26%	17.60%
1 Year Growth (2)	130.89%	-10.40%	N/A	71.88%	NMF	NMF
2 Year CAGR (2)	273.83%	N/A	N/A	181.53%	N/A	-24.02%

Earnings (1)	(206,583)	(180,199)	(15,207)	124,010	(64,798)	(59)
Earnings as a % of Sales	-8.22%	-9.74%	-19.13%	10.88%	-6.50%	-1.68%
1 Year Growth (2)	144.34%	N/A	N/A	53.97%	N/A	N/A
2 Year CAGR (2)	N/A	N/A	N/A	194.74%	N/A	N/A

EPS—Estimated FY 2005	(0.09)	(0.96)		0.38	0.09
EPS—Estimated FY 2006	0.26	(0.17)		0.45	0.38

INVESTED CAPITAL

Total Cash & Marketable Securities	396,899	228,204	381	337,242	203,548	350

Total Assets	3,971,677	2,888,681	84,341	1,883,996	2,196,265	3,714

Preferred Stock	0	0	0	0	0	11,100

Market Equity	3,027,720	924,216	21,463	2,279,650	1,209,893	11,667

Long-Term Debt	1,834,652	2,092,016	12,869	521,198	760,225	26,102

Market Value of Invested Capital	4,862,372	3,016,232	33,951	2,800,848	1,970,118	37,769

Book Value of Equity	1,317,342	199,065	37,458	1,083,783	1,121,819	(47,422)

Stock Price @ 6/30/05	3.680	5.230	1.280	5.000	6.200	0.010

Shares Outstanding	822,750	176,714	16,768	455,930	195,144	56,726

Notes:

The effects of all restructuring costs, non-recurring costs and extraordinary items have been removed from the income statements.

(1)	Uses financial data from the latest twelve months.
(2)	Uses financial data from fiscal year ends.
(3)	Advanced Semiconductor Engineering, Inc.’s financials were converted from Taiwan to US dollars.
(4)	Siliconware Precision Industries Co., Ltd.’s financials were converted from Taiwan to US dollars.

Schedule 10

Valuation of Common Stock

As of August 31, 2005

Multiple Analysis

	Market Value Invested Capital to:			Price to:

Company	Revenue	Est. Revenue FY 2005	Est. Revenue FY 2006	Earnings	Est. EPS FY 2005	Est. EPS FY 2006

Advanced Semi. Engineering, Inc.	1.93	1.86	1.55	-14.66	-40.89	14.15
Amkor Tech., Inc.	1.63	1.50	1.29	-5.13	-5.45	-30.76
PSi Tech., Holdings, Inc.	0.43			-1.41
Siliconware Precision, Industries Co., Ltd.	2.46	2.35	2.04	18.38	13.16	11.11
STATS, ChipPAC Ltd.	1.98	1.76	1.48	-18.67	68.89	16.32
OSE-USA, Inc.	10.77	9.44		-197.75

Mean	3.20	3.38	1.59	-36.54	8.93	2.70

Median	1.96	1.86	1.52	-9.89	3.85	12.63

Schedule 11

Valuation of Common Stock

As of August 31, 2005

Dilution Effects of Stock Options

Date	Common Stock Outstanding	Options Outstanding (1)	Exercise Price	Warrants Outstanding	Exercise Price	Proceeds From Exercise	# of Shares Fully Diluted
08/15/05	56,725,808	680,000	$0.01	0	$0.00	$6,608	57,405,808

	Preferred Series	Shares Granted		Liquidation Pref.
	Series A (2)	3,000,000	$1.70	5,100,000			41,246,312
	Series B (2)	3,023,225	$1.98	5,985,986			41,565,627
		6,023,225		11,085,986

Fully-Diluted Shares Outstanding	140,217,746

Note:

1)	Includes “in-the-money” options only.
2)	Each share of preferred stock is convertible into 13.7487705 shares of common stock.

Schedule 12

Valuation of Common Stock

As of August 31, 2005

Weighted Average Cost of Capital

Company	Total Debt ($000s)	Per Share Stock Price 8/15/2005	Shares O/S (000s)	Preferred Stock	Market Value of Equity ($000s)	Debt as % of Total Capital	Equity as % of Total Capital	Levered Beta (1)	Unlevered Beta
Advanced Semi. Engineering, Inc.	$1,834,652	$3.68	822,750	$0	$3,027,720	37.73%	62.27%	2.06	1.51
Amkor Tech., Inc.	2,092,016	5.23	176,714	0	924,216	69.36%	30.64%	4.48	1.90
PSi Tech., Holdings, Inc.	12,869	1.28	16,768	0	21,463	37.48%	62.52%	2.89
Siliconware Precision, Industries Co., Ltd.	521,198	5.00	455,930	0	2,279,650	18.61%	81.39%	1.84	1.62
STATS, ChipPAC Ltd.	760,225	6.20	195,144	0	1,209,893	38.59%	61.41%	2.40	1.74
OSE-USA, Inc.	26,102	0.01	56,726	11,100	11,667	69.11%	30.89%	1.42	0.61
SELECTED DATA						3.00%	97.00%	3.00

COST OF DEBT	Rd=	D(1-t)

	Where D=		8.5%	Prime rate + 2.0% (2)
	t=		40.0%	Composite Federal tax rate
				Incremental for state and local taxes
	Rd=		5.1%	Expected Return on Debt

COST OF EQUITY	Re=	Rf+B(Rp)+Rs

	Where Rf=		4.5%	Risk free rate based on a 20 Year Treasury Bond (2)
	B=		3.00	Relevered Beta, rounded
	Rp=		7.2%	Equity risk premium (3)
	Rs=		4.0%	Small stock premium (3)
	Re=		30.1%	Expected Return on Equity Capital

WACC	WACC=	Re(e)+Rd(d)

	Where Re=		30.1%	Expected Return on Equity Capital
	e=		97.0%	Estimated Equity as % of Capitalization
	Rd=		5.1%	Expected Return on Debt
	d=		3.0%	Estimated Debt as % of Capitalization
	WACC=		29.0%	(rounded)

Notes:

(1)	Information from Reuter’s online Web site.
(2)	Information from Federal Reserve Statistical Release.
(3)	Information from Stocks, Bonds, Bills and Inflation Yearbook by Ibbotson Associates.

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest, which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

APPENDIX D

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 2004

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from                      to

Commission File Number 0-27712

OSE USA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0309372
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2223 Old Oakland Road San Jose, California	95131-1402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (408) 383-0818

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, $.001 par value

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in rule 12B-2 of the Exchange Act).    YES  ☐    NO  ☒

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

The aggregate market value of the voting stock held by persons other than those who may be deemed affiliates of the Company as of February 22, 2005, was approximately $869,000. Shares of Common Stock held by each executive officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may under certain circumstances be deemed to be affiliates. This determination of executive officer or affiliate status is not necessarily a conclusive determination for other purposes.

The number of shares of the Registrant’s Common Stock outstanding as of February 22, 2005 was 56,725,808. The Registrant also had 3,000,000 shares and 3,023,225 shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, outstanding on such date which is convertible at any time by the holder into 41,246,312 shares and 41,565,626 shares, respectively, of Common Stock.

DOCUMENT INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Registrant’s 2005 Annual Meeting of Stockholders are incorporated by reference in Part III of this Form 10-K.

PART I

This Annual Report of OSE USA, Inc. on Form 10-K contains forward-looking statements, particularly those identified with the words, “anticipates,” “believes,” “expects,” and similar expressions. These statements reflect management’s best judgment based on factors known to them at the time of such statements. The reader may find discussions containing such forward-looking statements in the material set forth under “Risk Factors Affecting Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” as well as elsewhere in this Annual Report on Form 10-K. Actual events or results may differ materially from those discussed herein. The reader should carefully consider the risk factors discussed under “Risk Factors Affecting Operating Results,” among others, in evaluating the Company’s prospects and future financial performance.

Item 1.    Business

Reporting Segments

OSE USA, Inc., formerly Integrated Packaging Assembly Corporation, (the “Company”) was incorporated in California on April 28, 1992 and reincorporated in Delaware on June 19, 1997. The Company changed its name on June 6, 2001 in connection with its strategic reorganization. The Company has operated historically within two segments of the semiconductor industry: (1) manufacturing and (2) distribution.

Within manufacturing, the Company’s business had been to assemble and package integrated circuits from wafers consigned by its customers. The Company’s focus has been on quad flat packages (“QFPs”), thin quad flat packages (“TQFPs”), ball grid array packages (“BGAs”), flip chips, and chip scale packaging (“CSPs”), which are used in complex integrated circuits with high pin-counts in the personal computer and telecommunications industries. The Company also provided advanced design and assembly services to satisfy its customers’ requirements. The Company discontinued manufacturing operations during 2003 (see further discussion under the heading “Discontinued Operations” below), and on September 8, 2003, completed the sale of assets of its manufacturing division to a third party whose owner was previously affiliated with the Company. The assets sold included equipment, inventory, permits and licenses, and intellectual property, for a total of $1 million, composed of $500,000 in cash and a $500,000 note receivable. On June 28, 2004, the Company filed a complaint in the Superior Court of Santa Clara County, California against the purchaser in order to resolve disputes concerning the assets to be transferred and the security for the note. See further discussion of this lawsuit under Item 3, “Legal Proceedings,” which is incorporated here by reference. Due to the uncertainty of collection, the Company determined during 2004 to fully reserve the $500,000 promissory note.

Within the distribution segment, the Company through its subsidiary OSE, Inc. (“OSEI”) is the exclusive North American sales and marketing organization for Orient Semiconductor Electronics, Ltd. of Taiwan (“OSET”), a public Taiwanese company and the Company’s controlling stockholder. The Company is also the exclusive North American sales and marketing organization for affiliated company Orient Semiconductor Electronics Philippines, Inc. (“OSEP”). Revenues are derived exclusively from fees received on the sales of OSET and OSEP semiconductor assembly and test services to customers headquartered in North America, in accordance with a distribution agreement executed in October 1999 when the Company acquired OSEI in exchange for the issuance of common stock to OSET.

Strategy

The OSE Group consists of OSET, OSEP, OSEI, the Company, and other related entities. The role of the Company, after discontinuing its manufacturing segment, has been identical to the role of OSEI, which is to serve as the North American sales agent for the OSE Group’s factories in Taiwan (OSET) and the Philippines (OSEP). OSEI is an integral part of OSE Group and is fully dependent on the operations of the OSE Group and without it, its operations would be adversely affected. As the holding company of OSEI, the Company and OSEI focus on maintaining existing customers and developing new customers in the North American region for OSET and OSEP. The role of OSET in this Group is to produce high volume, high pin count advanced assembly packaging and test services for worldwide customers located in Asia, North America, and Europe. The role of OSEP in this Group is to perform high-volume, low to medium pin count traditional assembly packaging and test service for its worldwide customers.

Discontinued Operations

On April 21, 2003, the Company announced the planned shut down of its US manufacturing business on or before June 30, 2003. The reason for this decision was that the manufacturing segment of the Company had been incurring significant net operating losses since 1997, especially during 2001 and 2002 when the overall technology sector suffered sizable downturn. Despite the effort to reduce employee headcount and operating expenses, the manufacturing segment continued to incur substantial net losses each year. Therefore, the management of the Company decided to dispose of the manufacturing segment.

On September 8, 2003, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Integrated Packaging Assembly Corporation, a newly-formed Delaware corporation (“IPAC”), for the sale to IPAC of the Company’s manufacturing business, including related equipment, inventory, books and records, permits and licenses, and intellectual property.

IPAC is an independently owned corporation organized by Victor Batinovich, who was a co-founder of the Company and its chief executive officer from 1992 to 1997. The Company was originally organized as Integrated Packaging Assembly Corporation in California and reincorporated in Delaware under the same name prior to changing its name to OSE USA, Inc. in June 2001. Mr. Batinovich, IPAC and their affiliates have no current relationship with the Company.

Pursuant to the Agreement, IPAC acquired the Company’s manufacturing assets for a total of $1 million, including $500,000 in cash and a three-year secured note in the amount of $500,000. The price of the assets and the manner of payment were determined in arm’s length negotiations between the parties and their representatives. As a result of significant disputes between the Company and IPAC concerning matters governed by the Agreement, the Company subsequently instituted a lawsuit against IPAC, details concerning which are described in Item 3 (“Legal Proceedings”) below, and established a reserve for the full amount of the note.

Approximately 100 employees were laid off as a result of the discontinuation of manufacturing operations, and the Company’s remaining distribution staff consists of 13 persons.

Marketing and Sales

After the sale of its manufacturing segment, the Company has focused on maintaining existing customers and developing new customers in the North American Region for OSET and OSEP. Both OSET and OSEP specialize in volume production. OSET focuses mainly on high pin count and advanced packages. OSEP focuses mainly on low to medium pin count and traditional packages. The goal of the Company is to promote both OSET and OSEP based on customer needs. For traditional packages like PDIP (Plastic Dual In Package), SOIC (Small Outline Integrated Circuit), TSSOP (Thin Shrink Small Outline Package) and PLCC (Plastic Lead Chip Carrier), the Company will promote OSEP based upon its lower manufacturing cost. For advanced packages like BGA (Ball Grid Array), SIP (System In Package), Flip Chip, and CSP (Chip Scale Package), the Company will promote OSET based upon its greater experience and more advanced manufacturing technology.

The Company’s business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical. The Company’s business has been subject to significant economic downturns and characterized by reduced product demand, rapid erosion of average selling prices and production over capacity. In addition, rapid technological change, evolving industry standards, intense competition and fluctuations in end user demand characterize the markets for integrated circuits. Because the Company’s business is entirely dependent on the requirements of semiconductor companies for independent packaging foundries, any downturn like the one in the latter part of 2004 in the semiconductor industry is expected to have an adverse effect on the Company’s business, financial condition and results of operation. Delays or rescheduling of orders due to a downturn or anticipated downturn in the semiconductor industry have in the past and could in the future have a material adverse effect on the Company’s business, operating results and financial condition. The trend in the industry is that most high volume production will continue moving to the low manufacturing cost areas and the Company, with the capacities and capability provided by OSET and OSEP, can service North American customers who are seeking low cost high volume contract manufacturers in the Asia region.

As dictated by the 1999 distribution agreement, the Company (through OSEI) is the exclusive North American sales agent for OSET and OSEP. Therefore, the Company has been entirely dependent on US based customers within the semiconductor industry. In 2002 and 2003 three major customers accounted for 44% and 36% of revenue respectively. In 2004, two major customers accounted for 34% of revenue.

The high concentration of business with a limited number of customers has adversely affected the Company’s operating results when business volume dropped substantially for several customers. There can be no assurance that such customers or any other customers will continue to place orders with the Company in the future at the same levels as in prior periods. The loss of one or more of the Company’s customers, or reduced orders by any of its key customers, would adversely affect the Company’s business, financial condition and results of operations. In order to deal with this, the Company intends to diversify its customer base by adding more new customers in its portfolio. By restructuring its sales force, using outside sales representatives, and effectively managing its global sales and business development team, the Company believes it will mitigate the impact of customer concentration.

Customers and Target Market

The Company acts as the sales agent and provides distribution services for OSE and OSEP to a wide variety of customers, ranging from large multinational companies to smaller emerging technology companies, including start-ups. The Company’s marketing and sales efforts are focused on North American semiconductor companies that design or manufacture IC devices which are used in applications such as personal computers, modems, disk drives and telecommunication products.

Because of the variety of design and manufacturing services offered by OSET and OSEP, the Company believes that it is well positioned to offer their services to customers in most market segments. For some customers, the Company serves both a design and production function, thereby permitting customers to concentrate on concept development, distribution and marketing, while accelerating their time to market, reducing their investment in engineering and manufacturing capacity and optimizing total product cost.

Many of the Company’s large customers contract independently through multiple divisions, subsidiaries, production facilities or locations. The Company believes that in most cases its sales to one such subsidiary, division, facility or location are not dependent on sales to others.

Competition

The semiconductor packaging industry is highly competitive, and the market is essentially global. The Company, together with the OSE Group, currently faces substantial competition from established packaging foundries located in Asia, such as Advanced Semiconductor Assembly Technology in Hong Kong, Advanced Semiconductor Engineering, Inc. and Siliconware in Taiwan, Amkor Technology in Korea, and other subcontractors in Singapore, Taiwan, Malaysia and Indonesia. Each of these companies has significantly greater manufacturing capacity, financial resources, research and development operations, marketing and other capabilities than the OSE Group and has been operating for a significantly longer period of time. Such companies have also established relationships with many large semiconductor companies, which are current or potential customers of the Company. The OSE Group could face substantial competition from Asian packaging foundries should one or more of such companies decide to establish foundry operations in North America. The OSE Group also competes with companies with in-house packaging capabilities as current and prospective customers constantly evaluate the Company’s capabilities against the merits of in-house packaging. Many of the OSE Group’s customers are also customers of one or more of its principal competitors. The principal elements of competition in the semiconductor packaging market include delivery cycle times, price, product performance, quality, production yield, responsiveness and flexibility, reliability and the ability to design and incorporate product improvements.

For the past several years, the OSE Group has experienced a decline in the average selling prices for a number of its products. During 2003, the Company discontinued its manufacturing segment in the US and concentrated its efforts on promoting its offshore affiliates in Taiwan and Philippines. In the first half of 2004, average growth in the semiconductor industry was 20% over the same period of 2003. However, industry growth slowed down starting the second half of 2004 as a result of inventory correction from the end customers. This trend is expected to continue into the first half of 2005 and volume is expected to pick up starting the second half of 2005.

Employees and Executive Officers

As of December 31, 2004, the Company had 16 full time employees, 13 in sales and customer service, and 3 in finance and administration. The Company’s employees are not represented by any collective bargaining agreement, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good.

The executive officers of the Company are as follows:

Name	Age	Position(s)
Edmond Tseng	58	Chairman of the Board of Directors, President, Chief Executive Officer, Acting Chief Financial Officer and Director
Elton Li	43	Corporate Controller, Chief Accounting Officer

Edmond Tseng has been President and Chief Executive Officer of the Company since November 2000 and President and Chief Executive Officer of OSEI since 1990. Mr. Tseng has been a Director and Chairman of the Board of Directors since April 1999. From June 1985 to December 1989, Mr. Tseng served as Director of Packaging Technology at Condata, Incorporated.

Elton Li joined the Company in December 2001 as Corporate Controller, and Chief Accounting Officer. From April 1995 to November 2001, Mr. Li served as Controller of A-Plus Manufacturing Corporation, an electronic manufacturing service (EMS) company. Prior to that period, Mr. Li held various accounting positions in leading firms in the public accounting and hospitality industries.

The Company’s success depends to a significant extent upon the continued service of its key personnel, each of whom would be difficult to replace. The competition for qualified employees is intense, and the loss of the services of key personnel or the inability to attract, retain and motivate qualified new personnel could have a material adverse effect on the Company’s business, financial condition and results of operations.

Officers serve at the discretion of the Board and are appointed annually. There are no family relationships among the directors or officers of the Company.

Investor Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). The Company files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) electronically; this information may be viewed and downloaded from the SEC’s Internet site (http://www.sec.gov). Such information also may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330.

Item 2.	Properties

The Company’s principal operations are located in an area approximately 20,000 square foot in size, which it occupies under a ten-year lease, which expires in January 2008. Approximately half of this area has been subleased since September 1, 2004, and the rental income is recorded as a deduction from the Company’s rent under the master lease. See Note 4 to the financial statements. The Company also leases space for the sales offices of OSEI located in Boston, Massachusetts and Phoenix, Arizona. The Company believes its existing facilities are adequate to meet its needs for the foreseeable future.

Item 3.	Legal Proceedings

On June 28, 2004, the Company filed a complaint (OSE USA, Inc. v. Batinovich and Integrated Packaging Assembly Corporation, et al., Santa Clara County Superior Court Case No. 104CV022361) against Integrated Packaging Assembly Corporation (“IPAC”), the purchaser of the assets of the manufacturing segment of the Company on September 8, 2003. This action for money damages; specific performance; and declaratory, equitable, and injunctive relief arose out of defendants’ failure to provide an executed deed of trust securing IPAC’s $500,000 promissory note to the Company in conjunction with the sale of the Company’s manufacturing assets to IPAC in 2003. Defendants allege that the deed of trust was not executed or delivered because of OSE’s failure to turn certain assets over to IPAC pursuant to the asset purchase agreement. Although discovery has been propounded in the action, responses have been held in abeyance pending possible resolution. The parties have been engaging in settlement discussions to resolve the dispute.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted during the fourth quarter to a vote of security holders.

Part II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

As of February 22, 2005, there were approximately 320 beneficial owners of the Company’s Common Stock. The Company’s Common Stock is listed for quotation on the OTC Bulletin Board under the Symbol “OSEE”. The following table sets forth for the periods indicated, the high and low prices of the Company’s Common Stock.

Fiscal Year Ended December 31, 2003	High	Low
First Quarter	$0.009	$0.007
Second Quarter	$0.015	$0.006
Third Quarter	$0.010	$0.003
Fourth Quarter	$0.017	$0.004

Fiscal Year Ended December 31, 2004	High	Low
First Quarter	$0.010	$0.005
Second Quarter	$0.103	$0.007
Third Quarter	$0.040	$0.015
Fourth Quarter	$0.040	$0.010

The trading price of the Company’s Common Stock is normally subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, general conditions in the semiconductor industry and in the public stock markets, and other events or factors. The trading price has declined steadily since the Company encountered financial difficulties in 1997 and has remained at penny-fraction levels for more than a year. In these circumstances, it is not possible to predict with any certainty whether, when, or by how much the trading price of the Common Stock may decline further or increase in value.

The Company has not paid any cash dividends on its Common Stock and currently intends to retain any future earnings for use in its business. On August 9, 2002, the Company executed an agreement pursuant to which it rescinded its previous distribution of common shares from July 1999 through January 2002 paid to its majority shareholder, OSET, in settlement of a preferred dividend obligation of $1.6 million. Dividends on the Series A and B preferred stock are cumulative until paid. Under the terms of the agreement, OSET returned to the Company certificates representing 26,344,391 shares of Company common stock. In accordance with the terms and conditions of the Certificate of Designation for the Company’s Series A and Series B Preferred Stock, the Company agreed to accrue interest on the unpaid preferred dividends. As of December 31, 2004, balances of unpaid preferred dividends and accrued interest on unpaid preferred dividends are $4,273,000 and $764,000, respectively. The decision to rescind the previous payment of dividends during 2002 was made after the Company was advised by its counsel (and also by special counsel engaged for this purpose) that the Company’s surplus and earnings may have been insufficient to support the payment of the dividends under the law of Delaware, the Company’s state of incorporation.

Item 6.	Selected Financial Data

Information listed below was derived from the audited financial statements for the respective years.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands except per share data)
Revenues	$7,646	$4,615	$4,803	$3,294	$4,331
Operating expenses:
Selling, general and administrative expense	4,696	4,687	3,696	3,933	3,692
Reduction in force expense	—	—	—	41	—

Total operating expenses	4,696	4,687	3,696	3,974	3,692

Operating income (loss) from continuing operations	2,950	(72)	1,107	(680)	639
Interest and other income	158	81	93	22	78
Interest expense	(1,836)	(1,272)	(713)	(527)	(826)

Income from continuing operations before taxes	1,272	(1,263)	487	(1,185)	(109)
Provision for tax	—	(426)	12	(65)	6

Net income (loss) from continuing operations	1,272	(837)	475	(1,120)	(115)
Preferred stock dividends and interest on unpaid dividends	413	889	1,146	1,105	1,177

Net income (loss) from continuing operations applicable to common stockholders	859	(1,726)	(671)	(2,225)	(1,292)
Net loss from discontinued operations	(11,811)	(8,484)	(7,608)	(5,549)	—

Net loss before cumulative effect of change in accounting principle	(10,952)	(10,210)	(8,279)	(7,774)	(1,292)
Cumulative effect of change in accounting principle	—	—	(1,400)	—	—

Net loss applicable to common stockholders	$(10,952)	$(10,210)	$(9,679)	$(7,774)	$(1,292)

Per share data (1):
Net income (loss) per share from continuing operations applicable to common stockholders—basic and diluted	$0.01	$(0.03)	$(0.01)	$(0.04)	$(0.02)
Net loss per share from discontinued operations—basic and diluted	$(0.21)	$(0.14)	$(0.10)	$(0.10)	$(0.00
Cumulative effect of change in accounting principle basic and diluted	$0.00	$0.00	$(0.02)	$0.00	$0.00
Net loss applicable to common stockholders—basic and diluted	$(0.20)	$(0.17)	$(0.13)	$(0.14)	$(0.02)
Number of shares used to compute per share data
Basic and diluted	55,676	60,865	73,092	56,695	56,726

Balance Sheet Data:
Working capital deficit	$(10,088)	$(18,964)	$(28,163)	$(36,212)	$(36,770)
Total assets	$40,677	$27,450	$19,499	$5,602	$4,078
Long-term obligations/deferred gain	973	836	699	561	423
Convertible preferred stock	11,100	11,100	11,100	11,100	11,100
Total stockholders’ (deficit)	$(17,124)	$(26,609)	$(37,439)	$(45,211)	$(46,503)

See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine shares used in computing per share amounts.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

This Management’s Discussion and Analysis of Financial Condition and Results of Operation contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein are subject to certain factors that could cause actual results to differ materially from those reflected in the forward looking statements. Such factors include, but are not limited to, those discussed as follows and elsewhere in this Report on Form 10-K.

Overview

As a result of a reduction in orders from the Company’s customers, the Company had significant excess production capacity after the first quarter of 1997. The reduction in revenues and underutilization of capacity and the resulting inability to absorb fixed costs resulted in operating losses that continued through 2004. The Company’s independent registered public accounting firm’s audit report on the Company’s December 31, 2002, 2003 and 2004 financial statements includes an explanatory paragraph indicating that these matters raise substantial doubt about the Company’s ability to continue as a going concern.

In April 1999, Orient Semiconductor Electronics, Limited, a public Taiwanese company (“OSET”) for $6.8 million purchased 4,000,000 shares of the Company’s Series A Convertible Preferred Stock, convertible into approximately 55,000,000 shares of the Company’s Common Stock. As part of this transaction, the Company’s secured creditors agreed to terminate their legal actions and restructured the Company’s secured debt. On August 4, 1999, OSET converted 1,000,000 preferred shares into 13,748,771 shares of common stock. On December 26, 2000, OSET for $6.0 million purchased 3,023,225 shares of the Company’s Series B Convertible Preferred Stock, convertible into approximately 42,000,000 shares of the Company’s Common Stock.

On October 29, 1999, the Company acquired OSEI, a wholly owned subsidiary of OSET serving as its exclusive North American distributor, in a stock for stock exchange valued at approximately $4.7 million. In connection with the acquisition, the Company issued 25,910,090 shares of Common Stock to OSET. Since its acquisition, OSEI has been operated as a wholly owned subsidiary of the Company, which has reported consolidated results with OSEI. OSEI derives its revenues exclusively from fees received on the sales of OSET and OSEP semiconductor assembly and test services to customers headquartered in North America.

On April 21, 2003, the Company announced the planned shut down of its US manufacturing business on or before June 30, 2003. The reason for this decision was that the manufacturing segment of the Company has been posting significant operating losses since 1997, especially during 2001 and 2002 when the overall technology sector suffered a sizable downturn. Despite the effort of cutting back in employee headcount and operating expenses, the manufacturing segment continued to incur substantial operating losses each year. The management of the Company decided to dispose of the manufacturing segment.

On September 8, 2003, the Company sold its manufacturing business, including related equipment, inventory, books and records, permits and licenses, and intellectual property to Integrated Packaging Assembly Corporation, a newly-formed Delaware corporation (“IPAC”).

Discontinued Operations

The Company’s manufacturing segment, after the sale of its equipment, inventory, books and records, permits and licenses, and intellectual property, has been treated as discontinued operations and has been presented in the Company’s financial statements as such. Losses from discontinued operations for the years ended December 31, 2002, 2003, and 2004 are $7.6 million, $5.5 million, and $0 respectively. Detailed financial results from discontinued operations are presented in note 2 to the consolidated financial statements.

Results of Operations For The Years Ended December 31, 2002, 2003, and 2004

The following table sets forth, for the periods indicated, certain items in the Company’s statement of operations as a percentage of revenues:

	2002	2003	2004
Revenues	100.0%	100.0%	100.0%
Operating expenses:
Selling, general, and administrative expense	77.0	119.4	85.2
Reduce in force expense	0.0	1.2	0.0

Total operating expenses	77.0	120.6	85.2
Operating income (loss) from continuing operations	23.0	-20.6	14.8
Interest and other income	1.9	0.7	1.8
Interest expense	-14.8	-16.0	-19.1

Income (Loss) from continuing operations before taxes	10.1	-36.0	-2.5
Provision (benefit) for tax	0.2	-2.0	0.1

Net income (loss) from continuing operations	9.9	-34.0	-2.6
Preferred stock dividends	23.9	33.5	-27.2

Net loss from continuing operations applicable to common shareholders	-14.0	-67.5	-29.8

Net loss from discontinued operations	-158.4	-168.5	0.0

Net loss before cumulative effect of change in accounting principle	-172.4	-236.0	-29.8
Cumulative effect of change in accounting principle	-29.1	0.0	0.0

Net loss applicable to common stockholders	-201.5%	-236.0%	-29.8%

Revenues

The distribution segment earns revenue through a distributor agreement with OSET; revenues are derived from fees received on the sales of OSET’s and OSEP’s semiconductor assembly and test services to customers headquartered in North America and are recognized on a net commission basis. Revenue related to manufacturing is included in discontinued operations and presented on a net basis. Total distribution revenues increased 30.3% to $4.3 million in 2004, from $3.3 million in 2003. Revenue decreased 31.3% to $3.3 million in 2003, from $4.8 million in 2002. The increase in revenue in 2004 was due to the rebound of the semiconductor industry in the first half of the year. The decrease in revenue in 2003 was primarily due to the weakness in the overall semiconductor industry. In 2003, management decided to disengage from several major accounts, which were not sufficiently profitable. Also, OSET and OSEP lost some orders from major customers such as ATI to competitors due to lack of upgraded testing capability.

Selling, General and Administrative Expenses

Selling, general and administrative expense consists primarily of costs associated with sales, customer service, finance, administration and management personnel, as well as advertising, public relations, legal and accounting costs. Selling, general and administrative expenses were $3.7 million, $4.0 million, and $3.7 million for the years ended December 31, 2002, 2003, and 2004, respectively. Selling expenses were mainly attributed to OSEI. The decrease in selling, general and administrative expenses in 2004 was mainly due to a decrease in payroll expenses as a result of a reduction in sales force in late November 2003. As a percentage of revenues, selling, general and administrative expense decreased to 85.2% in 2004 from 119.4% in 2003 but higher than the 77.0% in 2002. The percentage decrease in 2004 was due to lower payroll expenses and higher revenue. The fluctuation from 2002 to 2003 in percentages was mainly caused by the 31.3% revenue decrease in 2003.

Impairment of Assets

In 2002, the Company completed the two-step transitional impairment test for goodwill and distribution agreement required by Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets”. Results from the test indicated that the book value of the reporting unit to which goodwill was assigned, exceeded its implied fair value. The Company determined the amount of goodwill impairment by allocating the implied fair value of the reporting unit to its assets and liabilities. The results of this allocation indicated that goodwill was fully impaired. The Company recorded the impairment loss of $1,400,000 as a cumulative effect of a change in accounting principle. In 2003 and 2004, the Company performed similar test on its distribution agreement and concluded no impairment needed to be recorded.

Interest and Other Income

Interest and other income from continuing operations in 2002, 2003 and 2004, was $93,000, $22,000 and $78,000, respectively. Other income mainly consists of gain or loss resulting from the disposal of assets. The decrease in interest and other income in 2003 from 2002 was due mainly to lower interest rates and lower investment balances, which resulted from the net loss from operations and capital expenditures. The increase in 2004 from 2003 was mainly due to (1) a $12,000 payroll tax refund after a government audit related to the 2003 reduction in work force and (2) a forfeiture of $49,000 wafer ring deposit from former manufacturing segment customers who failed to return wafer rings.

Interest Expense

Interest expense consists primarily of interest payable on bank debt and inter-company loans. Interest expense for 2002, 2003 and 2004 was $0.71 million, $0.53 million and $0.83 million respectively. The decreases in 2003 and 2002 were due to lower debt balances and lower interest rates.

On October 1, 2003, the Company paid off its line of credit with the banks. As of December 31, 2003, the Company recorded $0.22 million as interest related to these lines of credit.

During 2003, $26.1 million was converted from an inter-company payable to two inter-company loans each due in one year from their inception dates. As of December 31, 2004, the Company accrued $1,135,000 of interest payable with respect to these loans.

Provision for Income Taxes

The income tax benefit for the year 2003 represents the reversal of an over accrual of income taxes resulting from a change in accounting estimate. The income tax provision for the year 2004 represents income tax liability to the state of Massachusetts even though the Company is operating at a loss. The Company recognizes deferred tax assets if realization of such assets is more likely than not. Based upon available data, which includes the Company’s historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against the Company’s net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.

Liquidity and Capital Resources

During 2004, the Company’s net cash used in operations was $55,000, comprised primarily of a net loss of $115,000, offset by $977,000 of non-cash charges for depreciation and amortization expenses, a net increase in working capital of $314,000, offset by an amortization of deferred gain in 1998 on sale of facility of $138,000 and net cash used by discontinued operation of $465,000. The net increase in working capital items reflected mainly an $866,000 decrease in accounts payable and a $529,000 decrease in accounts receivable. As of December 31, 2004, the Company had a cash balance of $533,000.

In 2004, $3,000 was used in investing activities as capital expenditure.

Cash provided by or used in operating, investing, and financing activities for the years ended December 31, 2002, 2003, and 2004 are summarized in the following table.

	December 31,
	2002	2003	2004
Net cash provided by continuing operations	$6,786	$11,332	$410
Net cash used in discontinued operations	(5,564)	(2,730)	(465)

Net cash provided by (used in) operating activities	$1,222	$8,602	$(55)
Net cash (used in) continuing operations	$(8)	$(15)	$(3)
Net cash provided by (used in) discontinued operations	(13)	500	—

Net cash provided by (used in) investing activities	$(21)	$485	$(3)
Net cash (used in) financing activities	$(1,565)	$(9,976)	$—

The decrease of $8.7 million in cash provided by operating activities from 2003 to 2004 was mainly due to (1) a $115,000 net loss in 2004 compared with a net loss of $1.1 million in 2003 (2) a $529,000 decrease in accounts receivable in 2004 compared with a $9.6 million decrease in 2003 (3) a $867,000 decrease in accounts payable and loan payable in 2004 compared with a $2.7 million increase in 2003 (4) a $500,000 decrease in notes receivable in 2004 compared with no change in 2003.

Cash used in discontinued operation in operating activities in 2004 was $465,000 compared with $2.7 million in 2003 as the segment was winding down its operations.

The increase in cash provided by investing activities in 2003 was mainly due to the $500,000 cash proceeds from the sale of the assets of the discontinued operations.

The increase in cash used in financing activities in 2003 was due to the increase in payments on the bank debt. Payments on bank debt for years 2001, 2002, and 2003 were $6.4 million, $1.6 million, and $10.0 million respectively. Payments on bank debt increased in 2003 as a result of pay-off of the lines of credit.

As of December 31, 2002, the Company had a line of credit with two banks that provided for advances up to the lesser of $15 million (committed revolving credit line) or the advance rate against qualified accounts receivable. Qualified accounts receivable were defined as eighty percent of eligible accounts receivable less than ninety days, excluding inter-company accounts. Over advances under this agreement were immediately payable to the lender. Borrowings under this line of credit accrued interest at the banks’ prime rate (4.25% at December 31, 2002) plus 0.50%, were collateralized by the assets of the Company and were guaranteed by OSET. The amount outstanding under this line of credit was $9,978,000 at December 31, 2002. On October 1, 2003, the Company paid off the line of credit through collection of accounts receivable and funding from OSET.

Without the line of credit, the Company will require continued financial support from OSET to fulfill operating cash requirements. If OSET does not provide the Company with required cash, the Company will not be able to continue its operations. As shown in the consolidated financial statements, the Company incurred a net loss before stock dividends of $115,000 during the year ended December 31, 2004, and, as of that date, the Company’s current liabilities exceeded its current assets by $36,770,000 and its total liabilities exceeded its total assets by $35,403,000. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern.

In 2003, the Company converted $26.1 million of its payable to OSET to two one-year loans, including a loan of $17.5 million that bore interest at the rate of 3.5% and a loan of $8.6 million that bore interest at the rate of 3%. The $17.5 million loan was due on June 26, 2004 and the $8.6 million was due on December 29, 2004. In

June 2004, OSET extended the $17.5 million loan to December 26, 2004 with reduced interest at the rate of 3% per annum. In December 2004, OSET extended the $17.5 million loan to December 25, 2005 and extended the $8.6 million loan to June 29, 2005. The Company does not believe that it will have the ability to settle the loans on the due dates either through its operations or through financing from banks or other third parties. If OSET does not renew the loans in 2005, the Company will not be able to continue its operations.

The management of the Company believes that, after the closing of its manufacturing segment, the Company will be less dependent on OSET’s funding support except for servicing the aforementioned loans. Without the manufacturing segment and with its distribution operation, the Company believes that it will not require any major capital expenditures. With a revised organization and cost structure, the Company believes that it may have the ability (except for the payables to OSET) to support its operating cash requirement internally during the present fiscal year.

On August 18, 2004, the Company entered into a twelve-month lease agreement to sublease approximately 7,000 square feet of space in its headquarters to a third party tenant commencing September 1, 2004. The tenant will have two options to renew the lease for additional twelve-month periods beginning September 1, 2005 and September 1, 2006. The Company records the sublease rental income as a deduction to its lease expense pursuant to the master lease.

As of December 31, 2004, the Company had the following contractual obligations and commercial commitments:

	Payment due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In Thousands)
Contractual obligations:
Rent	$533	$184	$349	$0	$0
Rent income from sublease	$(52)	$(52)	$0	$0	$0

Total contractual cash obligation	$481	$132	$349	$0	$0

	Amount of commercial expiration per period
	Total amounts committed	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In Thousands)
Other commercial commitments:
Inter-company loan	$26,102	$26,102	$—	$—	$—

Total commercial commitments	$26,102	$26,102	$—	$—	$—

Critical Accounting Policies and Estimates

Discussion and analysis of the Company’s financial condition and the results of operations are based upon its consolidated financial statements and the data used to prepare them. The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. On an ongoing basis we re-evaluate our judgments and estimates including those related to bad debts, inventories, and long-lived assets. We base our estimates and judgments on our historical experience, knowledge of current conditions and future expectations based upon currently available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.

Revenue recognition

The Company’s current revenues come from distribution, which is recognized, on a net basis, based on OSEI’s distribution agreement with OSET, when the Company is informed by OSET that products have been shipped.

The Company maintains an allowance for doubtful accounts for losses that the Company estimates will arise from customers’ inability to make required payments. Based on the distributor agreements between OSEI, OSET, and OSEP, OSEI will be responsible for one third of any un-collectible amount that arises from customer sales. The Company makes its estimates of the uncollectability of its accounts receivable by analyzing the accounts receivable aging.

Effective May 1, 2003, the Company and OSE amended the distribution agreement with respect to the recording of accounts receivable derived from products shipped from OSET to customers in North America. The Company no longer records accounts receivable generated from such shipments, and payments related to invoices dated after May 1, 2003 have been remitted to OSET directly. The accounts receivable related to products shipped from OSEP as of December 31, 2004 were $1.7 million. The Company no longer records accounts receivable for OSET. All other terms and conditions of the distribution agreement remain in effect.

Valuation of long-lived assets

Prior to the sale of its manufacturing segment in September 2003, the Company’s business required heavy investment in manufacturing facilities that are technologically advanced but can quickly become significantly underutilized or rendered obsolete by rapid changes in demand for semiconductors produced in those facilities. We estimated the useful life of our manufacturing equipment, which was the largest component of our long-lived assets, to be six years. We based our estimate on our experience with acquiring, using and disposing of equipment over time. Depreciation expense was a major element of our manufacturing cost structure. We began depreciation on new equipment when it was put into use for production. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimated the future cash flows, undiscounted and without interest charges, expected to result from the use of those assets and their eventual dispositions. If the sum of the expected future cash flows was less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. In 2000, the Company recorded an impairment charge of $1.4 million related to its manufacturing equipment. In 2003 before the sale of its assets of its manufacturing segment, the Company evaluated the recoverability of the property and equipment that were held for sale and determined that the fair value was less than the carrying amount by $795,000, and accordingly recognized an impairment charge. Due to the fact that the Company sold the assets of its manufacturing segment, the above two impairments are included in the discontinued operations. After disposing of its manufacturing segment and the related equipment, the Company is operating in the distribution segment only.

In 2002, the Company completed the two-step transitional impairment test for goodwill required by SFAS 142, Goodwill and Other Intangible Assets. Results from the test indicated that the book value of the reporting unit to which goodwill was assigned, exceeded its implied fair value. The Company determined the amount of goodwill impairment by allocating the implied fair value of the reporting unit to its assets and liabilities. The results of this allocation indicated that goodwill was fully impaired. The Company recorded the impairment loss of $1,400,000 as a cumulative change in accounting principle.

Related Party Transactions

As disclosed in Note 10 in the accompanying financial statements, the Company is a member of a group of affiliated companies owned by Orient Semiconductor Electronics, Ltd. of Taiwan (“OSET”) and is a party to a number of significant related party transactions with OSET and its affiliates. Such transactions include:

•	OSET was guarantor of the Company’s bank debt as of December 31, 2002. On October 1, 2003, the Company paid off its bank line of credit and OSET’s guaranty is no longer required.

•	OSET is the largest creditor of the Company. As of December 31, 2004, the Company owed $26.1 million in inter-company loans to OSET. Please refer to Note 5 to the financial statements for details.

•	OSET was the sole shareholder of OSEI before the Company acquired OSEI in 1999. Accordingly, when the Company acquired OSEI, OSET received approximately 4.9 million shares of the Company’s common stock for its shares in OSEI. OSET also owns 3,000,000 and 3,023,225 shares of the Company’s Series A and B convertible preferred stock, respectively, convertible into 82,811,938 shares of Company common stock.

•	All the Company’s revenue is earned as a result of being a distributor for OSET and OSEP. The revenue is based on a fixed percentage of the value of the semiconductor assembly and test services provided to customers in OSEI’s distribution area of entities headquartered in North America. Under the distribution agreement, OSEI is required to remit amounts collected from customers, less its commission, to OSET. As of December 31, 2004, accounts receivable includes approximately $1.7 million, that when collected, is due to OSEP pursuant to the distribution agreements with it. While OSEI is responsible for the collection of accounts receivable from its customers, it has obtained certain guarantees from OSET, which reduce OSEI’s exposure to credit risk. Under the distributor agreements between OSEI, OSET, and OSEP, OSEI is responsible for one third of any un-collectible amount that arises from customer sales.

Risk Factors Affecting Operating Results

The Company’s operating results are affected by a wide variety of factors that could materially and adversely affect revenues, gross profit, operating income and liquidity. These factors include the Company’s ability to secure additional financing, the short term nature of its customers’ commitments, the timing and volume of orders relative to OSET’s and OSEP’s production capacity, long lead times for the manufacturing equipment required by OSET and OSEP, evolutions in the life cycles of customers’ products, timing of expenditures in anticipation of future orders, lack of a significant backlog, effectiveness of OSET’s and OSEP’s management of their production processes, changes in costs and availability of labor, raw materials and components, costs to obtain materials on an expedited basis, mix of orders filled, the impact of price competition on the Company’s average selling prices and changes in economic conditions. The occurrence or continuation of unfavorable changes in any of the preceding factors would adversely affect the Company’s business, financial condition and results of operation.

Risk of lack in funding for operations

If the Company cannot generate the cash for its ongoing operating expenses through operating cash flow and external financing activities, it may be materially adversely affected. The Company paid off its bank line of credit in 2003. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. The lack of a local debt facility will make the Company primarily dependent on the funding support from OSET. Inability to generate needed cash from operations or debt financing would have a material adverse effect on meeting the Company’s debt obligation and funding continued operations.

Risk related to dependence on OSET and OSEP factory capacity and capability

The Company’s operating revenue derives solely from commissions revenue generated from business solicited by OSEI in North America and passed to OSET and OSEP factories. If the factories cannot produce products satisfactory to the end customers due to lack in manufacturing technology or capacity constraint, the Company will not be able to retain the customers. Both OSET and OSEP are also serving customers located in other regions of the world. If OSET and OSEP have to allocate their factory resources to other customers, the sales volume to North American customers might decline with an adverse impact on the Company’s revenue.

Risk related to high fluctuation in the semiconductor industry

The semiconductor industry is comprised of different market segments based on device type and the end use of the device. Accordingly, within the semiconductor industry, demand for production in a particular segment may be subject to more significant fluctuations than demand in other segments. If any of the Company’s significant customers are in a segment, which has experienced adverse market conditions, there could be an adverse effect on the Company’s business, financial condition and operating results. There can be no assurance that reduced demand, or the general economic conditions underlying such demand, will not continue to adversely affect the Company’s results of operation. Furthermore, the Company cannot assure that this reduced demand will not result in an additional and significant decline in the demand for products by the Company’s customers and a corresponding material adverse impact on the Company’s business, operating results and financial condition.

Risk from terrorist activities and other political conditions

The economic slowdown in the United States and worldwide, exacerbated by the occurrence and threat of terrorist attacks and the consequences of sustained military action, has adversely affected customers’ demand for our products. A continued decline of the worldwide semiconductor market or a significant decline in economic conditions in any significant geographic area would likely further decrease the overall demand for the Company’s products, which could have a material adverse effect. If the economic slowdown continues or worsens as a result of terrorist activities, military action or otherwise, the slowdown could adversely impact customers’ ability to pay in a timely manner.

Risk of losing technological and manufacturing expertise

The semiconductor packaging industry is continuously going through technological changes, which require increased technological and manufacturing expertise. If OSET and OSEP were behind in developing the required expertise or the introduction of new packaging technologies, or if there were a reduction in or shift away from the packages under development, such events could result in a material adverse effect on the Company’s business, financial condition and results of operation.

Risk related to political, economic, and military conditions in Taiwan

The Company could be significantly impacted by the political, economic and military conditions in Taiwan, where OSET’s operations are principally located. Taiwan and the People’s Republic of China are continuously engaged in political disputes. Such disputes may continue and even escalate, possibly resulting in economic embargo, a disruption in shipping or even military hostilities. Such events could severely harm the Company’s business by interrupting or delaying production or shipment of products, which OSEI distributes. Any activity of this nature, or even rumors of such activity, could severely and negatively impact the Company’s results of operation and financial position.

Risk related to recently enacted and proposed changes in securities laws and regulations

The Sarbanes-Oxley Act (“the Act”) of 2002 has required changes in some of our corporate governance and securities disclosure and/or compliance practices. As part of the Act’s requirements, the Securities and Exchange Commission has promulgated new rules on a variety of subjects. These developments increase our accounting and legal compliance costs and could also expose us to additional liability. In addition, such developments may make retention and recruitment of qualified persons to serve on our board of directors or executive management more difficult. We continue to evaluate and monitor regulatory and legislative developments and cannot reliably estimate the timing or magnitude of all costs we may incur as a result of the Act or other related legislation or regulation.

Risk related to geographical location

The Company’s facilities are located in California near major earthquake faults. In addition, some of the Company’s suppliers are located near earthquake sensitive areas. In the event of a major earthquake or other natural disaster near its facilities, the Company’s operations could be disrupted. Similarly, a major earthquake or other natural disaster near the Company’s suppliers, like the one that occurred in Taiwan in September 1999, could disrupt the operations of those suppliers, thus limiting the availability of products for the Company to distribute and harming the Company’s business.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

On October 1, 2003, the Company paid off its line of credit with local banks through collections from accounts receivable and funding from OSET. As of December 31, 2003 and currently, the Company has no bank or other third party financing and will depend upon cash generated from its operations and continued financial support from OSET.

The Company has no trading portfolio, and its only market risk sensitive asset is the three-year $500,000 note received from IPAC in connection with the sale of the Company’s manufacturing assets on September 8, 2003. (See the discussion of this transaction in Item 1 under the heading “Discontinued Operation”.) The Company’s agreement requires that the Company assign the note to the Company’s landlord and that the note be secured by the purchaser; however, this assignment has not yet occurred, and the Company continues to hold the note as an asset, due to unresolved disputes among the parties. (See discussion of this matter in Item 3.) Due to the uncertainty of the collection of this note and the unresolved dispute between the Company and the purchaser, the Company decided in 2004 to fully reserve the note. At the same time, the purchaser continues to make required payments of interest. These interest payments have not been recorded as income to the Company. Under these circumstances, it is the Company’s belief that any market risk sensitivity attached to the note does not and will not affect the Company.

The Company has two principal interest-bearing liabilities: (1) approximately $26.1 million in payables to the Company’s parent OSET which were converted into loans during 2003, and (2) interest on unpaid dividends on the Company’s Series A and B Preferred Stock. These items accrue interest at fixed rates and hence are not sensitive to market risk.

Item 8.	Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

Financial Statement Schedules:

All schedules are omitted because they are not applicable or are immaterial or because the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of OSE USA, Inc.

We have audited the accompanying consolidated balance sheets of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) (a Delaware corporation and a majority owned subsidiary of Orient Semiconductor Electronics Limited, a Taiwanese public company) and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss before stock dividends of $115,000 during the year ended December 31, 2004, and, as of that date, the Company’s current liabilities exceeded its current assets by $36,770,000 and its total liabilities exceeded its total assets by $35,403,000. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/    GRANT THORNTON LLP

San Francisco, CA

February 18, 2005

OSE USA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$591	$533
Accounts receivable, net of allowance for doubtful accounts of $8 and $135, respectively	2,237	1,708
Prepaid expense and other current assets	52	47
Assets from discontinued operations	60	—

Total current assets	2,940	2,288
Property and equipment, net	75	59
Note receivable, net of allowance for doubtful accounts of $0 and $500, respectively	500	—
Intangible assets, net of accumulated amortization of $1,470 and $1,826, respectively	2,087	1,731

Total Assets	$5,602	$4,078

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Loan payable—related party	$26,102	$26,102
Accounts payable—related parties	7,014	6,147
Accrued dividends and interest on unpaid dividends—related party	3,859	5,037
Accrued expenses and other liabilities	985	1,105
Liabilities from discontinued operations	1,192	667

Total current liabilities	39,152	39,058
Deferred gain on sale of facilities	561	423

Total Liabilities	39,713	39,481

Convertible preferred stock, $0.001 par value; 20,000,000 shares authorized; 6,023,225 (Series A: 3,000,000 shares, Series B: 3,023,225 shares) issued and outstanding; liquidation preference: Series A: $1.70 per share, Series B: $1.98 per share	11,100	11,100
Stockholders’ deficit:
Common stock, $.001 par value; 300,000,000 shares authorized; 56,725,808 shares issued and outstanding	56	56
Additional paid-in capital	54,458	54,458
Accumulated deficit	(99,725)	(101,017)

Total stockholders’ deficit	(45,211)	(46,503)

Total liabilities and stockholders’ deficit	$5,602	$4,078

The accompanying notes are an integral part of these consolidated financial statements.

OSE USA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2002	2003	2004
Revenues	$4,803	$3,294	$4,331
Operating expenses:
Selling, general and administrative expenses	3,696	3,933	3,692
Reduction in force expense	—	41	—

	3,696	3,974	3,692

Operating income (loss) from continuing operations	1,107	(680)	639
Interest and other income	93	22	78
Interest expense	(713)	(527)	(826)

Income (loss) from continuing operations before taxes and discontinued operations	487	(1,185)	(109)
Tax provision (benefit)	12	(65)	6

Net income (loss) from continuing operations	475	(1,120)	(115)
Preferred stock dividends and interest on unpaid dividends	1,146	1,105	1,177

Net loss from continuing operations applicable to common stockholders	(671)	(2,225)	(1,292)
Net loss from discontinued operations	(7,608)	(5,549)	—

Net loss before cumulative effect of change in accounting principle	(8,279)	(7,774)	(1,292)
Cumulative effect of change in accounting principle	(1,400)	—	—

Net loss applicable to common stockholders	$(9,679)	$(7,774)	$(1,292)

Per share data:
Net loss per share from continuing operations applicable to common stockholders—basic and diluted	$(0.01)	$(0.04)	$(0.02)
Net loss per share from discontinued operations—basic and diluted	$(0.10)	$(0.10)	$0.00
Cumulative effect of change in accounting principle—basic and diluted	$(0.02)	$0.00	$0.00
Net loss applicable to common stockholders—basic and diluted	$(0.13)	$(0.14)	$(0.02)
Number of shares used to compute per share data	73,092	56,695	56,726

The accompanying notes are an integral part of these consolidated financial statements.

OSE USA, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amounts
Balance at January 1, 2002	67,153	$67	$55,596	$(82,272)	$(26,609)
Common stock issued under stock plans	815	1	13	—	14
Preferred dividends declared	—	—	—	(888)	(888)
Interest on unpaid dividend	—	—	—	(258)	(258)
Preferred dividends paid in stock	14,800	14	428	—	442
Shares repurchase	(8)	—	—	—	—
Rescission of preferred dividend	(26,344)	(26)	(1,581)	—	(1,607)
Net loss before preferred dividend and interest on unpaid dividend	—	—	—	(8,533)	(8,533)

Balance at December 31, 2002	56,416	$56	$54,456	$(91,951)	$(37,439)
Common Stock issued under stock plans	310	—	2	—	2
Preferred Dividends declared	—	—	—	(888)	(888)
Interest on unpaid dividend	—	—	—	(217)	(217)
Net loss before preferred dividend and interest on unpaid dividend	—	—	—	(6,669)	(6,669)

Balance at December 31, 2003	56,726	$56	$54,458	$(99,725)	$(45,211)

Preferred Dividends declared	—	—	—	(888)	(888)
Interest on unpaid dividend	—	—	—	(289)	(289)
Net loss before preferred dividend and interest on unpaid dividend	—	—	—	(115)	(115)

Balance at December 31, 2004	56,726	$56	$54,458	$(101,017)	$(46,503)

The accompanying notes are an integral part of these consolidated financial statements.

OSE USA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	December 31, 2002	December 31, 2003	December 31, 2004
Cash flows provided by (used in) operating activities
Net loss from continuing operations including cumulative effect of a change in accounting principle	$(925)	$(1,120)	$(115)
Adjustments:
Depreciation and amortization	377	373	376
Cumulative effect of a change in accounting principle	1,400	—	—
Gain on sale of facilities, net	(139)	(137)	(138)
Changes in operating assets and liabilities
Accounts receivable	3,374	9,569	529
Notes receivable	—	—	500
Prepaid and other assets	(6)	(13)	5
Accounts payable & accounts payable related parties	2,483	2,676	(867)
Accrued liabilities	222	(16)	120

Net cash provided by continuing operations	6,786	11,332	410
Net cash used in discontinued operations	(5,564)	(2,730)	(465)

Net cash provided by (used in) operating activities	1,222	8,602	(55)
Cash flows from investing activities
Capital expenditures	(8)	(15)	(3)

Net cash used in continuing operations	(8)	(15)	(3)
Net cash provided by (used in) discontinued operations	(13)	500	—

Net cash provided by (used in) investing activities	(21)	485	(3)
Cash flows from financing activities
Payments on bank debt	(1,579)	(9,978)	—
Proceeds from issuance of common stock, net	14	2	—

Net cash used in continuing operations	(1,565)	(9,976)	—

Net cash used in financing activities	(1,565)	(9,976)	—
Net decrease in cash and cash equivalents	(364)	(889)	(58)
Cash and cash equivalents at beginning of year	1,844	1,480	591

Cash and cash equivalents at end of year	$1,480	$591	$533

Supplemental disclosure of cash flow information
Cash paid for interest	$713	$215	$—
Common stock issued for preferred dividend	$442	$—	$—
Rescission of common shares issued as payment for preferred dividends	$(1,607)	$—	$—
Sale of manufacturing equipment in exchange for notes Receivable	$—	$500	$—
Conversion of accounts payable—related parties to loans payable—related parties	$—	$26,102	$—

The accompanying notes are an integral part of these consolidated financial statements

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business

OSE USA, Inc., formerly named Integrated Packaging Assembly Corporation, (the “Company”) was incorporated in California on April 28, 1992 and reincorporated in Delaware on June 19, 1997. The Company changed its name on June 6, 2001 in connection with its strategic reorganization. The Company has operated historically within two segments of the semiconductor industry: (1) manufacturing and (2) distribution.

Within manufacturing, the Company’s business had been to assemble and package integrated circuits from wafers consigned by its customers. The Company’s focus has been on quad flat packages (“QFPs”), thin quad flat packages (“TQFPs”), ball grid array packages (“BGAs”), flip chips, and chip scale packaging (“CSPs”), which are used in complex integrated circuits with high pin-counts in the personal computer and telecommunications industries. The Company also provided advanced design and assembly services to satisfy its customers’ requirements. On September 8, 2003, the Company completed the sale of the assets of its manufacturing division to an unrelated third party. The assets sold included equipment, inventory, permits and licenses, and intellectual property, for a total of $1 million, composed of $500,000 in cash and a $500,000 note receivable. On June 28, 2004, the Company filed a complaint in the Superior Court of Santa Clara County, California against the purchaser in order to resolve disputes concerning the assets to be transferred and the security for the note. Due to the uncertainty of collection, the Company determined during 2004 to fully reserve the $500,000 promissory note.

Within the distribution segment, the Company through its subsidiary OSE, Inc. (“OSEI”) is the exclusive North American sales and marketing organization for Orient Semiconductor Electronics, Ltd. (“OSET” or “OSE Ltd.”) of Taiwan, a public Taiwanese company and the Company’s controlling stockholder. The Company is also the exclusive North American sales and marketing organization for affiliated company Orient Semiconductor Electronics Philippines, Inc. (“OSEP”). Revenues are derived exclusively from fees received on the sales of OSE and OSEP semiconductor assembly and test services to customers headquartered in North America, in accordance with a distribution agreement. The Company entered this segment of the market in October 1999 with the acquisition of OSEI from OSE Ltd. and with the sale of the assets of the manufacturing segment currently operates in one segment.

Basis of Presentation

As a result of closing its manufacturing segment, the Company focuses on maintaining existing customers and developing new customers in North America for OSET and OSEP.

On October 1, 2003, the Company paid off the line of credit balance with local banks. As of December 31, 2004, the Company had no bank borrowing facility. Without the line of credit with local banks, the Company solely depends on the cash generated from its operations and financial support from OSET and OSEP. If the Company’s operations do not generate sufficient cash flows and without the financial support from OSET, the Company will not be able to meet its obligations and continue its operations.

These financial statements have been prepared on a going concern basis. As shown in the consolidated financial statements, the Company incurred a net loss of $115,000 during the year ended December 31, 2004, and, as of that date, the Company’s current liabilities exceeded its current assets by $36,770,000 and its total liabilities exceeded its total assets by $35,403,000. These factors, among others, as discussed in this note, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary after elimination of inter-company balances and transactions.

Risks and uncertainties

The Company may be significantly impacted by the political, economic and military conditions in Taiwan, where OSET’s operations are principally located. Taiwan and the People’s Republic of China are continuously engaged in political disputes. Such disputes may continue and even escalate possibly resulting in economic embargo, a disruption in shipping or even military hostilities. Such events could severely harm OSEI’s business by interrupting or delaying production or shipment of products OSEI distributes. Any activity of this nature, or even rumors of such activity, could severely and negatively impact the Company’s results of operations and financial position.

Concentration of credit risk

The Company performs ongoing credit evaluations of its customers, which are semiconductor companies, and maintains reserves for estimated credit losses. Write-offs of accounts receivable were insignificant in all periods presented. In 2003, three major customers accounted for 36% of revenue and in 2004, two major customers accounted for 34% of revenue. As of December 31, 2003 and 2004, four and five customers accounted for 67% and 78% of the Company’s accounts receivable balances, respectively.

Financial instruments

The carrying amounts reported for cash and cash equivalents, accounts receivable, and accounts payable are considered to approximate fair values based upon the short maturities of these financial instruments.

Accounts Receivable

The majority of the Company’s accounts receivable is due from semiconductor companies. Credit is extended based on evaluation of each customer’s financial condition and, generally, collateral is not required. A majority of accounts receivable is due within 30 days and is stated net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to bad debt expense, included in selling, general and administrative expenses. (See note 10, Related Party Transactions.) Under the distributor agreements between OSEI, OSET, and OSEP, OSEI will be responsible for one third of any un-collectible amount that arises from customer sales.

Effective May 1, 2003, the Company and OSET amended the distribution agreement related to the recording of accounts receivable derived from products shipped from OSET to customers in North America. The Company no longer records accounts receivable generated from such shipments, and payments related to invoices dated after May 1, 2003 are remitted to OSET directly. The accounts receivable related to products shipped from OSEP as of December 31, 2004 were $1.7 million. All other terms and conditions of the distribution agreement remain in effect.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the Company’s allowance for doubtful accounts are as follows:

	2003	2004
	(in thousands)
Beginning balance	19	8
Reclassified from discontinued Operation	—	26
Bad debt expense addition (reversal)	(11)	101

Ending balance	8	135

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years.

Long-lived asset impairment

The Company’s intangible asset consists of the distributor contract with OSE. The Company reviews its intangible assets annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company considers a history of net operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, the distribution segment. If the long-lived assets are not recoverable based upon forecasted undisclosed cash flows, the Company writes down the impaired intangible to its estimated fair value, which becomes its new cost basis. The Company considers the present value of the projected future cash flow of the distribution segment in determining fair value of the related long-lived assets. Considerable management judgment is necessary to estimate projected future operating cash flows. Accordingly, if actual results vary from such estimates, significant future impairment could result.

Upon initial application of Statement of Financial Accounting Standards (SFAS) 142 as of January 1, 2002, the Company reassessed the useful life of the distributor contract and continued amortizing this intangible asset over its remaining useful life of eight years. Management believes that such amortization reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up.

The Company reviewed the carrying value of goodwill associated with OSEI as of January 1, 2002 for impairment as required by the transitional impairment provisions of SFAS 142. Results from the review indicated that the carrying value of the reporting unit to which goodwill was assigned, exceeded its estimated fair value. The Company determined the amount of goodwill impairment by allocating the estimated fair value of the reporting unit to its assets and liabilities. The fair value of the impaired reporting unit underlying the segment was estimated using a discounted cash flow methodology. The results of this allocation indicated that goodwill was fully impaired. As a result, the Company recorded an impairment loss of $1,400,000 to the results of operations as a cumulative effect of the change in accounting principle.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on the provision of SFAS 142, the net loss and basic and diluted net loss per common share adjusted amounts are indicated below:

	Year Ended December 31,
	2002	2003	2004
	(In thousands, except per share amounts)
Reported net loss applicable to common stockholders	$(9,679)	$(7,774)	$(1,292)
Add back: Cumulative effect of change in accounting principle, net of tax of $0	1,400	—	—

Adjusted net loss applicable to common stockholders	$(8,279)	$(7,774)	$(1,292)

Basic and diluted earnings per share:
Reported net loss applicable to common stockholders	$(0.13)	$(0.14)	$(0.02)
Cumulative effect of change in accounting principle	$0.02	—	—

Adjusted net loss applicable to common stockholders	$(0.11)	$(0.14)	$(0.02)

Revenue recognition

The Company earns revenue through a distributor agreement with OSE. The nature of the distributor transactions is such that the Company does not bear the risks and rewards of ownership of the product being distributed and is compensated in a manner similar to a commission. Accordingly, revenue relating to the Company’s distribution agreement is recognized on a net basis. Net revenues recorded by the Company were $4.8 million, $3.3 million and $4.3 million, on gross billings of $94.3 million, $67.2 million and $88.5 million for the years ended December 31, 2002, 2003, and 2004, respectively.

Income taxes

The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or income tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. Management believes that sufficient uncertainty exists with regard to the realizability of these tax assets such that a full valuation allowance is necessary. These factors include the lack of a significant history of consistent profits and a lack of carryback capacity to realize these assets. Based on the absence of objective evidence, management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize the Company’s net deferred tax assets.

Stock based compensation

The Company accounts for stock-based awards to employees using the intrinsic value method. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements for stock-based awards to employees when the exercise price of the award is equal to or greater than the quoted market price of the stock on the date of grant.

SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123,” require disclosures as if the Company had applied the fair value method to employee awards rather than the intrinsic

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value method. The fair value of stock-based awards to employees is calculated through the use of option pricing models. These models were developed originally to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s fair value calculations for awards from stock option plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected term, four years from the date of grant in 2002, 2003 and 2004; stock price volatility, 406% in 2002, 316% in 2003, and 384% in 2004; risk free interest rate, 3.46% in 2002, 2.54% in 2003, and 3.10% in 2004; and no dividends during the expected term. The Company’s calculations are based on a single option valuation approach. The Company’s fair value calculations for awards from employee stock purchase plans were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected term, six months in 2002, 2003 and 2004; stock price volatility, 406% in 2002, 316% in 2003, and 384% in 2004; risk free interest rate, 1.73% in 2002, 1.11% in 2003, and 1.38% in 2004; and no dividends during the expected term. The Company had no stock purchase activity during 2004.

If the computed fair values of the stock-based awards had been amortized to expense over the vesting period of the awards, net loss and net loss per share, basic and diluted, would have been as follows (in thousands, except per share amounts):

	2002	2003	2004
Net loss applicable to common stockholders, as reported (in thousands)	$(9,679)	$(7,774)	$(1,292)
Stock based compensation expense (benefit), pro forma	179	(9)	1

Net loss applicable to common stockholders, pro forma	$(9,858)	$(7,765)	$(1,293)

Net loss applicable to common stockholders, per share as reported—Basic and diluted	$(0.13)	$(0.14)	$(0.02)
Net loss applicable to common stockholders, per share, pro forma—Basic and diluted	$(0.13)	$(0.14)	$(0.02)

Comprehensive loss

There was no difference between the Company’s net loss and its total comprehensive loss for the periods reported in these financial statements.

Net loss per share

Basic loss per share (“EPS”) is computed by dividing net loss applicable to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury stock method, and convertible preferred stock, using the if-converted method. The Company incurred a net loss during each period presented resulting in all options, warrants and convertible preferred stock outstanding being antidilutive and therefore, excluded from the calculations. (in thousands)

	As of December 31,
	2002	2003	2004
Antidilutive Securities:
Convertible preferred stock, if converted, common shares equivalent	82,812	82,812	82,812
Options and warrants outstanding	10,850	6,553	6,084

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, the Company applied certain assumptions and estimates in analyzing the impairment on its distribution agreement. The Company estimates the present value of the projected future cash flow of the distribution segment in determining fair value of the related long-lived assets. Accordingly, if actual results vary from such estimates, significant future impairment could result.

Reclassifications

Certain amounts for the fiscal years ended December 31, 2002 and 2003 have been reclassified to conform to the December 31, 2004 presentation

Deferred Rent

The Company computes rent expense on a straight-line basis for operating leases that contain provisions for scheduled rent increases over the lease term. The Company’s deferred rent liability consists of the net cumulative rent expensed in excess of rent payments since inception of these leases.

Recent Accounting Pronouncements

In September 2004, the Emerging Issues Task Force (“EITF”) issued Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”), which requires the effect of contingently convertible debt securities with a market price trigger to be included in the calculation of diluted earnings per share, using the “if-converted” method, regardless of whether the market price trigger has been met. EITF 04-8 also requires that previously reported diluted earnings per share be restated. The Company does not have any convertible debt. Therefore, this standard will not have any impact on our financial condition.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to expense recognition. We will adopt SFAS 123R using the modified-prospective method in the third quarter of 2005. We do not expect any significant impact on our financial condition by adopting this standard.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2—DISCONTINUED OPERATIONS

On April 21, 2003, the Company announced management’s decision to discontinue the manufacturing segment. On September 3, 2003, the Company signed an agreement with an unrelated third party company to sell the Company’s manufacturing operation (including related equipment, inventory, and intellectual property) for a total of $1,000,000, comprised of $500,000 in cash and a $500,000 promissory note bearing interest at the prime rate. The principal of the note is due at the end of a three year period and interest is due monthly. Pursuant to Statement of Financial Accounting Standards (SFAS) No.144, these former activities have been accounted for as discontinued operations in the current financial statements. Condensed financial information for these discontinued operations is summarized below for the years ended December 31, 2002, 2003 and 2004. (in thousands)

	For the Year Ended
	December 31, 2002	December 31, 2003	December 31, 2004
Total Revenues	$5,523	$3,206	$—
Cost and Expenses	(13,131)	(6,664)	—

Loss from operations of discontinued manufacturing segment	(7,608)	(3,458)	—
Impairment charge	—	(795)	—
Restructuring charge	—	(1,296)	—

Net loss from discontinued operations, net of taxes	$(7,608)	$(5,549)	$—

The Company incurred the following impairment and restructuring charges in connection with the planning and execution of its discontinued operation during the year ended December 31, 2003:

IMPAIRMENT

On June 25 2003, the Company executed a letter of understanding with a potential buyer and the Company’s landlord (subsequently consummated on September 8, 2003), for the sale of the Company’s manufacturing segment for $1,000,000. The Company evaluated the recoverability of the property and equipment that were held for sale and determined that the fair value was less than the then carrying amount by $795,000, and accordingly, recognized an impairment charge of $795,000 to discontinued operations for the year ended December 31, 2003. The Company did not incur any impairment charge related to its discontinued operations for the year ended December 31, 2004.

RESTRUCTURING CHARGES

The sale of the manufacturing operations and renegotiation of lease terms with the existing landlord created certain restructuring charges for the year ended December 31, 2003 as follows: (1) a lease termination cost in the amount of $500,000, (2) certain facility repair and improvements committed to by the Company, which were defined in the amended lease agreement and the Asset Purchase Agreement estimated at $250,000, and (3) severance pay and other related cost amounting to $546,000 as a result of discontinuing operations.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2003 and 2004, the Company had the following assets and liabilities related to its discontinued operations (in thousands):

	December 31, 2003	December 31, 2004
Assets
Prepaid expense and other current Assets	$60	$—

Total assets	$60	$—

Liabilities
Accounts payable	$48	$—
Accrued expenses and other liabilities	1,144	667

Total liabilities	$1,192	$667

The following table sets forth the Company’s reserve and asset impairment charge for the year ended December 31, 2003:

	Provided in 2003	Utilized in 2003	Balance in 2003
2003 Reserve

Manufacturing Operation closures
Non-cash write-down of assets to estimated fair value and other related costs
Fixed assets impairment	$795	$(795)	$—
Inventory Reserve	521	(521)	—

Subtotal	1,316	(1,316)	—
Estimated cash costs associated with manufacturing operation closures and settlement of lease obligations
Tenant improvement	250	—	250
Accrued lease termination cost	500	—	500

Subtotal	750	—	750

Total Reserve	$2,066	$(1,316)	$750

The following table sets forth the Company’s reserve and asset impairment charge for the year ended December 31, 2004:

	Balance as of 1/1/2004	Utilized in 2004	Balance as of 12/31/2004
2003 Reserve for manufacturing operation closure
Estimated cash costs associated with manufacturing operation closures and settlement of lease obligations
Tenant improvement	250	83	167
Accrued lease termination cost	500	—	500

Total	750	83	667

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—BALANCE SHEET COMPONENTS:

	December 31,
	2003	2004
	(In thousands)
Property and equipment
Office and computer equipment	$250	$254
Furniture and fixtures	20	20

	$270	$274
Less: accumulated depreciation and amortization	(195)	(215)

	$75	$59

Accrued expenses and other liabilities
Accrued payroll and related expenses	$160	$275
Deferred rent	730	560
Other accrued liabilities	95	270

	$985	$1,105

NOTE 4—LEASING ARRANGEMENTS AND COMMITMENTS:

On January 20, 1998, the Company completed the sale of its facilities, which consist of land and two buildings with a total of 138,336 square feet of building space, and agreed to lease back the 82,290 square foot building it then occupied. Net proceeds from the sale were $7.3 million, net of the elimination of $6.6 million of mortgage debt, fees, commissions and closing costs. The Company recognized a gain of $700,000 from the sale of the land and building for the portion of the property not occupied by the Company. The remaining gain of approximately $1.4 million is being amortized as a reduction of lease expense over the initial ten-year term of the lease for the building that the Company occupies.

On September 8, 2003, the Company completed the sale of the assets of its manufacturing segment to an unrelated third party buyer. In connection with this transaction, the Company entered into an amended lease with the landlord. Based on the amended lease, the Company has been released from its original lease obligation for the first floor of the building and remains responsible for the second floor of the building for the remaining period of the original lease. The rent of the amended lease was also reduced in connection with the amended lease.

The Company had a non-cancelable five-year operating lease for a 2,500 square foot portion of a building for its plating operations, with an option to extend. After the lease expired on November 1, 2002, the Company continued to lease the facility on a month-to-month basis until September 8, 2003, when the Company terminated this lease upon completion of its disposition of the manufacturing segment.

On August 18, 2004, the Company entered into a twelve-month lease agreement to sublease approximately 7,000 square feet of space to a third party company starting September 1, 2004. The subtenant will have two options to renew the lease for an additional twelve-month lease beginning September 1, 2005 and September 1, 2006. The Company records the sublease rental income as a deduction to its lease expense pursuant to the master lease.

Rent expense was $220,000, $233,000 and $30,000 in 2002, 2003, and 2004, respectively. In 2004, $198,000 deferred rent amortization was recorded as rent expense credit and included in continuing operations. Rent expenses related to the manufacturing segment for 2002 and 2003 were included in discontinued operations.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on the amended lease, net future minimum lease payments over the next five years and thereafter under non-cancelable operating leases at December 31, 2004 were as follows (in thousands):

Lease Payment
Year ending December 31:
2005	$132
2006	175
2007	174

Total minimum payments	$481

NOTE 5—DEBT:

Bank Line of Credit

The Company had a bank line of credit in the amount of $15 million that expired on February 15, 2003. The Company was required to pay off the outstanding balance by September 28, 2003. Borrowings under this line of credit accrued interest at the bank’s prime rate plus 0.50% and were collateralized by the assets of the Company and guaranteed by OSET. In connection with the sale of the Company’s manufacturing segment, the bank approved the sale of certain of the Company’s assets that were collateralized in connection with the bank debt, provided that the proceeds from the sale were used to pay down the bank loan. As of September 28, 2003, the Company had borrowings of approximately $1.1 million, which was covered by the Company’s borrowing base of $1.4 million. The Company subsequently paid off this line of credit balance on October 1, 2003. The Company had no bank financing as of December 31, 2004 and 2003.

Loans Payable to Related Party

The Company has been withholding payments obtained from customers of OSET in order to support its operational cash requirement. This withholding was recorded as accounts payable—related party. In August 2003, OSET decided to convert part of this withholding to two interest-bearing loans.

The Company accrued interest expense of $1,105,000 for the year ended December 31, 2004 related to these loans.

Loan payable to related party at December 31, 2004 consists of:

Unsecured loan payable, interest payments are due in monthly installments of $43,750 at 3.0% per annum. The principal is due on December 25, 2005	$17,500,000
Unsecured loan payable, interest payments are due in monthly installments of $21,500 at 3.0% per annum. The principal is due on June 29, 2005	8,602,000

Total	$26,102,000

NOTE 6—PREFERRED STOCK:

The Company had 20,000,000 shares of preferred stock authorized at December 31, 2004.

During 1999 and 2000, the Board of Directors designated 4,000,000 shares and 3,023,225 shares of the preferred stock, as Series A convertible preferred stock and Series B convertible preferred stock, respectively with a par value of $.001.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company issued 4,000,000 shares of Series A convertible preferred stock (Series A Preferred) to OSET on April 29, 1999 for proceeds of $6,499,000, net of issuance costs of $301,000. Each share of Series A Preferred is initially convertible into 13.7487705 shares of the Company’s common stock at the option of the holder. On August 4, 1999, OSE converted 1,000,000 shares of Series A Preferred with a value of $1,700,000 into 13,748,771 shares of the Company’s common stock.

The Company issued 3,023,225 shares of Series B convertible preferred stock (Series B Preferred) to OSE on December 26, 2000 for proceeds of $6,000,000. Each share of Series B Preferred is initially convertible into 13.7487705 shares of the Company’s common stock at the option of the holder. The proceeds were used to reduce the accounts payable to OSET.

The holders of shares of Series A Preferred and Series B Preferred are entitled to dividends at the rate of $0.136 and $0.159, respectively, per annum per share payable semiannually on July 1 and January 1 each year. The dividends on Series A and Series B Preferred are payable in cash, shares of common stock or any combination of cash and shares of Common Stock, at the option of the holders of Series A and Series B Preferred and are cumulative until paid. The Series A Preferred and Series B Preferred are entitled to preferential payments of $1.70 and $1.98 respectively, per share in the event of a transaction whereby the existing shareholders of the Company own less than a 50% equity interest subsequent to the transaction or any liquidation, dissolution, or winding up of the Company.

On August 9, 2002, the Company executed an agreement pursuant to which it rescinded its previous distribution of common shares issued from July 1999 through January 2002 to its majority shareholder, OSET, in settlement of a preferred dividend obligation of $1.6 million. Under the terms of the agreement, OSE returned to the Company certificates representing 26,344,391 shares of Company common stock. In accordance with the terms and conditions of the Certificate of Designation for the Company’s Series A and Series B Preferred Stock, the Company agreed to accrue interest on the unpaid preferred dividends. In 2004, the Company recorded accrued interest in the amount of $289,000 on unpaid preferred dividends. The decision to rescind the previous payment of dividends was made after the Company was advised by its counsel (and also by special counsel engaged for this purpose) that the Company’s surplus and earnings may have been insufficient to support the payment of the dividends under the law of Delaware, the Company’s state of incorporation. As of December 31, 2003 and 2004, the Company’s dividends payable and interest on unpaid dividends were $3,859,000 and $5,037,000.

NOTE 7—EMPLOYEE BENEFIT PLANS:

Stock Option Plan

The Company has a Stock Option Plan (the “Plan”), which provides for the grant of incentive stock options (ISOs) and nonqualified stock options (NSOs) to purchase up to 20,000,000 shares of common stock. ISOs may be granted to employees and NSOs may be granted to either employees or consultants. In accordance with the Plan, the stated exercise price shall not be less than 100% and 85% of the estimated fair market value of common stock on the date of grant for ISOs and NSOs, respectively, as determined by the Board of Directors. The Plan provides that the options shall be exercisable over a period not to exceed ten years and shall vest as determined by the Board of Directors. Substantially all of the options vest 25% one year after the date of grant and 1/48 each month thereafter. There is no deferred compensation balance at December 31, 2002 and 2003.

Options outstanding under this plan at December 31, 2002, 2003 and 2004 amounted to 6,951,186, 2,818,822, and 2,625,572 shares, respectively.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1999 Director Option Plan

In September 1999, the Company adopted the 1999 Director Option Plan (the “1999 Director Plan”). A total of 4,000,000 shares of common stock have been authorized for issuance under the 1999 Director Plan. The 1999 Director Plan provides for the grant of NSOs to non-employee directors of the Company. The 1999 Director Plan provides that each non-employee director who joins the Board will automatically be granted an NSO to purchase 100,000 shares of common stock on the date upon which such person first becomes a non-employee director. In addition, each non-employee director will automatically receive an NSO to purchase 100,000 shares of common stock upon such directors’ annual reelection to the Board if the director has served on the Board for at least six months as of the date of the reelection. All options granted under the 1999 Director Plan have an exercise price equal to the fair market value of the common stock on the date of grant, are fully vested and exercisable on the date of grant, and have a term of ten years.

Options were outstanding under this plan at December 31, 2002, 2003 and 2004 for 1,400,000, 1,800,000, and 1,600,000 shares, respectively.

Non-Statutory Stock Plan

The Company has a Non-Statutory Stock Plan, which, provides for the grant of non-qualified stock options to purchase up to 750,000 share of common stock. In accordance with the Plan, the stated exercise price shall not be less than 85% of the estimated fair market value of the common stock on the date of grant of the NSO. The options shall be exercisable over a period not to exceed ten years and shall vest 25% one year after the year of grant and 1/48 each month thereafter.

Options were outstanding under this plan at December 31, 2002, 2003 and 2004 for 299,438, 89,438 and 89,438 shares, respectively.

Employee Stock Purchase Plan

The Company’s Stock Purchase Plan (the “Purchase Plan”) was adopted by the Company’s Board of Directors and stockholders in December 1995, and became effective upon the closing of the Company’s initial public offering on February 28, 1996. Under the Purchase Plan, a total of 5,000,000 shares of common stock have been reserved for issuance to eligible employees. The Purchase Plan allows employees to purchase shares through payroll deductions at 85% of the fair market value of the common stock at the beginning or the end of the applicable twelve-month purchase period. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date. During 2002, 2003 and 2004 respectively, 814,497, 309,760, and 0 shares, respectively, were issued under the Plan. The weighted-average fair value of these purchase rights granted in 2002 and 2003 was $0.02 and $0.01, respectively, per right. There was no stock purchase activity in 2004.

Employee Savings and Retirement Plan

In 1995, the Company established a defined contribution retirement plan with 401(k) plan features. The plan covers all United States employees twenty-one years and older. Employees may make contributions by a percentage reduction in their salaries, not to exceed the statutorily prescribed annual limit. The Company does not match employee’s contribution. Employees may choose among eighteen investment options for their contributions, and they are able to move funds between investment options at any time. The Company’s common stock is not one of the investment options. Administrative expenses relating to the plan are insignificant.

On July 1, 2003, the Company terminated the plan as a result of the expected reduction in employee headcount in connection with the disposition of its manufacturing segment.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 1, 2004, the Company reinstated the plan. Employees may make contributions by a percentage reduction in their salaries, not to exceed the statutorily prescribed annual limit. The Company does not match employee contributions. Employees may choose among eighteen investment options for their contributions, and they are able to move funds between investment options at any time. The Company’s common stock is not one of the investment options. Administrative expenses relating to the plan are insignificant.

Summary of Option Activity

The following table summarizes the Company’s stock option activity and related weighted average exercise price within each category for each of the years ended December 31, 2002, 2003 and 2004.

	2002		2003		2004
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Options outstanding at January 1	8,830,457	$0.38	8,650,624	$0.35	4,708,260	$0.32
Options granted	612,000	$0.01	432,000	$0.01	400,000	$0.06
Options canceled	(791,833)	$0.44	(4,374,364)	$0.35	(793,250)	$0.11
Options exercised	—	—	—	—	—	—

Options outstanding at December 31	8,650,624	$0.35	4,708,260	$0.32	4,315,010	$0.33

Options exercisable at December 31	6,338,196	$0.37	4,308,968	$0.34	4,179,343	$0.34

Available for grant at December 31	15,386,599		19,328,963		19,722,213

The weighted-average fair value of those stock options granted in 2002, 2003, and 2004 was $0.01, $0.01, and $0.06 per option, respectively.

Significant option groups outstanding at December 31, 2004, and the related weighted average exercise price and remaining contractual life information are as follows:

	Outstanding		Exercisable		Weighted Average Remaining Life (Years)
Options with exercise prices ranging from:	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.004	32,000	$0.004	8,000	$0.004	9
0.01	648,000	0.01	624,000	0.01	8
0.03	20,000	0.03	15,833	0.03	7
0.05	350,000	0.05	312,500	0.05	7
0.055-0.06	450,000	0.06	412,500	0.06	8
0.09-0.24	465,885	0.22	457,385	0.23	5
0.31-0.55	376,500	0.36	376,500	0.36	5
0.59	1,962,000	0.59	1,962,000	0.59	5
0.72-1.06	10,000	0.93	10,000	0.93	2
1.50	625	1.50	625	1.50	1

Options outstanding at December 31, 2004	4,315,010	0.33	4,179,343	0.34	6

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8—WARRANTS:

In 1999 and prior years, the Company issued a series of warrants in separate transactions for the purchase of a total of 2,575,806 shares. The estimated value of these warrants at the time of issuance, as determined by the Company, was amortized over the expected exercise term into expense in years prior to 2000. The remaining warrants outstanding and related expiration dates as of December 31, 2004 are as follows:

Expiration date	Exercise Price		Shares
09/15/05	$4.60		97,826
05/01/06	$0.1236		1,000,000
05/28/05	$0.1236		171,428
04/29/06	$0.1236		500,000

Total Number of Warrants Outstanding for Common Shares	$0.3711	*	1,769,254

* Weighted average exercise price

NOTE 9—INCOME TAXES:

In 2002, 2003 and 2004, the Company incurred net operating losses and recorded no provision for income taxes other than the minimum state income taxes. The income tax benefit for the year ended December 31, 2003, represents the reversal of an over accrual of income taxes resulting from a change in accounting estimate.

The provision for (benefit from) income taxes of continuing operations consists of: (in thousands)

	2002	2003	2004
	(In thousands)
Federal current	$—	$—	$—
State current	12	(65)	6

Total Current	12	(65)	6

Federal deferred	4,378	2,604	(790)
State deferred	629	199	72
Valuation allowance	(5,007)	(2,803)	718

Total deferred	—	—	—

Total	$12	$(65)	$6

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax assets comprise the following (in thousands):

	December 31,
	2003	2004
Federal and state credit carryforwards	$2,818	$2,817
Federal and state net operating loss carryforwards	32,163	32,052
Provision for impaired assets	8,017	8,017
Leases, treated as operating for tax purposes	(2,396)	(2,396)
Depreciation	2,196	1,658
Reserves and accruals	587	517
Other	—	2

Deferred tax assets	43,385	42,667
Less valuation allowance	(43,385)	(42,667)

Net deferred tax asset	$—	$—

Management believes that sufficient uncertainty exists with regard to the realizability of these tax assets that a full valuation allowance is necessary. These factors include the lack of a significant history of consistent profits and a lack of carryback capacity to realize these assets. Based on the absence of objective evidence, management is unable to assert that it is more likely than not that the Company will generate sufficient taxable income to realize the Company’s net deferred tax assets. The valuation allowance increased by $2,803,000 in 2003 and decreased by $718,000 in 2004, respectively.

At December 31, 2004, the Company had federal and state net operating loss credit carryforwards (“NOLs”) of approximately $87,000,000 and $41,000,000 respectively, which can be used to reduce future taxable income. The federal NOLs, state NOLs and federal and state credits expire through 2024, 2016 and 2012 respectively, if not utilized. The availability and timing of these carry forwards to offset the taxable income may be limited due to the occurrence of certain events, including change of ownership.

The Tax Reform Act of 1996 limits the use of NOLs in certain situations where changes occur in the stock ownership of a company. The Company experienced such an ownership change as a result of the Company’s initial public offering in 1996, resulting in a limitation of the annual utilization of the NOLs generated through the date of the initial public offering. Another such ownership change was experienced as a result of the issuance of Series A and B convertible preferred stock in 1999 and 2000, respectively, resulting in a limitation of the annual utilization of the NOLs generated through the date of issuance of Series A and Series B convertible preferred stock.

NOTE 10—RELATED PARTY TRANSACTIONS:

The Company is a member of a group of affiliated companies owned by Orient Semiconductor Electronics, Ltd of Taiwan (“OSET”). Significant related party transactions with OSET and its affiliates are as follows:

Guarantor of Debt

OSET was a guarantor for the Company’s line of credit agreement with local banks as outlined in Note 5 through October 1, 2003, when the line of credit was paid off.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financing

Accounts payable-related parties represents OSET customer payments collected by the Company and used to meet operating cash requirements. $26.1 million of this payable was converted into two loans in 2003. Details of these loans are disclosed in Note 5 to the financial statements.

Distributor

All the revenue of OSEI, the Company’s subsidiary, is earned as a result of being a distributor for OSET. The revenue under the distribution agreement is based on a fixed percentage of the value of the semiconductor assembly and test services provided to customers in OSEI’s distribution area of entities headquartered in North America. For the years ended December 31, 2002, 2003, and 2004, OSEI distributed $89.5 million, $63.9 million and $84.2 million in product and services for OSET and affiliates and sold such products and services to its customers for $94.3 million, $67.2 million and $88.5 million, respectively. Accordingly, OSEI recorded revenue of $4.8 million, $3.3 million, and $4.3 million in 2002, 2003, and 2004, respectively. Under the distribution agreement, OSEI is required to remit amounts collected from customers, less its commission, to OSEP. As of December 31, 2004, accounts receivable included approximately $1.7 million, that when collected, is due to OSEP pursuant to the distribution agreement.

While OSEI is responsible for the collection of accounts receivable from its customers, it has obtained certain guarantees from OSET and OSEP, which reduce OSEI’s exposure to credit risk. Based on the distributor agreements among OSEI, OSET, and OSEP, OSEI will be responsible for one third of any un-collectible amount that arises from customer sales.

OSE USA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—QUARTERLY INFORMATION (UNAUDITED)

	First	Second	Third	Fourth	Total
Year Ended December 31, 2004
Revenues	$1,023	$1,207	$1,240	$861	$4,331
Operating income (loss) from continuing operations	$199	$(131)	$396	$175	$639
Net loss from continuing operations applicable to common stockholders	$(308)	$(632)	$(92)	$(260)	$(1,292)
Net loss from discontinued operations	$—	$—	$—	$—	$—
Net loss applicable to common stockholders	$(308)	$(632)	$(92)	$(260)	$(1,292)

Net loss from continuing operations per common share—basic and diluted	$(0.01)	$(0.01)	$(0.00)	$(0.00)	$(0.02)
Net loss from discontinued operations per common share—basic and diluted	$—	$—	$—	$—	$—
Net loss per common share—basic and diluted	$(0.01)	$(0.01)	$(0.00)	$(0.00)	$(0.02)

Year Ended December 31, 2003
Revenues	$770	$782	$828	$914	$3,294
Operating income (loss) from continuing operations	$(399)	$(392)	$(152)	$263	$(680)
Net loss from continuing operations applicable to common stockholders	$(777)	$(745)	$(453)	$(250)	$(2,225)
Net loss from discontinued operations	$(1,403)	$(3,158)	$(553)	$(435)	$(5,549)
Net loss applicable to common stockholders	$(2,180)	$(3,903)	$(1,006)	$(685)	$(7,774)

Net loss from continuing operations per common share—basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)
Net loss from discontinued operations per common share—basic and diluted	$(0.03)	$(0.06)	$(0.01)	$(0.00)	$(0.10)
Net loss per common share—basic and diluted	$(0.04)	$(0.07)	$(0.02)	$(0.01)	$(0.14)

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 9A.	Controls and Procedures

Our chief executive officer and our chief financial officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) as of the end of the period covered by this annual report, have concluded that as of that date, our disclosure controls and procedures were effective in ensuring that information required to be disclosed by us in this annual report is accumulated and communicated by our management, to allow timely decisions regarding required disclosure.

There were no significant changes in our internal controls during the period covered by this annual report that have materially affected, or are reasonably likely to materially affect, our internal controls.

Item 9B.	Other Information

None.

PART III

Certain information required by Part III is incorporated by reference from the Company’s definitive Proxy Statement to be filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the Company’s 2005 Annual Meeting of Stockholders (the “Proxy Statement”).

Item 10.	Directors and Executive Officers of the Registrant

(a)	Executive Officers—See the section entitled “Executive Officers” in Part I, Item 1 hereof.

(b)	Directors—The information required by this Item is incorporated by reference to the section entitled “Election of Directors” in the Proxy Statement.

The disclosure required by Item 405 of Regulation S-K is incorporated by reference to the section entitled “Section 16(a) Beneficial Ownership Reporting Compliance” in the Proxy Statement.

Item 11.	Executive Compensation

The information required by this Item is incorporated by reference to the sections entitled “Compensation of Executive Officers” and “Compensation of Directors” in the Proxy Statement.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The Company only issues options in its compensation plans. The following table provides information as of December 31, 2004 with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	( a )	( b )	( c )
Equity compensation plans approved by security holder	4,315,010	$0.33	19,722,213
Equity compensation plans not approved by security holder	0	$0.00	0
Total	4,315,010	$0.33	19,722,213

The additional information required by this Item is incorporated by reference to the sections entitled “Principal Share Ownership” and “Security Ownership of Management” in the Proxy Statement.

Item 13.	Certain Relationships and Related Transactions

The information required by this Item is incorporated by reference to the section entitled “Certain Transactions” in the Proxy Statement.

Item 14.	Principal Accounting Fees and Services

The information required by this item is incorporated by reference to the information set forth under the caption “Report of the Audit Committee of the Board of Directors” in the Proxy Statement.

PART IV

Item 15.	Exhibits, Financial Statement Schedules

(a)(1) The following financial statements are filed as a part of this report:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2003 and 2004

Consolidated Statements of Operations for the Years Ended December 31, 2002, 2003 and 2004

Consolidated Statement of Stockholders’ Deficit for the Years Ended December 31, 2002, 2003 and 2004

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004

Notes to Consolidated Financial Statements

(a)(2) See the List of Exhibits, which follows the signature pages of this report, which is incorporated here by reference.

(b) The Exhibits set forth on the Exhibit List are filed and incorporated here by reference.

(c) All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Registrant caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 31, 2005.

OSE USA, Inc.

By:	/s/ EDMOND TSENG
Edmond Tseng
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edmond Tseng and Elton Li, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Report.

In accordance with the Exchange Act, this report has been signed below on March 31, 2005 by the following persons on behalf of the Registrant and in the capacities indicated.

/s/ EDMOND TSENG Edmond Tseng	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer and Acting Chief Financial Officer)

/s/ ELTON LI Elton Li	Chief Accounting Officer (Principal Accounting Officer)

/s/ EDWARD S. DUH Edward S. Duh	Director

/s/ MITCHELL SHU HUNG KUNG Mitchell Shu Hung Kung	Director

/s/ PATRICK VERDERICO Patrick Verderico	Director

LIST OF EXHIBITS

Exhibit No.	Description of Document

3.1	Certificate of Incorporation as amended(1)

3.2	Certificate of Designation of Series A Convertible Preferred Stock(2)

3.3	Certificate of Designation of Series B Convertible Preferred St(3)

3.4	Bylaws, as amended(1)

10.1*	Form of Indemnification Agreement(4)

10.2*	1993 Stock Option Plan, as amended(5)

10.3*	Employee Stock Purchase Plan, as amended(5)

10.4*	1997 Nonstatutory Stock Option Plan(6)

10.5*	1999 Director Option Plan(5)

10.6	Registration Rights Agreement, as amended(4)

10.7	1995 Warrant to Purchase 97,826 Shares of Common Stock, issued to The CIT Group/Equipment Financing(4)

10.8	Amended and Restated 1998 Warrant to Purchase 171,428 Shares of Common Stock, issued to Transamerica Business Credit Corporation(7)

10.9	No. 2 Stock Subscription Warrant (1999) to Purchase 500,000 Shares of Common Stock, issued to TBCC Funding Trust I(7)

10.10	1999 Warrant to Purchase 1,000,000 Shares of Common Stock, issued to MMC/GATX Partnership No. 1(7)

10.11	Exclusive Sales Distributor Agreement between OSEI and OSE (October 29, 1999)(8)

10.11.1	Mar. 2003 Amendment to OSE Inc. Exclusive Sales Distributor Agreement(9)

10.12	Asset Purchase Agreement dated September, 2003 between the Company and IPAC(10)

10.13	Lease Amendment dated September, 2003 between the Company and Joseph Sully(9)

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (see signature page)

31.1	Certification of Report of Chief Executive Officer (Section 302 of Sarbanes-Oxley Act)

31.2	Certification of Report of Chief Accounting Officer (Section 302 of Sarbanes-Oxley Act)

32	Certification of Report (Section 906 of Sarbanes-Oxley Act)

(1)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q filed Nov. 13, 2002

(2)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2000

(3)	Incorporated by reference from the Company’s Current Report on Form 8-K filed May 7, 1999

(4)	Incorporated by reference from the Company’s Registration Statement on Form SB-2 (No. 333-326-LA), as amended, filed January 17,1996

(5)	Incorporated by reference from the Company’s Registration Statement on Form S-8 (No. 333-88341) filed Oct. 1, 1999

(6)	Incorporated by reference from the Company’s Registration Statement on Form S-8 (No. 333-49365) filed April 3, 1998.

(7)	Incorporated by reference from the Company’s Annual Report on Form 10-K, for the year ended December 31, 1999

(8)	Incorporated by reference from the Company’s Current Report on Form 8-K filed November 15, 1999

(9)	Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003

(10)	Incorporated by reference from the Company’s Current Report on Form 8-K filed September 16, 2003

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2005, accompanying the consolidated financial statements included in the Annual Report of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) on Form S-8 (Numbers 333-49365, 333-30457, 333-05571 and 333-88341).

/s/    GRANT THORNTON LLP

San Francisco, California

March 31, 2005

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Edmond Tseng, certify that:

1.	I have reviewed this annual report on Form 10-K of OSE, USA, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial data; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: March 31, 2005

/s/ EDMOND TSENG
Edmond Tseng
President, Chief Executive Officer and Acting Chief Financial Officer

EXHIBIT 31.2

CERTIFICATION OF CHIEF ACCOUNTING OFFICER

I, Elton Li, certify that:

1.	I have reviewed this annual report on Form 10-K of OSE USA, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial data; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting;

Dated: March 31, 2005

/s/ ELTON LI
Elton Li Corporate Controller and Chief Accounting Officer

EXHIBIT 32

OSE USA, Inc.

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of OSE USA, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certify, pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of our knowledge, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

DATED: March 31, 2005	/S/ EDMOND TSENG
Edmond Tseng President, Chief Executive Officer and Acting Chief Financial Officer

DATED: March 31, 2005	/S/ ELTON LI Elton Li Corporate Controller and Chief Accounting Officer

APPENDIX E

UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended October 2, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 0-27712

OSE USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0309372
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2223 Old Oakland Road
San Jose, CA	95131-1402
(Address of principal executive offices)	(Zip Code)

(408) 383-0818

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in rule 12B-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Number of shares of common stock outstanding as of November 7, 2005: 56,725,808. As of November 7, 2005 the Company also had 3,000,000 shares of Series A Convertible Preferred Stock and 3,023,225 shares of Series B Convertible Preferred Stock, outstanding, which are convertible at any time by the holder into 41,246,312 shares and 41,565,626 shares, respectively, of common stock.

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

OSE USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands except share and per share data)

	December 31, 2004	October 2, 2005 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$533	$588
Accounts receivable, net of allowance for doubtful accounts of $135 and $131, respectively	1,708	2,551
Prepaid expense and other current assets	47	116

Total current assets	2,288	3,255
Property and equipment, net	59	49
Intangible assets, net of accumulated amortization of $1,826 and $2,093 respectively	1,731	1,464

Total Assets	$4,078	$4,768

Liabilities,
Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Loans payable—related party	$26,102	$26,102
Accounts payable—related parties	6,147	7,454
Accrued dividends and interest on unpaid dividends	5,037	5,968
Accrued expenses and other liabilities	1,105	1,009
Liabilities from discontinued operations	667	633

Total current liabilities	39,058	41,166
Deferred gain on sale of facilities	423	320

Total Liabilities	39,481	41,486

Convertible preferred stock, $0.001 par value; 20,000,000 shares authorized; 6,023,225 (Series A: 3,000,000 shares, Series B: 3,023,225 shares) issued and outstanding; liquidation preference: Series A: $1.70 per share, Series B: $1.98 per share	11,100	11,100

Stockholders’ Deficit:
Common stock, $0.001 par value; 300,000,000 shares authorized; 56,725,808 shares issued and outstanding	56	56
Additional paid-in capital	54,458	54,458
Accumulated deficit	(101,017)	(102,332)

Total stockholders’ deficit	(46,503)	(47,818)

Total liabilities and stockholders’ deficit	$4,078	$4,768

The accompanying notes are an integral part of these condensed consolidated financial statements.

OSE USA, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2004	October 2, 2005	September 26, 2004	October 2, 2005
Revenues	$1,240	$758	$3,470	$2,163
Operating expenses:
Selling, general and administrative	844	614	3,006	1,973

Total operating expenses	844	614	3,006	1,973

Operating income from operations	396	144	464	190
Interest and other income	8	2	16	41
Interest expense	(195)	(197)	(629)	(586)

Income (loss) from operations before taxes	209	(51)	(149)	(355)
Provision for taxes	2	29	4	29

Net income (loss)	207	(80)	(153)	(384)
Preferred stock dividends	299	316	879	931

Net loss applicable to common stockholders	$(92)	$(396)	$(1,032)	$(1,315)

Per share data:
Net loss applicable to common stockholders—basic and diluted	$(0.00)	$(0.01)	$(0.02)	$(0.02)
Number of shares used to Compute per share data (see Note 6 to financial statements)—basic and diluted	56,726	56,726	56,726	56,726

The accompanying notes are an integral part of these condensed consolidated financial statements.

OSE USA, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For Nine Months Ended
	September 26, 2004	October 2, 2005
Cash flows provided by (used in) operating activities
Net loss from operations	$(153)	$(384)
Adjustments:
Depreciation and amortization	281	277
Bad debt reserve (reversal)	500	(4)
Gain on sale of facilities, net	(103)	(103)
Changes in operating assets and liabilities
Accounts receivable	(194)	(839)
Prepaid and other assets	(47)	(69)
Accounts payable & accounts payable related party	(246)	1,307
Accrued liabilities	38	(96)

Net cash provided by continuing operations	76	89
Net cash used in discontinued operations	(357)	(34)

Net cash provided by (used in) operating activities	(281)	55

Cash flows from investing activities
Capital expenditures	(3)	—

Net cash used in investing activities	(3)	—

Net (decrease) increase in cash and cash equivalents	(284)	55
Cash and cash equivalents at beginning of period	591	533

Cash and cash equivalents at end of period	$307	$588

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OSE USA, Inc., formerly Integrated Packaging Assembly Corporation, (the “Company”) was incorporated in California on April 28, 1992 and reincorporated in Delaware on June 19, 1997. The Company changed its name on June 6, 2001 in connection with its strategic reorganization. The Company has operated historically within two segments of the semiconductor industry: (1) manufacturing and (2) distribution.

Within manufacturing, the Company’s business had been to assemble and package integrated circuits from wafers consigned by its customers. The Company’s focus has been on quad flat packages (“QFPs”), thin quad flat packages (“TQFPs”), ball grid array packages (“BGAs”), flip chips, and chip scale packaging (“CSPs”), which are used in complex integrated circuits with high pin-counts in the personal computer and telecommunications industries. The Company also provided advanced design and assembly services to satisfy its customers’ requirements. On September 8, 2003, the Company completed the sale of assets of its manufacturing division to a third party. The assets sold included equipment, inventory, permits and licenses, and intellectual property, for a total of $1 million, composed of $500,000 in cash and a $500,000 note receivable. All of the original contractual terms on the $500,000 note receivable have not been completed by the purchasing party. On June 28, 2004, the Company filed a complaint in the Superior Court of Santa Clara County, California against the purchaser, IPAC. The Company decided to fully reserve the $500,000 promissory note due to the uncertainty of collection. On August 29, 2005, IPAC filed a cross-complaint alleging that (1) IPAC is a third-party beneficiary to agreements made between OSE and its former landlord obligating OSE to make certain repairs and improvements in premises leased to IPAC in the amount of $200,000 to $250,000, (2) OSE has expended to date only about $150,000 for such repairs and improvements, and (3) OSE is in breach of its contractual commitments made for the benefit of IPAC. On September 30, 2005, the Company filed a general denial to the cross-complaint alleging various affirmative defenses, including laches, unclean hands, estoppel, failure to mitigate, failure of consideration and the statute of limitations. The Company has previously reserved $250,000 with respect to its repair and improvement commitments made to its former landlord.

Within the distribution segment, the Company through its subsidiary OSE, Inc. (“OSEI”) is the exclusive North American sales and marketing organization for Orient Semiconductor Electronics, Ltd. (“OSE”) of Taiwan, a public Taiwanese company and the Company’s controlling stockholder. The Company is also the exclusive North American sales and marketing organization for affiliated company Orient Semiconductor Electronics Philippines, Inc. (“OSEP”). Revenues are derived exclusively from fees received on the sales of OSE and OSEP semiconductor assembly and test services to customers headquartered in North America, in accordance with a distribution agreement. The Company entered this segment of the market in October 1999 with the acquisition of OSEI from OSE and with the sale of the assets of the manufacturing segment currently operates in one segment.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not have all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004 included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The results of operations for the three and nine month periods ended September 26, 2004 and October 2, 2005 are not necessarily indicative of the results that may be expected for any subsequent period or for the entire year ending December 31, 2005.

The Company has experienced fluctuating levels of demand and ongoing net operating losses and has a negative stockholders’ equity of $47.8 million as of October 2, 2005. As a result of these circumstances, the report of the Company’s independent registered public accounting firm on the Company’s December 31, 2004 consolidated financial statements included an explanatory paragraph to indicate that these matters raise substantial doubt about this Company’s ability to continue as a going concern.

On October 14, 2005, the Company filed preliminary documentation with the Securities and Exchange Commission for a “going private” transaction pursuant to Commission Rule 13e-3. See the Company’s Current Report on Form 8-K filed with the Commission on October 14. On October 24, 2005, Commission staff advised the Company that the Commission would conduct a limited review of the Company’s “going private” filings. It is the SEC’s policy to review all such filings. Comments were received by letter from SEC reviewing staff on November 10, 2005; the comments raise various substantive and procedural issues and ask for clarifying revisions in the information submitted. The Company with the assistance of its advisers is currently reviewing these comments and expects to file a response, along with revised preliminary documentation, as soon as possible.

NOTE 2. DISCONTINUED OPERATIONS

On September 3, 2003, the Company signed an agreement with an unrelated third party to sell the Company’s manufacturing operation (including related equipment, inventory, and intellectual property) for a total of $1,000,000, comprised of $500,000 in cash and a $500,000 note bearing interest at the prime rate. The principal of the note is due at the end of a three-year period, following consummation, and interest is due monthly. The sale of assets was substantially completed as of September 8, 2003. Pursuant to SFAS No. 144, these former activities have been accounted for as discontinued operations in the current financial statements.

As of December 31, 2004 and October 2, 2005, the Company had accrued expenses and other liabilities of $667,000 and $633,000 respectively remaining from discontinued operations.

NOTE 3. STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method. Accordingly, no compensation expense has been recognized in the accompanying consolidated financial statements for stock-based awards to employees when the exercise price of the award is equal to or greater than the quoted market price of the stock on the date of grant.

SFAS No. 123R, “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123,” require disclosures as if the Company had applied the fair value method to employee awards rather than the intrinsic value method. The fair value of stock-based awards to employees is calculated through the use of option pricing models. These models were developed originally to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise,

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

which greatly affect the calculated values. The Company’s fair value calculations for awards from stock option plans were made using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three-month period ended		Nine-month period ended
	September 26, 2004	October 2, 2005	September 26, 2004	October 2, 2005
Risk free interest rate for stock option	3.21%	4.01%	3.05%	3.85%
Risk free interest rate for stock purchase right	**	**	**	**
Expected dividend yield	0%	0%	0%	0%
Expected volatility	360%	228%	350%	948%
Expected life for stock option (years)	4	4	4	4
Weighted average fair value of options granted during the period	*	*	$0.06	$0.01

*	No options were granted during the three-month period ended September 26, 2004 and October 2, 2005
**	No stock was purchased during the three and nine-month periods ended September 26, 2004 and October 2, 2005.

If the computed fair values of the stock-based awards had been amortized to expense over the vesting period of the awards, net loss and net loss per share, basic and diluted, would have been as follows (in thousands, except per share amounts):

	Three-month period ended		Nine-month period ended
	September 26, 2004	October 2, 2005	September 26, 2004	October 2, 2005
Net loss applicable to common stockholders, as reported-,	$(92)	$(396)	$(1,032)	$(1,315)
Stock based compensation expense, pro forma	(1)	(0)	(1)	(0)

Net loss applicable to common stockholders, pro forma	$(93)	$(396)	$(1,033)	$(1,315)
Net income (loss) applicable to common stockholders, per share as reported-
Basic and diluted	$(0.00)	$(0.01)	$(0.02)	$(0.02)
Net income (loss) applicable to common stockholders, per share, pro forma-
Basic and diluted	$(0.00)	$(0.01)	$(0.02)	$(0.02)

NOTE 4. ACCOUNTS RECEIVABLE

The majority of the Company’s accounts receivable is due from semiconductor companies. Credit is extended based on evaluation of each customer’s financial condition and, generally, collateral is not required. A majority of accounts receivable is due within 30 days and is stated net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to bad debt expense, included in selling, general and administrative expenses. Under the distributor agreements between OSEI, OSE, and OSEP, OSEI will be responsible for one third of any un-collectible amount that arises from customer sales.

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

According to the amended distribution agreement, effective May 1, 2003, the Company no longer records for OSE accounts receivable generated from shipments made to North American customers, and payments related to invoices dated after May 1, 2003 are remitted to OSE directly. There has been no change related to the distribution agreement with OSEP. The net accounts receivable related to products shipped from OSEP as of December 31, 2004 and October 2, 2005 were $1.7 million and $2.6 million, respectively. The Company no longer records accounts receivable for OSE. All other terms and conditions of the distribution agreement remain in effect.

Changes in the Company’s allowance for doubtful accounts are as follows:

	December 31, 2004	October 2, 2005 (Unaudited)
	(in thousands)
Beginning balance	$8	$135
Reclassified from discontinued Operation	26	—
Bad debt expense (reversal)	101	(4)

Ending balance	$135	$131

NOTE 5. INCOME TAXES

Provisions for income taxes of $2,000 and $29,000 were recorded for the three-month periods ended September 26, 2004 and October 2, 2005, respectively. Even though the Company operated at a loss, a state income tax liability has been accrued based on tax criteria set by the state of Massachusetts. The Company believes the realization of its deferred tax assets is unlikely and accordingly, has recorded an offsetting valuation allowance.

NOTE 6. NET LOSS PER SHARE

Net loss per basic and diluted share for the three and nine-month periods ended September 26, 2004 and October 2, 2005 was computed using the weighted average number of common shares outstanding during the period excluding the dilutive potential of common shares from assumed conversions because of their anti-dilutive effect. Dilutive potential of common shares includes conversion of preferred shares (Note 8), using the if-converted method and outstanding stock options and warrants, using the treasury stock method. At September 26, 2004, there were options and warrants outstanding to purchase an aggregate of 5,073,586 shares of Common Stock. At October 2, 2005, there were options and warrants outstanding to purchase an aggregate of 5,744,500 shares of Common Stock, with an average weighted exercise price of $0.28 per share.

NOTE 7. LOANS PAYABLE—RELATED PARTY

The Company has two interest bearing loans with OSE. The Company accrued interest expense of $197,000 and $586,000 for the three and nine-month periods ended October 2, 2005 related to these loans.

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Loan payable to related party at December 31, 2004 and October 2, 2005 consists of:

Unsecured loan payable, interest payments are due in monthly installments of $43,750 at 3.0% per annum. The principal is due on December 25, 2005	$17,500,000
Unsecured loan payable, interest payments are due in monthly installments of $21,500 at 3.0% per annum. The principal is due on June 28, 2006	8,602,000

Total	$26,102,000

NOTE 8. CONVERTIBLE PREFERRED STOCK

As of October 2, 2005, the Company had 3,000,000 shares of Series A convertible preferred stock and 3,023,225 shares of Series B convertible preferred stock outstanding. Each share of Series A and Series B Preferred is convertible into 13.7487705 shares of the Company’s common stock at the option of the holders.

The holders of shares of Series A Preferred and Series B Preferred are entitled to dividends at the rate of $0.136 and $0.159, respectively, per annum per share, payable semi-annually on January 1 and July 1 each year. The dividends on Series A and Series B Preferred are payable in cash, shares of common stock or any combination of cash and shares of Common Stock, at the option of the holders of Series A and Series B Preferred. The holders of the Series A Preferred and Series B Preferred are entitled to preferential payments of $1.70 and $1.98 per share, respectively, in the event of any liquidation, dissolution, or winding up of the Company, including any consolidation, merger or other reorganization whereby the existing shareholders of the Company own less than 50% of the Company’s voting power subsequent to the transaction.

On August 9, 2002, the Company executed an agreement pursuant to which it rescinded its previous distribution of common shares issued from July 1999 through January 2002 to its majority shareholder, OSE, in settlement of a preferred dividend obligation of $1.6 million. Under the terms of the agreement, OSE returned to the Company certificates representing 26,344,391 shares of the Company’s common stock. In accordance with the terms and conditions of the Certificate of Designation for the Company’s Series A and Series B Preferred Stock, the Company agreed to accrue interest on the unpaid preferred dividends. The decision to rescind the previous payment of dividends was made after the Company was advised by its counsel (and also by special counsel engaged for this purpose) that the Company’s surplus and earnings may have been insufficient to support the payment of the dividends under the laws of Delaware, the Company’s state of incorporation. Dividends and interest on unpaid dividends of approximately $5.04 million and $5.97 million were recorded as of December 31, 2004 and October 2, 2005, respectively.

NOTE 9. SUBSEQUENT EVENT

On October 11, 2005, the Company entered into a Plan of Reorganization and Merger Agreement (“Merger Agreement”) with its principal shareholder, Orient Semiconductor Electronics, Limited (“Orient”) and OSE Acquisition Corporation (“Merger Sub”), a purpose formed wholly-owned subsidiary of Orient. Required approval of the shareholders of the Company and Merger Sub was obtained by the written consent of Orient on the same day.

The purpose of the Merger Agreement is to implement a plan to privatize the Company. Pursuant to the terms of the Merger Agreement, (1) the Company will merge with Merger Sub (the “Merger”), (2) the surviving corporation will succeed to all of the Company’s assets and liabilities and will operate under a certificate of incorporation and bylaws substantially identical with those of the Company and with the same directors and

OSE USA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

officers, (3) Orient’s investment in Company Preferred Stock will be converted into the same investment in the surviving corporation, and (4) the Company’s common stock will be converted into the right to receive payment of cash consideration of $0.006 per share to be funded by Orient.

On October 14, 2005, the Company filed preliminary documentation with the Securities and Exchange Commission for a “going private” transaction pursuant to Commission Rule 13e-3. See the Company’s Current Report on Form 8-K filed with the Commission on October 14. On October 24, 2005, Commission staff advised the Company that the Commission would conduct a limited review of the Company’s “going private” filings. It is the SEC’s policy to review all such filings. Comments were received by letter from SEC reviewing staff on November 10, 2005; the comments raise various substantive and procedural issues and ask for clarifying revisions in the information submitted. The Company with the assistance of its advisers is currently reviewing these comments and expects to file a response, along with revised preliminary documentation, as soon as possible. The Company expects the transaction to close during the fourth quarter of 2005, subject to possible delay as the result of its efforts to respond to comments raised by SEC review of the Company’s preliminary filings in connection with the proposed transaction.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein are subject to certain factors that could cause actual results to differ materially from those reflected in the forward-looking statements. Such factors include, but are not limited to, those discussed below and elsewhere in this report on Form 10-Q.

Overview

As a result of a reduction in orders from the Company’s customers, the Company has had significant excess production capacity since the first quarter of 1997. The reduction in revenue and underutilization of capacity and the resulting under-absorption of fixed costs resulted in operating losses that continued through the third quarter of 2003. After the disposition of its manufacturing segment in third quarter of 2003, the Company continued to incur operating loss due to its interest expense burden. As a result of these and other related circumstances, the report of the Company’s independent registered public accounting firm on the Company’s December 31, 2004 financial statements included an explanatory paragraph indicating that these matters raise substantial doubt about the Company’s ability to continue as a going concern.

OSE, Inc. (“OSEI”) serves as the exclusive North American distributor for OSE, a public Taiwanese company and the Company’s principal stockholder. OSEI also serves as the exclusive North American distributor for the affiliated company OSE Philippines (“OSEP”). OSEI derives its revenues exclusively from fees received on the sales of OSE’s and OSEP’s semiconductor assembly and test services to customers headquartered in North America.

The Company’s business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical and subject historically, to significant economic downturns characterized by reduced product demand, rapid erosion of average selling prices and excess production capacity. In addition, rapid technological change, evolving industry standards, intense competition and fluctuations in end-user demand characterize the markets for integrated circuits. Since the Company’s business is entirely dependent on the requirements of semiconductor companies for independent packaging foundries, any future downturn in the semiconductor industry is expected to have an adverse effect on the Company’s business, financial condition and results of operations. These general industry conditions continue to affect the Company’s business for the three and nine months ended October 2, 2005. Furthermore, since the Company’s expense levels are fairly stable, if revenue were to fall below anticipated levels, the Company’s operating results would be materially adversely affected.

Results of Continuing Operations

The following discussion compares results from continuing operations for the three and nine-month periods ended September 26, 2004 and October 2, 2005.

Revenues

The Company earns revenue through a distribution agreement with OSE, pursuant to which revenues derived from fees received on the sales of OSE’s and OSEP’s semiconductor assembly and test services to customers headquartered in North America are recognized on a net commission basis.

Total revenues decreased 39% to $758,000 for the three-month period ended October 2, 2005 from $1,240,000 for the three-month period ended September 26, 2004. Total revenues decreased 38% to $2,163,000 for the nine-month period ended October 2, 2005 from $3,470,000 for the period ended September 26, 2004.

Revenue decreased as a result of price erosion from increasing competition. Also, OSE is retreating from products like QFP (Quad Flat Package), QFN (Quad Flat No-lead), and BGA (Ball Grid Array) markets where product margin is low. Meanwhile, OSE is switching its focus to FMC (Flash Memory Card) related products and thus depends less on the North American market. Most of FMC related product demand is coming from Asia.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs associated with sales, customer service, finance, administration and management personnel, as well as advertising, public relations, legal, and accounting costs. Selling, general and administrative expenses for the three and nine-month periods ended September 26, 2004 were $844,000 and $3,006,000, respectively. Selling, general and administrative expenses decreased 27% to $614,000 and decreased 34% to $1,973,000 respectively, for the three and nine-month periods ended October 2, 2005. The $230,000 and $1,033,000 decrease for the three and nine-month periods were due primarily to decreased spending in payroll and traveling expenses. As a percentage of revenues, selling, general and administrative expenses increased from 68% and 87% for the three and nine-month periods ended September 26, 2004, respectively, to 81% and 91% for the three and nine-month periods ended October 2, 2005, respectively. These increases were mainly due to lower revenue levels in 2005 despite lower spending in 2005. Due to reduced level of activities in North American region, the Company implemented a payroll reduction program in August 2005. The Company expects no further expenses reduction for the remainder of the year.

Interest and Other Income

Interest income is primarily comprised of interest earnings from investments in cash equivalents. Interest and other income decreased from $8,000 to $2,000 for the three month-periods ended September 26, 2004 and October 2, 2005, respectively. Interest and other income increased from $16,000 to $41,000 for the nine-month periods ended September 26, 2004 and October 2, 2005, respectively. The decrease for the three-month period was mainly due to lower cash balance. The increase for the nine-month periods was due to an $18,000 interest premium refund in 2005.

Interest Expense

Interest expense consists of interest on inter-company loans payable to OSE. Interest expense increased from $195,000 to $197,000 for the three-month period and decreased from $629,000 to $586,000 for the nine-month periods ended September 26, 2004 and October 2, 2005, respectively. Interest expense decreased for the nine-month periods as a result of interest rate reduction from 3.5% per annum to 3% per annum on the 17.5 million inter-company loan.

Provision for Income Taxes

The Company recorded a $2,000 and $4,000 provision for income tax for the three and nine-month period ended September 26, 2004 compared with $29,000 and $29,000 for the three and nine-month period ended October 2, 2005 for Massachusetts state income tax. The increases were due to under accrual of Massachusetts state income tax for the previous two quarters in 2005.

Liquidity and Capital Resources

During the nine-month period ended October 2, 2005, the Company’s net cash provided by continuing operations was $89,000. Net cash provided by operations was comprised primarily of a net loss of $384,000, increased by $277,000 of non-cash charges for depreciation and amortization and $4,000 of bad debt reversal, reduced by a non-cash $103,000 amortization of gain on sale of facility, and a $303,000 net increase in working capital items. The net increase in working capital items reflected an $839,000 increase in accounts receivable, a $69,000 increase in prepaid and other current assets, a $1,307,000 increase in accounts payable, and a $96,000 decrease in accrued liabilities. At October 2, 2005, the Company had cash and cash equivalents of $588,000.

The increase of $336,000 in cash provided by operating activities from 2004 to 2005 was mainly due to a $323,000 decrease in cash used by discontinued operations.

In 2003, the Company converted $26.1 million of its payable to OSE to two one-year loans. $17.5 million of principal bears interest at 3.5% and $8.6 million of principal bears interest at 3%. The $17.5 million loan was originally due on June 26, 2004 and has been extended to December 25, 2005 with reduced interest at 3%. The $8.6 million was due on June 29, 2004 and has been extended to June 28, 2006. The Company does not believe that it will have the ability to settle the loans on the due dates either through its operations or through financing from banks or other third parties. If OSE does not renew the loans when they are due, the Company will not be able to continue its operations.

Without any debt facilities with a bank, the Company will require continued financial support from OSE to fulfill operating cash requirements. If OSE does not provide the Company with required cash, the Company may not be able to continue its operations. Currently, OSE is providing the Company with needed operating cash.

Risk Factors Affecting Operating Results

The Company’s operating results are affected by a wide variety of factors that could materially and adversely affect revenues, gross profit, operating income and liquidity. These factors include the Company’s ability to secure additional financing, the short term nature of its customers’ commitments, the timing and volume of orders relative to OSE’s and OSEP’s production capacity, long lead times for the manufacturing equipment required by OSE and OSEP, evolutions in the life cycles of customers’ products, timing of expenditures in anticipation of future orders, lack of a significant backlog, effectiveness of OSE’s and OSEP’s management of their production processes, changes in costs and availability of labor, raw materials and components, costs to obtain materials on an expedited basis, mix of orders filled, the impact of price competition on the Company’s average selling prices and changes in economic conditions. The occurrence or continuation of unfavorable changes in any of the preceding factors would adversely affect the Company’s business, financial condition and results of operation.

Risk of lack in funding for operations and credit facilities

If the Company cannot generate the cash for its ongoing operating expenses through operating cash flow and external financing activities, it may be materially adversely affected. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. The lack of a local debt facility will make the Company primarily dependent on the funding support from OSE. Inability to generate needed cash from operations or debt financing would have a material adverse effect on meeting the Company’s debt obligation and funding continued operations.

Risk related to dependence on OSE and OSEP factory capacity and capability

The Company’s operating revenue derives solely from commissions revenue generated from business solicited by OSEI in North America and passed to OSE and OSEP factories. If the factories cannot produce products satisfactory to the end customers due to lack in manufacturing technology or capacity constraint, the Company will not be able to retain the customers. Both OSE and OSEP are also serving customers located in other regions of the world. If OSE and OSEP have to allocate their factory resources to other customers, the sales volume to North American customers might decline with an adverse impact on the Company’s revenue.

Risk related to high fluctuation in the semiconductor industry

The semiconductor industry is comprised of different market segments based on device type and the end use of the device. Accordingly, within the semiconductor industry, demand for production in a particular segment may be subject to more significant fluctuations than demand in other segments. If any of the Company’s significant customers are in a segment which has experienced adverse market conditions, there could be an adverse effect on the Company’s business, financial condition and operating results. There can be no assurance that reduced demand, or the general economic conditions underlying such demand, will not continue to adversely affect the Company’s results of operation. Furthermore, the Company cannot assure that this reduced demand will not result in an additional and significant decline in the demand for products by the Company’s customers and a corresponding material adverse impact on the Company’s business, operating results and financial condition.

Risk from terrorist activities and other political conditions

The recent occurrence and threat of terrorist attacks and the consequences of sustained military action, has adversely affected the economic recovery in the United States and the rest of the world. Any continued decline of the worldwide semiconductor market or a significant decline in economic conditions in any significant geographic area would likely further decrease the overall demand for the Company’s products, which could have a material adverse effect.

Risk of losing technological and manufacturing expertise

The semiconductor packaging industry is continuously going through technological changes, which require increased technological and manufacturing expertise. If OSE and OSEP were behind in developing the required expertise or the introduction of new packaging technologies, or if there were a reduction in or shift away from the packages under development, such events could result in a material adverse effect on the Company’s business, financial condition and results of operation.

Risk related to political, economic, and military conditions in Taiwan

The Company could be significantly impacted by the political, economic and military conditions in Taiwan, where OSE’s operations are principally located. Taiwan and the People’s Republic of China are continuously engaged in political disputes. Such disputes may continue and even escalate, possibly resulting in economic embargo, a disruption in shipping or even military hostilities. Such events could severely harm the Company’s business by interrupting or delaying production or shipment of products, which OSEI distributes. Any activity of this nature, or even rumors of such activity, could severely and negatively impact the Company’s results of operation and financial position.

Risk related to recently enacted and proposed changes in securities laws and regulations

The Sarbanes-Oxley Act (“the Act”) of 2002 has required changes in some of our corporate governance and securities disclosure and/or compliance practices. As part of the Act’s requirements, the Securities and Exchange Commission and the Public Company Accounting Oversight Board created by the Act have promulgated new rules on a variety of subjects. These developments increase our accounting and legal compliance costs and could also expose us to additional liability. In addition, such developments may make retention and recruitment of qualified persons to serve on our board of directors or executive management more difficult. We continue to evaluate and monitor regulatory and legislative developments and cannot reliably estimate the timing or magnitude of all costs we may incur as a result of the Act or other related legislation or regulation. These increased costs are a significant factor in the Company’s decision to privatize. See Notes 1 and 9 to the Condensed Consolidated Financial Statements.

Risk related to geographical location

The Company’s facilities are located in California near major earthquake faults. In addition, some of the Company’s suppliers are located near earthquake sensitive areas. In the event of a major earthquake or other natural disaster near its facilities, the Company’s operations could be disrupted. Similarly, a major earthquake or other natural disaster near the Company’s suppliers, like the one that occurred in Taiwan in September 1999, could disrupt the operations of those suppliers, thus limiting the availability of products for the Company to distribute and harming the Company’s business.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no trading portfolio, and its only market risk sensitive asset is the three-year $500,000 note received from IPAC in connection with the sale of the Company’s manufacturing assets on September 8, 2003. The Company’s agreement requires that the Company assign the note to the Company’s landlord and that the note be secured by the purchaser; however, this assignment has not yet occurred, and the Company continues to hold the note as an asset, due to unresolved disputes among the parties. (See discussion of this transaction and the related dispute in Note 1 to the Financial Statements in Item 1.) Due to the uncertainty of the collection of this note and the unresolved dispute between the Company and the purchaser, the Company decided in 2004 to fully reserve the note. At the same time, the purchaser continues to make required payments of interest. Before December 2004, interest payments were paid directly to the Company’s landlord by the purchaser. Starting January 2005, interest payments were paid to the landlord through the Company. These interest payments have not been recorded as income to the Company. Under these circumstances, it is the Company’s belief that any market risk sensitivity attached to the note does not and will not affect the Company.

The Company has two principal interest-bearing liabilities: (1) approximately $26.1 million in loans from the Company’s parent OSE and (2) interest on unpaid dividends on the Company’s Series A and B Preferred Stock. The loans from OSET accrue at fixed rates with duration of less than one year. Upon renewal, these rates will be adjusted up if market interest rates increase at the time. Interest on unpaid dividends accrues interest at fixed rates and hence is not sensitive to market risk.

ITEM 4.	CONTROLS AND PROCEDURES

Our chief executive officer and our chief financial officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) as of the end of the period covered by this annual report, have concluded that as of that date, our disclosure controls and procedures were effective in ensuring that information required to be disclosed by us in this annual report is accumulated and communicated by our management, to allow timely decisions regarding required disclosure.

There were no significant changes in our internal controls during the period covered by this quarterly report that have materially affected, or are reasonably likely to materially affect, our internal controls.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

As previously reported, on June 28, 2004, the Company filed a complaint (OSE USA, Inc. v. Batinovich and Integrated Packaging Assembly Corporation, et al., Santa Clara County Superior Court Case No. 104CV022361) against Integrated Packaging Assembly Corporation (“IPAC”), the purchaser of the assets of the manufacturing segment of the Company on September 8, 2003. This action for money damages; specific performance; and declaratory, equitable, and injunctive relief arose out of defendants’ failure to provide an executed deed of trust securing IPAC’s $500,000 promissory note to the Company in conjunction with the sale of the Company’s manufacturing assets to IPAC in 2003. Defendants allege that the deed of trust was not executed or delivered because of OSE’s failure to turn certain assets over to IPAC pursuant to the asset purchase agreement. Although discovery has been propounded in the action, responses have been held in abeyance pending possible resolution. The parties have been engaging in settlement discussions to resolve the dispute.

On August 29, 2005, IPAC filed a cross-complaint alleging that (1) IPAC is a third-party beneficiary to agreements made between OSE and its former landlord obligating OSE to make certain repairs and improvements in premises leased to IPAC in the amount of $200,000 to $250,000, (2) OSE has expended to date only about $100,000 for such repairs and improvements, and (3) OSE is in breach of its contractual commitments made for the benefit of IPAC. On September 30, 2005, the Company filed a general denial to the cross-complaint alleging various affirmative defenses, including laches, unclean hands, estoppel, failure to mitigate, failure of consideration and the statute of limitations. The Company has previously reserved $250,000 with respect to its repair and improvement commitments made to its former landlord.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

The Company and OSE in August 2002 agreed to the rescission of approximately $1.6 million of cumulative dividends previously paid on the Series A and Series B Convertible Preferred Stock, in the form of 26,344,391 shares of the Company’s common Stock. As of the date of this filing, the Company was obligated to OSE for accrued but unpaid dividends and interest on unpaid dividends in the total amount of approximately $5.97 million. See Note 8 to the Condensed Financial Statements.

ITEM 6.	EXHIBITS

31.1	Certification by Chief Executive Officer pursuant to Section 302

31.2	Certification by Chief Accounting Officer pursuant to Section 302

32	Certification pursuant to Section 906

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSE USA, Inc.

Date: November 16, 2005	By:	/S/ EDMOND TSENG
Edmond Tseng Chief Executive Officer and Acting Chief Financial Officer

Date: November 16, 2005	By:	/S/ ELTON LI
Elton Li Corporate Controller and Chief Accounting Officer

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Edmond Tseng, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of OSE, USA, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial data; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 16, 2005	/s/ EDMOND TSENG
Edmond Tseng President, Chief Executive Officer and Acting Chief Financial Officer

Exhibit 31.2

CERTIFICATION OF CHIEF ACCOUNTING OFFICER

I, Elton Li, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of OSE USA, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based upon such evaluation; and

c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial data; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting;

Dated: November 16, 2005	/s/ ELTON LI
Elton Li Corporate Controller and Chief Accounting Officer

Exhibit 32

OSE USA, Inc.

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of OSE USA, Inc. (the “Company”) on Form 10-Q for the period ended October 2, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certify, pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of our knowledge, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 16, 2005	/S/ EDMOND TSENG
Edmond Tseng Chief Executive Officer and Acting Chief Financial Officer

Date: November 16, 2005	/S/ ELTON LI
Elton Li Corporate Controller and Chief Accounting Officer